                                                                       EXHIBIT C

================================================================================

                              BUSINESS VALUATION OF

                           AVERY COMMUNICATIONS, INC.

                         VALUED AS OF SEPTEMBER 30, 2002

                  - Appraisal Report Issued December 12, 2002 -

================================================================================


                                  Prepared for
                              Board of Directors of
                           Avery Communications, Inc.
                      c/o Mr. Thomas C. Ratchford, Director
                           Avery Communications, Inc.
                            190 South LaSalle Street
                                   Suite 1710
                                Chicago, IL 60603

                                   Prepared by
                  Fred H. Jahns, Director of Valuation Services
                        COMSTOCK VALUATION ADVISORS, INC.
                              129 W. Wesley Street
                                Wheaton, IL 60187
                                  630.462.9100


                                  Confidential

--------------------------------------------------------------------------------
                                 OPINION LETTER
--------------------------------------------------------------------------------



                                                    December 12, 2002


Board of Directors of
   Avery Communications, Inc.
c/o Mr. Thomas C. Ratchford, Director
Avery Communications, Inc.
190 South LaSalle Street
Suite 1710
Chicago, IL  60603

Dear Mr. Ratchford:

At your direction, ComStock Valuation Advisors, Inc. ("ComStock") has appraised the common stock of Avery Communications, Inc. ("Avery" or the "Company"). The purpose of the appraisal is to provide an opinion of the per share fair market value of a freely traded noncontrolling interest in the Company's common stock (the "Appraised Interest") as of September 30, 2002 ("Valuation Date"). We understand that the conclusions reached in this report will be used by the Board of Directors of Avery in connection with a contemplated purchase of fractional shares of Company stock traded in the Over-The-Counter Bulletin Board market. Our analysis was conducted for this purpose only and should not be used for any other purpose. Our opinion is rendered to the Board of Directors of Avery only and should not be relied on by any other person, group or entity.

Definition and Premise of Value

For purposes of this appraisal, fair market value has been defined as the price at which the [Appraised Interest] would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.
[Rev. Rul. 59-60, 1959-1 C.B. 237].

Fair market value has been estimated from the perspective of a hypothetical financial buyer versus a strategic or investment buyer who acquires the Appraised Interest to receive the benefit of specific synergies that are unique to that particular buyer.

Avery Communications, Inc.
  Board of Directors
December 12, 2002

Governing Standards

This appraisal was prepared in accordance with relevant standards and guidelines issued by The Appraisal Foundation1, The American Society of Appraisers2, and The Internal Revenue Service cited in its Revenue Ruling 59-60. Although this Revenue Ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered embody the operational characteristics that willing buyers and willing sellers consider in buying or selling stock in most closely held or thinly traded businesses.

General Valuation Approach and Information Utilized

We have visited the Company's corporate headquarters in Chicago, Illinois. Current interviews were conducted with senior management in Chicago, Illinois and in Northridge, California regarding the Company's historical development, current business status, and forecasted financial performance. We reviewed documents and other data needed to comply with the Uniform Standards of Professional Appraisal Practice as promulgated by The Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers. The following information was relied on in arriving at our overall value conclusion:

     o Avery Communications, Inc. SEC Form 10-Q for the period ended September 30, 2002;
     o Avery Communications, Inc. SEC Form 10-QA for the period ended June 30, 2002;
     o Avery Communications, Inc. SEC Form 10-KSB/A for the years ended December 31, 2001 and 2000;
     o Avery Communications, Inc. SEC Form 10-KSB40/A for the year ended December 31, 1999;
     o Interviews and communications with members of management regarding the current and projected performance of the Company;
     o Certificate of Incorporation of Avery Communicaions, Inc. and its predecessor corporations;
     o    Listing of common shares outstanding as of September 30, 2002;
     o    Listing of Avery fixed assets as of September 30, 2002;
     o Listing of preferred stock issues outstanding prepared by Avery management as of September 30, 2002 including annual dividend rate and common stock equivalent conversion rights;
     o Listing of stock options outstanding prepared by Avery management as of September 30, 2002;
     o Schedule of best case, expected case, and worst case expected future performance prepared by Avery management through December 31, 2006;
     o    Avery Communications, Inc. Organization Chart as of September 30,
          2002;
     o Historical financial statements for the selected guideline companies as extracted from the most recent CD Rom available to subscribers of Standard & Poor's Compustat(R) financial statement update service as of the Valuation Date; and

--------
1 Competency Provision, Standards 7, 9, 10, and related explanatory comments of the Uniform Standards of Professional Appraisal Practice.
2    Principles of Appraisal Practice and Code of Ethics.

Avery Communications, Inc.
  Board of Directors
December 12, 2002

     o Such other specific and industry data relating to the current and proposed operation of the Company as was supplied to us by the Company or made available to us from other sources.

Information from the following sources was also used in our valuation analysis:

     o    Cost of Capital Quarterly 2002 Yearbook, Ibbotson Associates, Chicago,
          IL;
     o Stocks, Bonds, Bills and Inflation: 2002 Yearbook, Ibbotson Associates, Chicago, IL; and
     o Other economic, industry, and Company specific information relating to the current and proposed operation of the Company as was supplied to us by the Company or made available to us from other sources referenced in the attached report.

We employed several different valuation methods in determining the fair market value of the Appraised Interest. The most relevant methods relied upon included the Capitalized Cash Flow Method, Discounted Cash Flow Method, and the Guideline Company Method. We also considered but did not rely on the Net Asset Value Method. The recommended value represents the midpoint of the narrow range of values indicated by the various methods relied upon.

Valuation Conclusion

Based on the investigation and analysis outlined above and on the appraisal techniques employed including the hypothetical forecast assumptions incorporated in the Discounted Cash Flow Method, it is our opinion that, as of September 30, 2002, the fair market value of Avery, Inc. common stock is reasonably stated as

                                 $1.27 per share
   (based on 1,206,794 total common and common equivalent shares outstanding)

The attached valuation report and exhibits further describe the analyses performed and conclusions reached during this appraisal. The attached statement of professional qualifications is an integral part of this valuation opinion.

Avery Communications, Inc.
  Board of Directors
December 12, 2002

                              TERMS AND CONDITIONS

Integrity of Data Supplied to ComStock

In our investigation, we have assumed, without independent verification, that the materials supplied by the officers of the Company and its representatives are accurate and complete and that financial data correctly reflects the results of the operations and financial condition of the Company for the periods indicated prepared in accordance with generally accepted accounting principles applied on a consistent basis. To the extent that we have also used public information and industry and statistical data from various sources, we deem this information to be reliable; however, we make no representation as to the accuracy or completeness of such information and have accepted such information without further verification.

The financial information provided by management indicated that the total outstanding interest bearing debt of the Company was $6,263,253 as of the Valuation Date.

Valuation Date and Information Utilized

The value of the Appraised Interest is being determined as of September 30, 2002. The relevant market data available to a knowledgeable investor as of this date was utilized in our valuation analysis. Financial statements audited by the Company's public accountant for the three calendar years ended December 31, 2001 and unaudited financial statements for the period ended September 30, 2002 were obtained from the Company. We have not separately audited the information reported on these statements nor have we appraised individual assets listed on the balance sheets.

Exposure to Environmental Liability or Litigation

Management and its advisors indicated that Avery does not have a current or future material financial exposure for environmental matters or other matters involving potential litigation.

Report Integration

This opinion is to be read in conjunction with the more detailed information and financial statements that appear in the following report. The following report and exhibits further describe the analyses performed and conclusions reached. The attached statement of contingent and limiting conditions and statement of professional qualifications is also an integral part of this valuation report.

Independence of Appraiser

Our fees for this service are not contingent upon the opinion expressed. Also, neither ComStock Valuation Advisors, Inc. nor any of its employees has a present or intended financial interest in the Company. This opinion has been prepared solely for the purposes specified above and should not be used for any other purpose. Our conclusions will constitute a valuation of the Appraised Interest

Avery Communications, Inc.
  Board of Directors
December 12, 2002

of the Company by ComStock Valuation Advisors, Inc. as an independent appraiser to meet the requirements Revenue Ruling 59-60 issued by the United States Internal Revenue Service.

Thank you for the opportunity to serve you in this matter.

Sincerely,
ComStock Valuation Advisors, Inc.


By:
    ---------------------------------------------------------------------------
         Fred H. Jahns, Director of Valuation Services
         Accredited Senior Appraiser of the American Society of Appraisers

                                 C O N T E N T S

                                                                       Page

OPINION LETTER ......................................................    i
OVERVIEW ............................................................    1
COMPANY PROFILE .....................................................    9
ECONOMIC AND INDUSTRY OUTLOOK .......................................   19
FINANCIAL PERFORMANCE ...............................................   35
SEARCH FOR GUIDELINE COMPANIES ......................................   43
VALUATION METHODS ...................................................   49
Capitalized Cash Flow Method ........................................   51
Discounted Cash Flow Method .........................................   58
Guideline Company Method ............................................   62
LIMITING CONDITIONS & APPRAISAL CERTIFICATION .......................   65

                         EXHIBITS

       Exhibit A:        Historical Operating Performance
       Exhibit B:        Ratio Comparisons With Guideline Companies
       Exhibit C:        Capitalized Cash Flow Method
       Exhibit D:        Discounted Cash Flow Method
       Exhibit E:        Guideline Company Method
       Exhibit F:        Stock Options
       Exhibit G:        Qualifications of Appraiser

                                    OVERVIEW

                                                                        Overview
--------------------------------------------------------------------------------

                                  INTRODUCTION

Business valuation involves making an assessment of projected future benefits accruing to an owner of a business interest under a given set of facts and circumstances at a particular point in time. If future performance could be predicted with absolute certainty, the value of a business interest could be determined objectively and with a great deal of accuracy. In practice, a business appraiser must make an informed decision based on a particular set of facts and circumstances at a particular point in time after considering the risks associated with the realities of an uncertain future.

The ongoing work of the business valuation profession has resulted in the development of generally accepted valuation methods to serve as tools for estimating the value of a business interest in an environment of uncertainty. This report will document our findings with regard to the Appraised Interest after considering the scope of our engagement, the nature and history of the business, the state of the economy and industry as of the Valuation Date, and the generally accepted business valuation tools prescribed by the business valuation profession.

This section presents a summary of our analysis of Avery and contains excerpts from the more detailed sections included in the following report. This overview is to be read in conjunction with the more detailed information and financial statements that appear in the following report.

                       SUMMARY DESCRIPTION OF THE BUSINESS

Avery Communications, Inc. is a Delaware C Corporation that operates two lines of telecommunications service businesses. Through its operating subsidiaries, HBS Billing Services Company and ACI Billing Services, Inc., Avery provides billing and collection services for inter-exchange carriers and long-distance resellers, and through its operating subsidiary, Aelix, Inc., Avery provides intelligent message communication services to the travel, hospitality and trucking sectors.

                           ECONOMIC & INDUSTRY SUMMARY

National Economic Conditions

Although there is a consensus among economists that the U.S. economy is in recovery mode, many believe that the recovery will be mild due to the uncertainty surrounding U.S. international relations. In past postwar recoveries, real GDP increased about six percent on average during the first four quarters of the recovery. However, the current recovery is expected to see more moderate GDP growth of about three percent for 2002. 2003 should see a slight pickup, with analysts estimating GDP growth approximately 3.6 to 3.8 percent.

Inflation is expected to remain low for the next couple of years, coming in near the 1.1-to-1.6 range for 2002 and increasing slightly in 2003. This should allow interest rates to remain relatively low; most economists expect that the Federal Reserve will impose a modest rate hike by the summer of 2003.

Industry Conditions

Local telephone companies provide basic telephone services such as bringing telephone access lines into homes, hooking up new customers and servicing local lines and equipment. Local providers are generally divided into two groups - ILECs, those who existed before the breakup of AT&T, and CLECs, new companies that emerged after the divestiture of AT&T.

                                                                        Overview
--------------------------------------------------------------------------------

The local telephone market faces challenges on a number of fronts. New technologies such as wireless phones, PDAs, instant messaging and cable modems are tapping into the LECs' market share. According to industry estimates, these new technologies now account for 10 to 15 percent of communications that would have traveled over local telephone lines just two or three years ago. Analysts expect that percentage to grow over time.

Many incumbent local operators cut staff and expenses in 2001 in response to lower demand. Those cutbacks are expected to help local carriers strengthen their balance sheets through 2002 and into 2003. Analysts look for EBITDA growth for local carriers in the mid-single digits. CLECs, however, are likely to face continued challenges in the short term, with bankruptcies and restructurings expected to continue as the industry consolidates.

                           FINANCIAL ANALYSIS SUMMARY

Based on a relative comparison to the selected guideline companies, Avery is smaller, much more highly leveraged, and exposed to a greater financial risk than the guideline company group. Avery also lags the guideline company group significantly in terms of recent and historical growth, profitability, and asset productivity making Avery a much less attractive investment opportunity than the companies included in the guideline company group.

                      SUMMARY OF VALUES BY VALUATION METHOD

We selected our estimate of fair value from a narrow range of values indicated by the most relevant valuation methods. These included the Capitalized Cash Flow Method, the Discounted Cash Flow Method, the Merger & Acquisition Method and the Guideline Company Method. The Net Asset Value Method was also utilized to consider the extent of goodwill incorporated in our valuation conclusion. The following table summarizes total equity values by valuation method calculated on a controlling interest basis as of the Valuation Date:

                           Avery Communications, Inc.
                      Indicated Values by Valuation Method
                            As of September 30, 2002

Indicated Equity Values Before Effect of Preferred
Stock and Stock Options:

Capitalized Cash Flow Method                            C       $5,860,000
Discounted Cash Flow Method                             D       $6,150,000
Guideline Company Method                                E       $5,870,000
                                                                ----------
Selected Equity Value Before Effect of Preferred Stock
and Stock Options (Average)                                     $5,960,000
                                                                ----------

The selected value represents the average of the narrow range of values indicated by the most relevant valuation methods listed in the table above. A brief description of each valuation method is provided below. More detailed descriptions of the methods are contained in the following report.

                                                                        Overview
--------------------------------------------------------------------------------

                   Summary of Most Relevant Valuation Methods

Capitalized Cash Flow Method

The Capitalized Cash Flow Method relies on an estimate of the projected future earnings capacity of the Company to estimate value. The Company's historical performance is examined and adjusted for items that are nonrecurring or extraordinary in nature, those items that are not expected to impact the future operations of the Company, and those that a controlling interest shareholder would reasonably expect to consider. An average of the adjusted historical performance is then calculated to provide a normalized estimate of the future earnings capacity of the Company. Normalized earnings are then adjusted for marginal working capital requirements and net investment in fixed assets to determine the normalized level of cash flow for the Company.

Normalized cash flow was multiplied by a capitalization factor derived from the Company's market-based weighted average cost of capital and expected growth to produce a value of total invested capital (debt plus equity) on a noncontrolling interest basis. Deductions were then applied for the current market value of the Company's debt to produce a freely traded value of $5,860,000 before considering the effect of preferred stock and stock options.

Discounted Cash Flow Method

The price of a security is a function of an investor's perception of the expected future cash flow generated by an investment given alternative investments of comparable risk. Because the Discounted Cash Flow (DCF) Method uses projected financial performance and risk-adjusted discount rates to estimate value, it can be an extremely effective valuation tool when properly applied.

We examined management's best case, expected case, and worst case five-year cash flow forecasts for Avery. Annual cash flows presented in the expected case were discounted to their present value using a risk-adjusted discount rate. A residual value was also computed and discounted to its present value using an assumption of constant revenue growth at the end of the forecast period. The present value of the forecasted cash flow stream was combined with the present value of the residual value to produce a value of total invested capital (debt plus equity). This level of total invested capital can be viewed as either a controlling interest value or noncontrolling interest value depending on the assumptions included in the underlying cash flow projections. In the case of Avery, the cash flow forecast did not incorporate earnings adjustments that might be imposed by a controlling interest shareholder. Therefore, the initial indicated value calculated using the DCF Method was considered to be a noncontrolling interest value. Next, interest-bearing debt was subtracted to produce an indicated equity value of $6,150,000 before considering the effect of preferred stock and stock options.

Guideline Company Method

The Guideline Company Method uses pricing multiples developed from publicly traded stocks of similar businesses to estimate value. We applied this method by selecting a group of guideline companies and computing pricing multiples that were then applied to appropriate financial data for Avery, creating an array of values on a marketable controlling interest basis. Earnings were examined on both a pre-interest (unleveraged) and after-interest (leveraged) basis to capture differences in value that existed due to alternative capital structures of the publicly traded companies.

                                                                        Overview
--------------------------------------------------------------------------------

         Unleveraged Pricing Multiples
         The numerator for all unleveraged pricing multiples was the current market value of total invested capital (debt plus equity) for the guideline companies. Because total invested capital includes the outstanding debt, the resulting pricing multiples when applied to Avery, produced a market-based estimate of both equity plus debt. The denominators for the pricing multiples were 1) revenues; 2) earnings before interest and taxes ("EBIT"); and 3) earnings before interest, taxes, depreciation & amortization ("EBITDA").

         Leveraged Pricing Multiples
         The numerator for all leveraged pricing multiples was the current market value of common equity for the guideline companies. Avery's debt must be added to this equity value to produce a value of total invested capital that is comparable to that obtained using the unleveraged pricing multiples. The denominator for the leveraged pricing multiples was adjusted net income.

The values indicated after applying the guideline company price multiples produced a marketable or freely traded noncontrolling interest value for Avery. For leveraged value indicators, the value of Avery's debt was added to produce an indicated value of Avery total invested capital for consistent comparison with the value indicated by unleveraged price multiples. Avery's total invested capital was estimated by taking the median of the array of values indicated by the leveraged and unleveraged pricing multiples. Next, interest-bearing debt was subtracted to produce an indicated equity value of $5,870,000 before considering the effect of preferred stock and stock options.

Net Asset Value Method

Avery was appraised as a going concern operating entity versus an asset intensive business or a business in liquidation. The Net Asset Value Method considers the value of net tangible assets of the business and does not incorporate the future earnings capacity of the business, therefore, this method was not relied on in arriving at our final valuation conclusion.

Exhibit A-2 indicates that Avery had $5.6 million in intangible assets represented by goodwill as of the Valuation Date. Assuming the remainder of the net tangible assets, liabilities and preferred stock of the Company represent reasonable market value estimates, the net equity of the Company was negative $12.6 million as of the Valuation Date.

                                 Other Issues

Convertible Preferred Stock

As presented in the Company Profile section of this report, the Company had several series of convertible preferred stock outstanding with a stated combined annual dividend of $492,767 as of the Valuation Date. ComStock assumed the preferred stock would not be converted in shares of common stock unless the estimated per share value of common stock exceeded the conversion price for the respective preferred stock issue. Based on the results of the valuation methods summarized above, none of the preferred stock shares were assumed to be converted.

The fair market value of the preferred stock was estimated by capitalizing the combined annual dividend by a representative market rate of return. The representative market rate of return was

                                                                        Overview
--------------------------------------------------------------------------------

estimated by examining convertible preferred stocks rated by Standard & Poor's as B or CCC (preferred stocks regarded, on balance, as speculative with respect to the issue's capacity to pay preferred stock obligations) for those preferred stocks having reported yields./3/ The average yield of the qualifying preferred stocks was computed to be 10 percent and the median yield was computed to be
10.1 percent; therefore, a 10 percent yield was utilized as a reasonable estimate of the market rate of return on Avery preferred stock. Capitalizing the combined annual dividend of $492,767 by the 10 percent market rate of return produced an indicated fair market value of $4,927,670 for the Avery preferred stock on a freely traded basis. A ten percent discount for lack of marketability was then applied to adjust for the fact that the Avery preferred stock is not freely traded in an active public stock exchange to produce an estimated fair market value for the Avery preferred stock of $4,434,903.

The estimated fair market value of Avery preferred stock was deducted from the indicated value of total invested capital of $5,983,333 as shown in the table presented earlier before adjusting for the effects of outstanding stock options and arriving at an indicated equity value for the Company.

Stock Options

As presented in the Company Profile section of this report and in Exhibit F, Avery had stock options outstanding representing 199,664 common equivalent shares of stock. Avery stock options that had exercise prices less than the estimated per share value of Avery common stock ("in-the-money options") were assumed to be exercised as of the Valuation Date. Stock options that had exercise prices greater than the estimated value of Avery common stock ("out-of-the-money options") were assumed to be acquired by Avery at their estimated fair market value calculated using the Modified Black-Scholes Option Pricing Method.

In-The-Money Options
As shown in Exhibit F-1, Avery had in-the-money stock options representing 158,750 common equivalent shares of stock as of the Valuation Date. These options had an exercise price of $0.71 per share and had a ten-year term beginning with the date of grant during the quarter ended December 31, 2001. We adjusted for the effect of the in-the-money options by assuming the options would be held until 95 percent of their term had expired. This treatment affected the valuation in the following manner:

         1) The present value calculation for proceeds from assumed exercise of in-the-money options produced a value of $31,000 (see Exhibit F-2). This value has been added to the estimated freely traded noncontrolling interest value of Avery equity available to common equity shareholders in arriving at our overall fair market value per share conclusion.

         2) The outstanding common stock of Avery was increased by 158,750 common equivalent shares issued in connection with the assumed exercise of granted options.

_____________________
3 Standard & Poor's Stock Guide, (New York: Standard & Poor's Publishers, November 2002), pgs. 6-215.

                                                                        Overview
--------------------------------------------------------------------------------

Out-Of-The-Money Employee Options
Avery had out-of-the-money stock options representing a total of 40,914 common equivalent shares of stock outstanding as of the Valuation Date. The out-of-the-money options were granted at various dates from 1997 to 2000 and were issued with either five or ten year terms. Exercise prices ranged from $12.00 per share to $21.50 per share. We utilized the Black-Scholes Option Pricing Model (as modified for American Options) to estimate the fair market value of out-of-the-money options. Out-of-the-money options were then assumed to be purchased by the Company at their aggregate fair market value and the related option shares were excluded from the outstanding shares of the Company in arriving at our final opinion of value.

Our application of the Black-Scholes model assumed these options would be held until 95 percent of their respective terms had expired. We utilized a continuously compounded risk-free interest rate assumption derived from the U.S. government treasury rates published in the Federal Reserve statistical release as of the Valuation Date for treasury securities having terms closest to the remaining term of the respective option. Volatility assumptions ranging from 61 percent to 79 percent were computed from average weekly price changes observed for the selected guideline companies for periods equal to the remaining term of the option (or closest available period depending on availability of stock prices).

Based on our application of the Black-Scholes Option Pricing Model as described, we estimated the total fair market value of out-of-the-money options to be $1,790. This value has been subtracted from the equity value available to common equity shareholders estimated using the valuation methods discussed above and the related common equivalent shares of Avery common stock has been excluded from the outstanding common stock of the Company in calculating the final per share fair market value estimate for the Stock.

Present Value of NOL Tax Benefits

As of the Valuation Date, Avery had approximately $2.1 million in net operating loss ("NOL") carryforwards that could be used to reduce future taxable income. The Discounted Cash Flow Method shown in Exhibit D considered the effect of these carryforwards in arriving at a net present value of future cash flows. However, the present value of expected tax benefits associated with the NOL carryforwards must be added to the initial values indicated by the Capitalized Cash Flow Method and the Guideline Company Method since these methods do not incorporate explicit expected future cash flows. As shown in the following table, we estimated that the present value of future tax savings attributed to the NOL carryforwards to be $583,400 using the projected performance shown in the Discounted Cash Flow Method.

                                 Projected    Projected   Projected  Projected  Projected
                                  Dec-02       Dec-03       Dec-04    Dec-05     Dec-06
                                 --------------------------------------------------------
Income taxes saved due to NOL    $ 32,223     $  8,722   $301,774   $494,568  $ 22,787


Periods                             0.130        1.130      2,130      3.130     4.130
Discounts rate (WACC)               15.90%       15.90%     15.90%     15.90%    15.90%
                                 --------------------------------------------------------
Present value factor              0.98100      0.84642    0.73030    0.63011   0.54367
                                 --------------------------------------------------------
Present value of tax savings     $ 31,611     $  7,382   $220,386   $311,632  $ 12,389
                                 ========================================================
Total                            $583,400
                                 ========

                                                                        Overview
--------------------------------------------------------------------------------

The following schedule incorporates the effect of preferred stock and stock options into our overall fair market value per share conclusion:

Selected Equiy Value Before Effet of Preferred Stock
and Stock Options (Average)                                                     $5,960,000
                                                                               -----------
Less estimated fair market value of out-of-the-money preferred stock           ($4,434,903)
Plus proceeds from conversion of in-the-money preferred stock                            -
                                                                               -----------
  Net effect of preferred stock                                                ($4,434,903)

Indicated value of equity before effect of stock options                        $1,525,097

Less indicated value of out-of-the money options                                    (1,765)
Plus proceeds from exercise of in-the-money options                                 31,000
                                                                               -----------
  Net effect of stock options                                                   $   29,235
                                                                               -----------
Estimate Fair Market Value of Total Equity                                      $1,526,862
                                                                               ===========

Common Shares Outstanding                                                        1,048,044
In-the-money preferred shares                                                            -
In-the-money option shares                                                         158,750
                                                                               -----------
  Total common and common equivalent shares                                      1,206,794
                                                                               ===========

Estimated Fair Market Value per Share                                                $1.27

A more detailed description of our qualitative and quantitative analyses is presented in the remainder of this report.

                          Fair Market Value Conclusion

Based on the investigation and analysis outlined above and on the appraisal techniques employed including the hypothetical forecast assumptions incorporated in the Discounted Cash Flow Method, it is our opinion that, as of September 30, 2002, the fair market value of Avery, Inc. common stock is reasonably stated as

                                 $1.27 per share

   (based on 1,206,794 total common and common equivalent shares outstanding))

                                 COMPANY PROFILE

                                                                 Company Profile
--------------------------------------------------------------------------------

The following observations were made based on a review of Company information and based on interviews with the officers and senior managers listed below during a site visit on January 10, 2002.

General

Avery is a telecommunications service company that operates two lines of business. Through its operating subsidiaries, HBS Billing Services Company and ACI Billing Services, Inc., Avery provides billing and collection services for inter-exchange carriers and long-distance resellers, and through its operating subsidiary, Aelix, Inc., Avery provides intelligent message communication services to the travel, hospitality and trucking sectors. As of the Valuation Date, the billing services segment was responsible for approximately 95 percent of the total gross margin of the Company.

The Avery corporate headquarters is located in Chicago, Illinois. The clearinghouse and intelligent message communication services operating divisions are located in Northridge, California. All facilities are leased from unrelated third parties.

                  Local Exchange Carrier Clearinghouse Business

The local exchange carrier billing business consists of HBS Billing Services Company and ACI Billing Services, Inc. Both businesses are third-party billing clearinghouses for the telecommunications industry. Local exchange carrier clearinghouse business customers consist primarily of direct dial long distance telephone companies. These businesses maintain billing arrangements with approximately 1,300 telephone companies that provide access lines to, and collect for services from, end-users of telecommunication services and process transaction records and collect the related end-user charges from these telephone companies for their customers.

The local exchange carrier clearinghouse business customers use Avery as a billing clearinghouse for processing records generated by their end-users. Although such carriers can bill end-users directly, the local exchange carrier clearinghouse business provides these carriers with a cost-effective means of billing and collecting residential and small commercial accounts.

The local exchange carrier clearinghouse business acts as an aggregator of telephone call records and other transactions from various sources, and, due to its large volume, receives discounted billing costs from the telephone companies and can pass on these discounts to its customers. Additionally, this line of business can provide its services to those long distance resellers that would otherwise not be able to make the investments necessary to meet the minimum fees, systems, infrastructure and volume commitments required to establish and maintain relationships with the telephone companies.

Clearinghouse customers are obligated to pay minimum charges that vary depending on the total expected sales volume. Minimum usage for significant contracts maintained by Avery as of December 31, 2001 totaled $4.3 million through 2005. Total revenues from all clearinghouse business under contract as of January 2002 was approximately $26.6 million. The billing and collection agreements do not provide for penalties other than payment of the minimum obligation should the usage levels not be met. This line of business has met all such volume commitments in the past and anticipates exceeding the minimum usage volumes with all of these vendors.

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                                                                 Company Profile
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Billing Process

Avery's clearinghouse customers submit electronic telephone call record data in batches typically in weekly intervals. Using its proprietary software, Avery sets up an account receivable for each batch of call records and submits the relevant billable telephone call records and other transactions to the appropriate local telephone company for billing and collection. Avery also monitors and tracks each account receivable by customer and by batch throughout the billing and collection process.

The local telephone companies include the charges for Avery's clearinghouse customers in their monthly local telephone bills, collect the payments and remits the collected funds to Avery.

The complete cycle can take up to 18 months from the time the records are submitted for billing until all bad debt reserves are "trued up' with actual bad debt experience. However, the billing and collection agreements provide for the local telephone companies to purchase the accounts receivable, with recourse, within a 42- to 90-day period. The payment cycle from the time call records are transmitted to the local telephone companies to the initial receipt of funds by the local exchange carrier clearinghouse business is, on average, approximately 50 days.

The local exchange carrier clearinghouse business accrues for end-user customer service refunds, holdback reserves and certain adjustments charged to it by the local telephone companies. Avery reviews the activity of its customer base to detect potential losses. If there is uncertainty with respect to an account in an amount which exceeds its holdback reserve, Avery can discontinue paying the customer in order to hold funds to cover future end-user customer service refunds, bad debt and unbillable adjustments. If a customer discontinues doing business with the local exchange carrier clearinghouse operation and there are insufficient funds being held to cover future refunds and adjustments, the only recourse is through legal action.

Avery's clearinghouse business processes the tax records associated with each customer's submitted telephone call records and other transactions and files certain federal excise and state and local telecommunications-related tax returns covering such records and transactions for its customers. The business currently submits state and local tax returns for its customers in over 500 taxing jurisdictions.

The local exchange carrier clearinghouse business's operating revenues consist of a processing fee that is assessed to customers either as a fee charged for each telephone call record or other transaction processed, and a customer service inquiry fee that is assessed to customers as a fee charged for each billing inquiry made by end-users. Any fees charged to the operation by local telephone companies for billing and collection services are also included in revenues and are passed through to the customer.

Customers

The local exchange carrier clearinghouse business provides billing and information management services to the following categories of telecommunications services providers:

     . Inter-exchange Carriers or Long Distance Companies: Facilities-based carriers that possess their own telecommunications switching equipment and networks and that provide traditional land line direct dial telecommunications services.

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     .    Switchless Resellers: Marketing organizations, affinity groups, and aggregator operations that buy direct dial long distance services in volume at wholesale rates from a facilities-based long distance company and sell it back to individual customers at market rates.

     . Information Providers: Companies that provide various forms of information or voice mail services to subscribers.

     . Other customers include suppliers of various forms of telecommunications equipment, Internet services and paging companies.

The Company's largest customer in 2001 and 2000 was PT-1 Communications, Inc. ("PT-1"), a telecommunications reseller, which accounted for 47 percent and 48 percent of total revenue in 2001 and 2000, respectively. Since March 9, 2001, PT-1 has been operating under Chapter 11 of the U.S. Bankruptcy Code in connection with the reorganization of its parent company. The bankruptcy filing has not had a material adverse effect on the Company's relationship with PT-1.

The Company had no other customers in 2001 whose business accounted for more than 10 percent of total revenue. In 2000, there was one other customer whose business accounted for more than 10 percent of total revenue. That customer, Tel-Save, provided 23 percent of the Company's revenue.

Competition

The local exchange carrier clearinghouse business operates in a highly competitive segment of the telecommunications industry. Competition among the clearinghouses is based on the quality of information reporting, program flexibility, collection history, the speed of collections, the price of services and availability of an advanced funding program. All other third-party clearinghouses are either privately held or are part of a larger parent company. Management believes that Billing Concepts Corp. is presently the largest participant in the third-party clearinghouse industry in the United States, followed by us. Billing Concepts has greater name recognition than HBS Billing Services and ACI Billing Services, and has, or has access to, substantially greater financial and personnel resources than those available to us.

Insurance

Avery does not maintain errors and omissions insurance for its local exchange carrier clearinghouse business.

Employees

At December 31, 2001, the clearinghouse segment of the business had 71 full-time employees, including eight executive officers, four sales and marketing personnel, seven technical and operations personnel, 24 accounting, administrative and support personnel, and 28 customer service representatives and related support personnel. These employees are not represented by a union.

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                   Intelligent Message Communication Services

Through its subsidiary, Aelix, Inc., which was acquired on November 20, 2001, Avery provides intelligent message communications services to enterprises, notably in the travel, hospitality and trucking sectors. These services enable secure, real time, bi-directional communications between companies and their customers or other parties through a number of different media and devices worldwide.

Message Delivery and Notification Services for Large Commercial Enterprises

Aelix markets its products and services to companies that routinely deliver time-critical information to a large number of customers, employees or other parties with a primary focus on large commercial enterprises. Aelix specializes in pro-active message services designed to enhance customer service functions. Examples of the types of services offered are as follows:

     .    confirm ticket reservations;

     .    confirm hotel reservations; and

     .    broadcast information to large number of people.

     . design solutions intended to meet requirements for communication via wireline, wireless, Internet, PC or personal digital assistant devices.

Competition

The electronic message delivery industry is new and rapidly evolving, and there is no dominant competitor. Competition is expected to intensify as the market grows.

Government Regulation

There are few current laws and regulations that apply specifically to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, however, it is possible that laws and regulations with respect to the Internet may be adopted at federal, state, provincial and even local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Such future regulations may have a material adverse effect on this business.

The growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. Avery's performance could suffer if it becomes subject to claims that it has violated any laws, even if such claims can be successfully defended. Moreover, new laws that impose new restrictions or increase the costs of doing business could threaten the expected performance of the business.

The electronic message delivery business is not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. In the future, however, Avery may become subject to regulation by the

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                                                                 Company Profile
--------------------------------------------------------------------------------

FCC or another regulatory agency. This business could suffer depending on the extent to which activities are regulated.

Employees

In conjunction with the acquisition of this business on November 20, 2001, 10 people were transferred to the ACI Billing Services facility in Northridge, California. These employees are working on projects in both the local exchange carrier clearinghouse business and in the intelligent message delivery services business. None of these employees are represented by a union.

Management

Patrick J. Haynes, III has served as a director and Chairman of the Board of Avery since November 1995. Mr. Haynes was elected President and Chief Executive Officer of Avery in July 1998, and served in such capacity until December 1, 1998. On May 5, 2000, Mr. Haynes was re-elected as President and Chief Executive Officer of Avery. In 1992, Mr. Haynes founded and became President of American Communications Services, Inc., a start-up, fiber optic, competitive access provider telephone company now known as e.spire Communications, Inc. Mr. Haynes directed development of the strategic plan, put management in place and operated the company on a day-to-day basis for 18 months. He also advised and consulted in connection with the placement of $52 million in equity and $81 million in debt. Mr. Haynes is the Senior Managing Director of the Thurston Group, Inc., a private merchant bank in Chicago. Mr. Haynes and Russell T. Stern, Jr. founded the Thurston Group in 1987. Previously, Mr. Haynes was associated with Merrill Lynch, Oppenheimer & Company, and Lehman Brothers as an investment banker.

Michael J. Labedz has served as a director and Executive Vice President and Chief Operating Officer of Avery since January 2002. Mr. Labedz has also served as President of ACI Billing Services, Inc., a wholly owned subsidiary of Avery, since December 2000. Mr. Labedz has been employed by the Thurston Group, Inc., a private merchant bank in Chicago since 1998. Previously, he was Vice President of Operations and Chief Financial Officer for a computer services company controlled by Michael Milken's Knowledge Universe and a management consultant with Deloitte Consulting L.P.

Thomas C. Ratchford has served as a director and Vice President, Chief Financial Officer, Secretary and Treasurer of Avery since January 2002. Prior to joining Avery in November 2001, Mr. Ratchford was the Chief Financial Officer of Qorus.com, Inc. from October 2000. From 1999 to 2000, Mr. Ratchford was the Director of Finance for the Highway Safety Division of Avery Dennison Corporation. From 1993 to 1999, Mr. Ratchford was the Chief Financial Officer of Stimsonite Corporation, a publicly held manufacturer of highway safety products, which was purchased by Avery Dennisson Corporation in 1999.

Harvey M. Berg joined ACI in 2002 after it acquired certain customers and assets from OAN Services. Mr. Berg founded OAN in 1987 and served as its president and COO during most of the intervening time period. He was also a Regional Vice President with Electronic Data Systems' Communications Group during the six-year period that EDS owned OAN. During this tenure with EDS, he was responsible for the small and medium-sized local and interexchange carrier marketplace. Mr. Berg, who is also a CPA, has been working in the communications industry since 1980.

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                                                                 Company Profile
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Wesley Waite, Sr., joined Aelix in January 2000 as Chief Operating Officer.
Between 1999 and 2000, Mr. Waite was Vice President of Operations for Southern European Communications Corporation. From 1998 to 1999, he was Vice President of Operations for MilleCom, Inc., a multinational telecommunications company, where he oversaw the development and implementation of telephone infrastructures, functionality and operations. From 1995 to 1998, Mr. Waite was COO of Nusantara Communications, where he was responsible for the development of the Advanced Telephone System, the operational development of Nusantara's manufacturing facility in Indonesia and their marketing efforts in Poland. From 1989 to 1995, Mr. Waite was Director of Field Operations for McCaw Cellular Communications where he was a part of the national deployment of the first cellular digital packet data (CDPD) network and the UPS cellular circuit switched data network.

Board of Directors

The following table sets forth certain information with respect to the directors and executive officers of Avery.


     Name                               Age      Position
     ----                               ---      --------
     Patrick J. Haynes, III             52       Director, Chairman of the Board, President and
     Chief Executive Officer
     Michael J. Labedz                  36       Director, Executive Vice President and
     Chief Operating Officer
     Thomas C. Ratchford                53       Director, Vice President, Chief Financial Officer,
     Secretary and Treasurer
     Norman M. Phipps                   41       Director
     J. Alan Lindauer                   62       Director
     Robert T. Isham, Jr.               49       Director
     Adm. Leighton W. Smith             62       Director

Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

Stock Ownership

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $0.01 per share. As of the Valuation Date there were 1,048,044 shares of common stock issued and outstanding. The Company also had seven series' of convertible preferred stock outstanding as of the Valuation Date. In total, the seven series of preferred stock were potentially convertible into 695,049 shares of common stock as summarized in the following table:

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                                                                 Company Profile
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
                                                                                                Conversion      Common
                                                                                                Price Per       Share
                        Par     Liquidating                      Issued &        Annual          Common       Conversion
                       value       Value        Authorized      Outstanding     Dividend         Share        Equivalents
                       -----    -----------     ----------      -----------     --------        ----------    -----------
Redeemable Preferred
Series A               $0.01       $1.00          391,667         391,667       $ 39,167          $12.00         32,639
Series B               $0.01       $1.00          390,000         390,000         46,800          $ 4.80         81,250
Series C               $0.01       $1.00           40,000          40,000          4,800          $12.00          3,333
Series D               $0.01       $1.00        1,500,000       1,500,000        150,000          $ 9.00        156,251
                                                                               ---------                       --------
                                                                                $240,767                        273,473
                                                                               ---------                       --------
Preferred Stock
Series G               $0.01       $0.01        2,150,493       1,140,126                         $ 7.17        159,076
Series H               $0.01       $1.00        1,600,000       1,600,000        192,000          $ 8.00        200,000
Series I               $0.01       $1.00          500,000         500,000         60,000          $ 8.00         62,500
                                                                               ---------                       --------
                                                                                $252,000                        421,576
                                                                               ---------                       --------

Total                                                                           $492,767                        695,049
                                                                               =========                       ========

The Company also had stock options outstanding representing a potential total dilution of 199,664 shares of common stock if all stock options were exercised. The options were granted during various dates for terms of five years and ten years and are exercisable at various prices. The following table presents a summary of the stock options outstanding as of the Valuation Date.

     Option Term (Years)                       5         5        10         5       10         10
   Gnntud During Quarter Ended            12/31/97  06/30/98  12/31/99  12/31/99 03/31/00   12/31/01     Total
                                          ----------------------------------------------------------------------
   Option Exercise Price                  $ 12.00    $21.50    $13.00    $13.00   $20.00     $   0.71
   Options Outstanding as of Sep 30, 2002  25,000     6,250     2,500     4,664    2,500      158,750   199,664

Strengths And Opportunities

The following strengths and opportunities were identified for the Company:

     . Management believes that the proprietary clearinghouse system developed by Avery is very flexible and adaptive to the unique requirements of a given customer. The system also allows Avery to process multiple carrier indication codes throughout the billing chain.

     . Avery offers its customers a full array of billing options including turnkey clearinghouse services and unbundled billing services for customers seeking to perform their own direct billing.

     . AT&T has decided to exit the billing side of the business effective December 31, 2002. This has created opportunities for Avery to acquire experienced staff and develop new business, especially in the area of support services for the "900" call segment of the market.

     . Aelix specializes in providing proprietary solutions designed to meet the unique needs of each customer. This segment of the Company leverages "off-the-shelf" technology to provide these solutions as an out-sourced resource, retaining accountability to meet a defined service level. Solutions are designed to meet requirements for communication via wireline, wireless, Internet, PC or personal digital assistant devices.

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     .    The Company has the physical and systems capacity to handle a significant increase in near-term activity without significant outlays for fixed capital expenditures.

Risks And Challenges

The following risks and challenges were identified for the Company:

     . The deregulation of the telecommunications industry caused an initial surge in the number of competitive local exchange carriers entering the market. Traditional local exchange carriers responded to this increased competition by lowering selected end-user rates and increasing wholesale service charges. The increase in wholesale service charges caused a reduction in available profit margins and produced a shakeout of potential customers for Avery's clearinghouse business. Accordingly, the prospects for significant future growth in the segment of the telecommunications industry served by Avery are most likely going to be derived from the acquisition of other telecommunication services providers. A successful acquisition program will depend on the ability of Avery to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other potential acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Avery has limited resources and offers no assurance that it will succeed in consummating any additional acquisitions or that it will be able to integrate and manage any acquisitions successfully.

     . The local exchange carrier clearinghouse business operated by Avery is largely dependent on one customer that accounted for approximately 55 percent of its call records processed in 2001. The loss of this customer would materially and adversely affect our results of its operations. This customer filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in connection with the reorganization of its parent company. As of the Valuation Date, the filing had not materially affected the business relationship with this customer, and, based upon conversations between the managements of the two companies, no material adverse affect in the relationship with this company was expected in the immediate future.

     . Avery's major competitor in the local exchange carrier billing clearinghouse industry is Billing Concepts Corp. Competition among the local exchange carrier billing clearinghouses is based on the quality of information reporting, collection history, the speed of collections, the ability to factor a long-distance reseller's accounts, and the price of services. This competitor has greater name recognition and has, or has access to, substantially greater financial and personnel resources than those available to Avery.

     . The success of Avery's business to date has been largely attributable to contracts with the regional Bell operating companies, Sprint, GTE and other local exchange carriers. This permits Avery to bill for telecommunications services provided by its customers throughout the United States. If the local exchange carriers were not to renew these existing contracts, or were to terminate the contracts, Avery's ability to bill on behalf of its customers on a nation-wide basis could be adversely affected. While Avery had not received notice of any

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          local exchange carriers' intention to refuse renewal or to terminate its contracts with Avery, periodic publicity about unauthorized transfers of consumers' long-distance carriers or unauthorized charges on consumers' local phone bills elevates the visibility of third-party billing through local exchange carriers.

     . If the local exchange carriers were to increase the service charges payable by Avery's customers, it could cause customers' operations to become less profitable or not profitable. This could result in Avery's customers seeking alternative billing arrangements such as billing directly for their services and bypassing clearinghouse operations.

     . Holders of Avery preferred stock are entitled to preferential quarterly dividends before any common stock dividends are declared or paid. As discussed above, the amount of the preferred dividends is presently approximately $493,000 annually. Upon liquidation, dissolution or winding-up, holders of Avery preferred stock are each entitled to receive a liquidation distribution, plus any accumulated dividends to date before the holders of common stock receive any distributions.

                          ECONOMIC AND INDUSTRY OUTLOOK

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                                                     Economic & Industry Outlook
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                        National Economic Conditions/4/

In order to understand the economic conditions as of the Valuation Date, we chose to concentrate on the recent general economic outlook. In our research, we have considered such sources as the current issue of Standard & Poor's Trends and Projections, the Economic Indicators prepared for the Joint Economic Committee by the Council of Economic Advisers, as well as some of the leading political and economic reviews in such publications as The Economist and The Wall Street Journal. All references are to current dollars, quarterly and monthly data seasonally adjusted, unless otherwise noted.

Overview

The U.S. economy is showing signs of sustainable recovery. GDP increased an estimated 3.5 percent in the third quarter of 2002, driven by a resurgence in consumer spending on nondurables and services. Lower interest rates have allowed many households to refinance their mortgages and inflation remains in check. In a recent survey of more than 50 economists, an overwhelming majority indicated there is less than a 25 percent chance that the economy will fall back into recession.

Despite these favorable indicators, there remains considerable uncertainty in the economy. In addition to fears of another terrorist attack, there is an ongoing concern about the effects a war with Iraq. The quality of corporate earnings is still in question in the wake of recent accounting scandals, and business fixed investment has yet to recover. These factors have kept the stock market from recouping any of its losses suffered in the past two and a half years.

___________________
4 The Conference Board. "Consumer Confidence Index Falls Again." Conference
     Board Consumer Confidence Index. September 2002.
     (www.conference-board.org).
Federal Reserve Board. "September Statement." Federal Open Market Committee. 24
     September 2002. (www.federalreserve.gov).
Freddie Mac. "30-Year Fixed-Rate Mortgages Since 1971." Weekly Mortgage Market
     Surveys. September 2002. (www.freddiemac.com).
Gold, Russ. "Many Economists Don't See Much Chance for a Double Dip." The Wall
     Street journal. 10 September 2002.
Joint Economic Committee of the 107/th/ Congress. "Economic Indicators."
     September 2002.
Institute for Supply Management. "Report on Business." September 2002.
     (www.ism.ws).
Koning, Rachel. "Inflation Remains Tame in September." CBS MarketWatch. 18
     October 2002. (www.cbs.marketwatch.com).
Nutting, Rex. "Imports Boost Trade Gap to Record." CBS MarketWatch. 18 October
     2002. (www.cbs.marketwatch.com).
Nutting, Rex. "U.S. Housing Starts Soar 13 percent." CBS MarketWatch. 18 October
     2002. (www.cbs.marketwatch.com).
Standard & Poor's. "Trends and Projections." 19 September 2002.
United States Department of Commerce. "U.S. International Trade in Goods and
     Services." Bureau of Economic Analysis. 18 October, 2002. (www.bea.gov). United States Department of Labor. "Consumer Price Index: September 2002."
     Bureau of Labor Statistics. 18 October 2002. (www.bls.gov).
United States Department of Labor. "Employment Situation Summary: September
     2002." Bureau of Labor Statistics. 4 October 2002. (www.bls.gov).

                                       20

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                                                     Economic & Industry Outlook
--------------------------------------------------------------------------------

                    Real GDP/Personal Consumption/Investment
                           (Billions of 1996 dollars)

                                    [GRAPHIC]

The Consumer

The consumer continues to support the economy, but there has been some concern about the staying power. Consumption increased by 4.6 percent during the third quarter of 2002, up from 1.9 percent in the second quarter.

The Consumer Confidence Index fell for the fourth straight month in September to 93.3, down from 94.5 in August. Weak labor market conditions continue to erode confidence, although consumers are more optimistic about the economy's outlook than in August. Analysts expect consumption to grow at an annual rate of 2.4 percent in 2002, increasing to 3.2 percent in 2003.

Much of the increase in consumption has been driven surging car and home sales. Zero-rate financing for cars has attracted many buyers. New and existing home sales both surged not only in response to low mortgage rates but also because volatility in the equity and bond markets has increased the attractiveness of housing as an investment.

Some economists are concerned that consumer spending could weaken if the rate of savings increases in response to the recent drop in stock prices. If this is the case, the prospects for growth in the economy may be softer than otherwise anticipated.

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                                                     Economic & Industry Outlook
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                     Real Personal Consumption Expenditures
                       (billions of Chaianed 1996 dollars

                                    [GRAPHIC]

Business Investment and Corporate Profits

Although consumers have helped to pull the economy out of recession, the staying power of the recovery will likely depend on business investment. As Fed Chairman Alan Greenspan put it earlier this year, "the broad contours of the present cycle have been, and will continue to be, driven by the evolution of corporate profits and capital investment."

Over the past two years corporate executives have been forced to reign in budgets in the face of declining profits. Business profits (before taxes) took a hit during the 2001 downturn, falling 14.3 percent for the first annual drop since 1982. Corporations cut back on capital expenditures in 2001 in an effort to improve their deteriorating bottom lines.

Although corporate profits have shown gradual improvement in 2002, rising an estimated 8.3 percent in the third quarter after posting a 2.7 percent gain in the second quarter, improved profits have yet to prompt an increase in capital spending. Business investment in new plants and equipment fell an estimated 9.0 percent in the third quarter for its eighth consecutive quarterly decline. "Businesses are hesitant to expand, due to concerns about the stock market and heightened uncertainty over the geopolitical outlook," says a report by financial research firm Bank Credit Analysts. "The attack on accounting standards and concerns about re-regulation are additional factors keeping corporate executives from expanding."

Analysts' forecasts call for an upturn in corporate profits for 2003. Many businesses have taken advantage of the downturn to clean up their balance sheets to set the stage for growth going forward. Standard & Poor's estimates that corporate profits will increase by two percent in the fourth quarter and then jump by 24 percent in 2003. Economists are hoping that increased profits will ultimately lead to future capital expenditures.

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                                                     Economic & Industry Outlook
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The Stock Market

Investors' confidence in U.S. financial markets has suffered a series of blows since September 11. Corporate accounting scandals and the prospect of war with Iraq have introduced significant uncertainty into the market.

The Dow Jones Industrial Average declined 18 percent during the third quarter of 2002 and 25 percent for the first nine months of the year. The S&P 500 dropped 18 percent during the third quarter and 29 percent year-to-date through September. The NASDAQ has suffered the most, falling 20 percent in the third quarter and 40 percent during the first nine months of the year.

While the erosion in market averages is troubling, most analysts believe that investors will ultimately regain confidence in the market, resulting in positive long-term returns in equity investments. However, investors are not likely to see the substantial returns enjoyed in the late 1990s. Over the long-term, Standard and Poor's forecasts real equity returns around 7.6 percent.

                              Common Stock Prices
                   (New York Stock Exchange/Composite 1965=50

                                    [GRAPHIC]

Manufacturing

The manufacturing sector has displayed a textbook cycle. Inventories ballooned in the late 1990s, and that excess supply had to be worked off, causing a downswing in the manufacturing cycle. While data from the Institute for Supply Management suggested earlier this year that the current cycle may have reached its bottom, in September the ISM's Purchasing Managers Index stood at 49.5 percent, indicating the manufacturing economy failed to grow for the first time in seven months. (A reading above 50 percent indicates that the manufacturing economy is generally expanding; below 50 percent indicates that it is generally contracting). ISM's production index came in above 50 for the tenth straight month in September, registering 50.9 percent, down 4.7 percentage points from August.

During the recent downturn, manufacturers worked through excess inventories, which resulted in excess industrial capacity. The August capacity utilization data indicated that manufacturers were using about 76 percent of their capacity, still near a 20-year low but up from earlier in 2002. According to economists, a number above 80 percent spurs capital spending.

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                                                     Economic & Industry Outlook
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                            Capacity Utilization (%)

                                    [GRAPHIC]

ISM data indicated that the liquidation of manufacturers' inventories continued in the third quarter. The ISM's inventory index for September came in at 43.6 percent, and has been under 50 percent for 32 consecutive months. Once excess inventories are eliminated, manufacturers will have to utilize more capacity, which will ultimately result in increased capital expenditures.

Comments from industry insiders suggest that the manufacturing recovery continues to gain momentum, but business is not as strong when looking at year-over-year performance. New orders have been impacted by a weakening dollar, and some manufacturers have been hit by increasing costs brought on by recently enacted steel tariffs. In March, President Bush imposed tariffs ranging from eight to 30 percent on several types of imported steel. The tariffs were an attempt to help the ailing domestic steel industry, but many steel-consuming industries lobbied hard against them. The tariffs are in force for three years, but President Bush will review his decision in 2003.

Employment

While some economists fear that we may be in the midst of a jobless recovery, the unemployment rate fell unexpectedly to 5.6 percent in September, down slightly from 5.7 percent in August. A survey of leading economists had predicted the September unemployment rate to increase to 5.9 percent. Gains in finance and health services more than offset losses in manufacturing and transportation.

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                                                     Economic & Industry Outlook
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                                   Employment

                                    [GRAPHIC]

The employment picture is expected to remain relatively weak throughout 2002, as businesses wait until the economic recovery is well underway before making meaningful additions to payroll. Wachovia Economics Group estimates that overall 2003 unemployment will be 5.6 percent, down slightly from the 5.8 percent rate forecast for 2002.

The Housing Market

The U.S. housing market remains one of the strongest areas of the economy. New construction of homes increased unexpectedly in September to a seasonally adjusted annual rate of 1.843 million units, up 13 percent from August. This represents the highest level in 16 years, and the largest percentage increase in seven years. Single-family home sales increased 18 percent to 1.477 million units in September, the highest number in 24 years.

Low mortgage rates continue to be the norm, with the average 30-year fixed rate falling to 6.09 percent in September, down from 6.29 percent in August and 6.82 percent in September 2001. Housing starts declined slightly from July to an annual rate of 1.61 million units in August, though they were still above the 2001 rate. Housing permits, which can be an indication of future activity, rose four percent in September to an annual rate of 1.73 million units.

The Trade Deficit

The U.S. trade deficit jumped almost 10 percent in August to a record $38.46 billion, as exports fell for the first time in six months and imports reached their highest level since March 2001. Excluding the U.S. surplus for services, the trade deficit for goods was a record $42.27 billion.

The decrease in exports was driven by declines in capital goods, food, automotive vehicles and parts, and consumer goods. The change in imports reflected increases in consumer goods, industrial supplies and materials, defense expenditures, and passenger fares.

This increase in the gap has renewed analysts' fears that it could trigger a sharp drop in the dollar, though U.S. official have said repeatedly that they are not concerned about the deficit.

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                                                     Economic & Industry Outlook
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                               U.S. Trade Deficit
                            (Exports minus Imports)

                                    [GRAPHIC]

Inflation

Inflation has remained in check in 2002. Some economists, in fact, are worried about deflation, as inflation is close to falling below the Fed's implicit target.

The Consumer Price Index rose at a seasonally adjusted annual rate of 2.5 percent in the third quarter of 2002, following increases of 3.0 percent and 2.5 percent in the first and second quarters, respectively. The index has increased at an annual rate of 2.6 percent year-to-date, compared with a 1.6 percent increase for all of 2001. The core CPI, which excludes the volatile food and energy costs, increased at an annual rate of 2.3 percent in the third quarter, and has increased at an annual rate of 2.1 percent for the first nine months of 2002.

The index for energy increased at a 13.0 percent annual rate for the first three quarters of 2002. Petroleum-based energy costs have increased at a 30.2 percent annual rate in 2002, similar to the 26.9 percent increase in gasoline prices this year, though gas prices are still well below their peak level reached in May 2001.

Most economists anticipate that inflation will remain low for the foreseeable future. Analysts at Wachovia Securities predict that the CPI will be up 1.1 percent for all of 2002 and up 1.6 percent for 2003. Similarly, Standard and Poor's calls for an increase of 1.6 percent for 2002 and 2.9 percent for 2003.

Interest Rates

Citing the moderate pace of demand growth and robust growth in productivity, coupled with considerable uncertainty about the pickup of production and employment, the Federal Open Market Committee opted to leave rates unchanged for the sixth time this year at 1.75 percent in September. Most economists agree that the Fed won't raise rates in the next few months, and that current hopes for a rate cut are likely to be disappointed. They believe that the likely next move will be for the Fed to raise rates, though not until the summer of 2003.

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                                                     Economic & Industry Outlook
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Bond yields have continued to drop, with the yield on the 10-year Treasury note falling below four percent for the first time in over 30 years, down from five percent just before the September 11th attacks. These low rates have been a driving force of the increase in housing starts and, to some extent, the rise in car sales.

                                 Interest Rates
                              (Precent per annum)

                                    [GRAPHIC]

Outlook

Although there is a consensus among economists that the U.S. economy is in recovery mode, many believe that the recovery will be mild due to the uncertainty surrounding U.S. international relations. In past postwar recoveries, real GDP increased about six percent on average during the first four quarters of the recovery. However, the current recovery is expected to see more moderate GDP growth of about three percent for 2002. 2003 should see a slight pickup, with analysts estimating GDP growth approximately 3.6 to 3.8 percent.

Inflation is expected to remain low for the next couple of years, coming in near the 1.1-to-1.6 range for 2002 and increasing slightly in 2003. This should allow interest rates to remain relatively low; most economists expect that the Federal Reserve will impose a modest rate hike by the summer of 2003.

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                                                     Economic & Industry Outlook
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                       The Billing Clearinghouse Industry

Overview

Third-party local exchange carrier (LEC) billing clearinghouses act as an aggregator of telephone call records for billing and collection services. Their customers include direct dial and long distance telephone companies (e.g. "direct dialed 1+" and "dial-around 10-10-xxx" services). These customers submit their transaction records to the LEC clearinghouses, which, using proprietary software, process the records and submit them to the local telephone companies, who include the charges for these telephone call records in their monthly local telephone bills. The local telephone company collects payment, and then remits the collected funds to the LEC clearinghouse for payment to its customers. Because they are large users of LEC billing services, the LEC billing clearinghouses receive favorable rates and can pass them on to their customers.

History

Billing clearinghouses in the telecommunications industry emerged as a result of the 1984 breakup of AT&T and the Bell system. In connection with the breakup, the local telephone companies that comprised the regional Bell operating companies were required to provide billing and collection services on a non-discriminatory basis to all carriers that provided telecommunications services to their customers.

Because of both the high cost of acquiring the billing and collection agreements and the minimum charges associated with them, only the largest long distance carriers could afford the option of billing directly through the local telephone companies. Some companies entered into these billing and collection agreements and became aggregators of telephone call records for third-tier long distance companies, thereby becoming "third-party clearinghouses."

Current Conditions

The LEC billing clearinghouse industry is undergoing a period of consolidation, mirroring the trend of its customer base. Several large billing clearinghouses have made acquisitions over the past two years as companies look to increase their market share and pricing power. One industry insider cited "the continued cheapening of long distance" as a major driver for change in the clearinghouse industry.

The industry is faced with several challenges. The proliferation of competitive local exchange carriers (CLECs) has slowed, diminishing the need for billing clearinghouses to reduce the complexity associated with identifying and managing the billing process. In addition, more business travelers are using prepaid long distance cards or mobile phones, reducing the volume of payphone and collect calls, which are two third-party services commonly incorporated into LEC bills. Finally, incumbent LECs (ILECs) are increasingly getting permission to sell long distance services and may seek to control both the local and long distance billing processes.

Despite these challenges, there are a number of factors assuring the continuing need for LEC billing clearinghouses. First, dial-around 10-10-xxx services remain popular and offer a clear example of the benefit of using centralized clearinghouses. Second, many analysts believe that the clearinghouses offer the best chance to track down misidentified customer names and addresses, a problem which results in millions of dollars lost to the telecommunications industry each year.

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                                                     Economic & Industry Outlook
--------------------------------------------------------------------------------

Finally, there are multiple opportunities to use local phone bills to integrate other bills, including Internet access, web hosting, and voice mail.

Outlook

The performance of the billing clearinghouse industry is directly related to the performance of the direct-dial and dial-around long distance industry, as well as to the LEC industry itself (see next section). The billing clearinghouse industry is a subset of telecommunications outsourcing industry. Industry estimates placed the total revenue for telecommunications outsourcing at $3.7 billion in 1999, and project it to reach more than $10 billion by 2005.

                        The Telecommunications Industry/5/

The health of the LEC billing clearinghouse industry depends on the strength of the telecommunications industry as a whole, including the LEC industry.

Local Telephone Services

Local telephone companies provide basic telephone services such as bringing telephone access lines into homes, hooking up new customers and servicing local lines and equipment. Local providers are generally divided into two groups - ILECs, those who existed before the breakup of AT&T, and CLECs, new companies that emerged after the divestiture of AT&T.

------------------

/5/ "Annual Report and Analysis of Competitive Market Conditions With Respect to Commercial Mobile Services." Federal Communications Commission. 3 July 2002.
"ATLS Annual Report: The State of Local Competition 2002." Association for Local
     Telecommunications Services. April 2002
"Explosion of U.S. High-Speed Web Access Predicted." Pacific Business News. 19
     October 2001.
Hammerly, Jason. "Telecommunications Services." Hoover's Online. May 2002.
     (www.hoovers.com.)
"Key Issues Affecting Credit Quality in the US Telecommunications & Cable
     Industry." Standard & Poor's Ratings Direct. 6 August 2002.
"IDC Predicts 84 Million People in U.S. Will Plug Into Wireless Internet by
     2005." Wireless Internet. November 2001.
Lafferty, Mike. "DSL - Show Me the Money." CED. January 2002.
Marlow-Ferguson, Rebecca Ed., Encyclopedia of American Industries. Detroit: Gale
     Group, 2001.
"Progress Report on the CLEC Industry." Association for Local Telecommunications
     Services. 17 October 2002.

                                       29

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                                                     Economic & Industry Outlook
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                            ILEC & CLEC Access Lines
                                   (millions)

                   1999                11.5                179.8
                   2000                16.5                178.0
                   2001                19.5                177.6

                                    [GRAPHIC]

Although CLECs still serve a small minority of customers, their market share has gradually grown over the years. Through the third quarter of 2001, CLECs had about 19.5 million lines, compared to ILEC's 177.6 million lines. Despite only comprising about 10 percent of total access lines through the third quarter of 2001, the number of CLEC access lines was up almost 70 percent from 1999.

The Telecommunications Reform Act

The telecommunications industry began in 1984 with the breakup of AT&T, which opened the industry to free-market competition for the first time. The breakup had the intended effect on the long-distance market, which became competitive almost immediately; however, local telecom services remained almost exclusively under the command of the so-called Baby Bells.

The Telecommunications Reform Act of 1996 attempted to change that by deregulating the local telephone market by eliminating a number of regulations that put up artificial barriers in the telecommunications market. The act's ultimate goal was to benefit consumers by increased competition, which would ultimately lower prices, improve services, spur technological innovation and create new businesses and jobs.

The act essentially allowed a variety of telecommunications firms to compete in each other's markets. For example, the act removed restrictions that kept cable TV operators from offering telephone service. Its major provision required that ILECs allow competition for local service. ILECs must allow the resale of their services, much like long distance service is resold by a great number of small long distance companies. In addition, ILECs were required to provide the customers of these resellers the same type and quality of service that they provide their own customers.

In return, ILECs will ultimately win access to the long distance market if they demonstrate that they have opened up local networks to viable competition. Five years after the act, most local service remains in the hands of ILECs, and only a handful have been allowed to enter the long distance market.

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                                                     Economic & Industry Outlook
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Current Conditions

In the five years following the passage of the Telecommunications Reform Act of 1996, the telecom industry received approximately $1.3 trillion from investors, yet since March 2000 the industry has lost more than $1 trillion in market value. As the economy slowed and many dot.coms and other high-tech companies failed, demand for telecom services and infrastructure declined. As a result, revenues have slowed telecom companies, forcing many to cut staff and postpone service improvements and capital expenditures.

ILECs have weathered these turbulent times better than CLECs. Few CLECs have managed to turn a profit, and after the September 11 terrorist attacks, customers have viewed larger, established carriers as more secure. With their heavy debt loads, many CLECs have found it difficult to endure declining business. Many public CLECs have seen their market capitalization decline by as much as 90 percent. Some CLECs have filed for bankruptcy, and others are on the verge of failure. Some have taken steps to restructure their balance sheets by buying back debt in the open market, selling off non-core assets and scaling back some of their more ambitious build-out plans. One positive sign is that the publicly traded CLECs are collectively on course to generate positive EBITDA in 2002.

The dominant story in the overall telecommunications industry in 2002 has been the accounting irregularities and ensuing criminal investigations that have plagued WorldCom Inc., Adelphia Communications Corp. and Qwest Communications International Inc. The fallout has engulfed the entire telecommunications industry and has expanded to global markets as investors have come to distrust financial statements.

Consolidation

Due in part to difficult industry conditions, the telecommunications industry has seen an increase in merger and acquisition (M&A) activity. In the local exchange carrier sector, several CLECs have emerged from bankruptcy in a stronger financial position, and other CLECs have been either purchased or revived by stronger companies.

Despite the intentions of the Telecommunications Reform Act, some analysts believe that the current environment favors the formation of large telecom companies. They point out that telecommunications is still more like a utility because of its expensive infrastructure. Furthermore, post-September 11 concerns about the security of that infrastructure make a big telecom company more viable. The industry has already been moving in that direction; the number of regional Bells has been reduced to four from the seven that emerged after the 1984 breakup of AT&T. Unlike other industries, telecom mergers come under additional regulatory scrutiny. Because the FCC is under Republican control, insiders expect that the agency will be more merger-friendly.

Wireless Services

According to the FCC, there were 128 million wireless telephone subscribers in the United States as of December 2001. This equates to a 45 percent penetration rate, and represents a 17 percent increase over 2000. There were, however, 4.5 million fewer new subscribers in 2001 than in 2000.

Digital technology has almost completely overtaken analog technology, with 97 percent of the U.S. population living in counties where digital mobile telephone service is offered, and 80 percent of all mobile phone subscribers using digital phone at the end of 2001. Digital wireless offers the

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                                                     Economic & Industry Outlook
--------------------------------------------------------------------------------

potential of all-in-one consumer information appliances capable of transmitting e-mail and voice messages.

Demand in the wireless sector is being driven, in part, by more affordable services. The average minutes-of-use per subscriber per month was 385 between July and December 2001, up 51 percent from the same period in 2000. The average price of mobile telephone services, however, fell by 5.5 percent in 2001.

Because of the competitive rate environment, margins for wireless services are lower than landline services. Analysts anticipate that wireless services will account for a larger percentage of local carriers' revenue, and as a result, wireline profits could suffer.

There were approximately eight to 10 million wireless Internet subscribers at the end of 2001, up from two to 2.5 million in 2000, with one survey predicting an increase to over 49 million users by the end of 2005.

Internet Services

Many local telephone companies now offer Internet services to their customers, and despite the failure of many dot.coms in the past two years, Internet usage is still growing. According to Jupiter Media Metrix, the number of Internet users in the U.S. exceeded 100 million in 2001.

Initially when consumers started using the Internet, they often installed second phone lines. As a result, growth of local phone lines increased 4.5 percent in 1999 and 1.1 percent in 2000. However, that growth has slowed as consumers switch to high-speed Internet access. As a result, many consumers have disconnected their second lines.

In addition, the broadband market has brought competition from cable providers. Analysts estimate that cable companies get two new broadband customers for every one DSL customer that telephone carriers get, and some analysts predict that that gap will continue to widen. The following table outlines projections for U.S. broadband subscribers through 2005:

           U.S. Residential Broadband Subscribers (millions)
    ----------------------------------------------------------------
                    2001     2002      2003      2004      2005
    ----------------------------------------------------------------
    DSL             3.2      5.1       7.8       10.9      14.5
    ----------------------------------------------------------------
    Cable           7.4      10.3      12.86     16.3      20.5
    ----------------------------------------------------------------
    Wireless        0.35     0.55      1.35      2.57      3.78
    ----------------------------------------------------------------
    Total           10.95    15.95     22.01     29.77     38.78
    ----------------------------------------------------------------

Some analysts believe that predictions of explosive growth for high-speed Internet access are optimistic. They note that broadband services have not been adopted as quickly as originally anticipated, and price may be a prohibitive factor. A survey by Forrester Research found that 72 percent of dial-up Internet customers would not pay more than $25 per month for broadband, which is approximately half the current rate. According to Intel executive vice president Leslie L. Vadasz, it could take another 10 years before two-thirds of U.S. households adopt broadband.

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                                                     Economic & Industry Outlook
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Outlook

The local telephone market faces challenges on a number of fronts. New technologies such as wireless phones, PDAs, instant messaging and cable modems are tapping into the LECs' market share. According to industry estimates, these new technologies now account for 10 to 15 percent of communications that would have traveled over local telephone lines just two or three years ago. Analysts expect that percentage to grow over time.

Many incumbent local operators cut staff and expenses in 2001 in response to lower demand. Those cutbacks are expected to help local carriers strengthen their balance sheets through 2002 and into 2003. Analysts look for EBITDA growth for local carriers in the mid-single digits. CLECs, however, are likely to face continued challenges in the short term, with bankruptcies and restructurings expected to continue as the industry consolidates.

The increased usage of wireless phones has led some consumers stop using wireline phones altogether. Analysts estimate that three to five percent of wireless customers use their wireless phones as their only phones, and a USA Today/CNN/Gallop poll found that almost one in five mobile phone users consider their cell phone their primary phone. In fact, several local carriers have attributed declining access line growth rates to substitution by wireless, a potentially dangerous trend for the LECs.

                   Application Service Providers Industry/6/

Overview

The Information Technology Association of America (ITAA) defines applications service provider (ASP) as a company that provides a collection of information technology (IT) resources to clients or subscribers who access those resources via the Internet or other networking arrangements. In other words, rather than purchasing and maintaining their own software, ASP customers essentially rent software that is delivered over the Internet or another wide area network. The services are housed in a centrally managed facility rather than on the client's premises. By deploying, hosting and managing packaged software applications on a subscription basis, ASPs treat software as a service not a product.

ASPs offer their clients a number of services including:
          1.   The software application, itself
          2. The physical infrastructure, including data centers, networks, servers, storage devices, etc.
          3.   Security, authentication and authorization
          4.   Implementation support
          5.   Ongoing monitoring and maintenance of the software

----------------
6 "2002 CRM Trends." Braun Consulting Perspectives. 2002.
Evans, Tim. "Outsourced CRM Trends and Tactics." Customer Interaction Solutions. September 2001
Hill, Kimberly. "Economy Down, ASPs Up." CRMBuyer Magazine. 18 September 2002. Pepe, Michele. "Is There a Market for Hosted CRM Solutions?" Computer Reseller News. 24 September 2001.
"Reaping the Returns of Customer Relationship Management." Hewlett-Packard Financial White Paper. February 2002.
Upton, Molly. "CRM Now, Integration Later." eBusiness Trends. 12 July 2001.

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     6.   Software upgrades as they are made available

The typical ASP enumerates all these services in a service level agreement (SLA) with its client. Underlying the SLA is the tenet that the ASP is accountable for all elements of the software and is the single point of contact for matters regarding the application.

Advantages

ASPs offer their customers a number of advantages. Industry analysts estimate that ASPs can result in savings of 30 to 50 percent or more by eliminating client expenditures on hiring, training and managing a staff to monitor and maintain applications. In addition, customers no longer have the capital expenditures for software licenses, support systems and platforms. Ultimately, ASPs offer their clients the ability to deploy the in-house IT staff more efficiently and more effectively.

Customer Relationship Management (CRM)

A growing segment of the ASP industry focuses on helping businesses manage their customer relationships. Included within the CRM market is software and services that help companies manage their communication with customers. Although electronic CRM is considered vital by many companies, the adoption of CRM technologies has been slow. Analysts note that the market has been characterized by hesitancy, uncertainty and confusion on the part of corporate decision makers. Much of this uncertain environment is brought on by the current economic environment. Some analysts predict that the current market environment will favor companies that focus on hosting CRM component applications instead of full-fledged customer management solutions.

Outlook

The ASP industry has experienced a rapid rise followed by a sudden shakeout over the past few years. Despite this industry shakeout, with many companies either going bankrupt or being acquired, most industry analysts have no doubt that the market for ASPs will grow. A forecast by research firm Aberdeen Group predicts that worldwide spending on ASPs will grow from $3 billion in 2001 to $16 billion by 2005.

While the ASP industry is well positioned for growth in the coming years, widespread adoption of ASPs will depend on several things. The first is low-cost, accessible broadband. The second is software designed to run smoothly over the Web - something major companies such as Sun Microsystems, Cisco Systems, Oracle, IBM and Microsoft are working to complete. Once these pieces fall into place and once small and medium-sized businesses are satisfied with the staying power of ASPs, it appears that growth is inevitable for this service industry.

                                       34

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                              FINANCIAL PERFORMANCE

                                                           Financial Performance
--------------------------------------------------------------------------------

An analysis of Avery's historical sales trends, earnings growth and financial condition serves to place its financial performance in an historical context and provides a starting point for estimating future financial performance. This requires a review of Avery's financial condition and operating results over time as an essential step in the valuation process. The following information was obtained from Avery's financial statements supplemented by conversations with the Company's chief financial officer.

We examined the adjusted historical financial performance of Avery using the most complete financial information available as of the Valuation Date (see Exhibit A). This information included financial statements for the three years ended December 31, 2001 as audited by the Company's certified public accountant, unaudited performance for the nine months ended September 30, 2002 and 2001, and an unaudited estimate of expected performance for the year ending December 31, 2002 prepared by Avery management. The historical financial statements presented in this report are included solely to assist in the development of the value conclusions presented in this report and should not be used to obtain credit or for any other purpose. Because of the limited purpose of these parameters, they may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled these presentations and express no assurance on them.

We also compared the adjusted performance of Avery to that observed for the selected guideline companies. The purpose of this comparative analysis is to understand how key performance measures for the Company compare to those computed for the selected publicly traded guideline companies for which detailed financial information was available.

                        Historical Financial Performance

Operating Results

Exhibit A-1 presents the Company's comparative income statements on an unadjusted basis for the periods highlighted above. Common size income statements presented in Exhibit A-5 show each income and expense account as a percentage of sales and indicate changes in expense amounts over time independent of changes in sales.

Sales Growth

Sales have grown steadily from $24.3 million in 1999 to $41.9 million in 2001, representing a compound annual growth rate ("CAGR") of 31.3 percent. A majority of the revenue growth during this period is attributed to acquisitions made by the Company. Sales for 2002 are expected to be $42.5 million, representing an increase of 1.3 percent over sales for 2001. Management attributes the lower revenue growth to a number of factors including: i) a lack of corporate acquisitions in the LEC side of the business; ii) a decline in the call volume experienced by companies participating in the niche segment of the telecommunications market served by Avery's LEC billing services unit; and iii) increased competitive pressures on pricing of LEC services.

Approximately 97 percent of expected total sales for 2002 are attributed to Avery's LEC billing service segment with the 900 phone service and intelligent message service segments contributing approximately 1 percent and 2 percent, respectively. Management perceives limited opportunities for growth in the LEC billing services segment in the absence of another corporate acquisition. Management's expected case forecast used in Exhibit D indicates that total sales will remain

                                                           Financial Performance
--------------------------------------------------------------------------------

essentially flat with declines in LEC billing services offset by increases in 900 phone services. By the end of the forecast period, the LEC billing service segment is expected to contribute approximately 90 percent of total sales with the 900 phone service and intelligent message service segments contributing approximately 7.5 percent and 2.5 percent, respectively.

Profit and Expense Margins

Exhibit A-5 indicates that gross profit margins varied over the period examined from a low of 27.4 percent in 1999 to a high of 31.2 percent expected for 2002. Gross profit for the fourth quarter 2002 was expected to approach 34.7 percent due to the timing of revenues and expenses recorded by the Company. Management expects future gross profit margins to be approximately 33 percent.

The following chart presents a comparative summary of profitability indicators for Avery for the four years ended December 31, 2002:

                    Comparative Indicators of Profitability

                                    [GRAPHIC]

Avery experienced a decrease in pretax profitability from continuing operations of $3.6 million or 9.97 percent of net sales for fiscal 2000 to negative $1.6 million or negative 3.90 percent of sales for fiscal 2001 before declining further to negative $4.7 million or negative 11.13 percent of sales for fiscal 2002. In 2001, Avery incurred non-recurring or extraordinary expenses for: i) the write-off of an investment in affiliate in the amount of $2.4 million; ii) the write-down of non-recourse notes receivable in the amount of $1.2 million; and iii) the acquisition of outstanding options in the amount of $88,378. In 2002, Avery incurred non-recurring or extraordinary expenses for: 1) the write-down of additional reserves against non-recourse notes in the amount of $1.2 million; ii) the payment of a one-time royalty to a previous affiliate;
iii) net savings of $450,000 expected in connection with the replacement of an outside billing service; iv) start-up costs associated with an entry into the 900 service business in the amount of $529,000; and v) a write-down of $318,000 in assets of service center that was consolidated into existing facilities in California. These non-recurring and extraordinary items were reversed in arriving at an expected normalized earnings level for the Company and are further explained in the Capitalized Cash Flow Method discussed later in this report.

                                                           Financial Performance
--------------------------------------------------------------------------------

Exhibit A-5 indicates that operating expense margins for the four years ending December 31, 2002 ranged from a low of 18.6 percent in 2000 to a high of 34.5 percent expected for 2002. A large portion of the increase in expenses was attributed to the acquisition of ACI that historically operated with a much higher level of operating expenses. Based on the forecast presented in Exhibit D, management expects operating expense margins to stabilize in the range of 27 percent to 28 percent of sales.

Financial Position

Exhibits A-2 and A-3 present the Company's balance sheets as of December 31, 1999 through 2001 and as of September 30, 2002. As of September 2002, total assets were $34.3 million, up 1.2 percent from December 2001. The efficiency with which the Company is using its assets is reflected in its asset utilization ratios, which have been consistent over the past three years. Annual sales remained 1.2 times total assets between the end of calendar 2001 and as of September 2002. Annual sales to stockholder equity increased from negative 12.0 as of December 2001 to negative 6.2 as of September 2002.

Working Capital

Current assets at September 2002 totaled $21.9 million, up 11.4 percent from December 2001. As of December 1999 through 2001 and as of September 2002, the Company's current assets consisted mainly of net accounts receivable. Net accounts receivable were 42.8 percent of total assets as of September 2002, compared to 35.9 percent of total assets as of December 2001. The following chart presents a comparative history of current assets for Avery over the periods examined:

                                 Current Assets

                                    [GRAPHIC]

As of September 2002 Avery's current liabilities were $37.0 million, an increase from 107.9 percent from December 2001. As of December 1999 through 2001 and as of September 2002, current liabilities consisted mainly of deposits and other payables related to customers. Deposits and other payables related to customers increased from 60.8 percent of total assets as of December 2001 to 64.7 percent of total assets at September 2002. The following chart presents a comparative history of current liabilities for Avery over the periods examined:

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                              Current Liabilities

                                    [GRAPHIC]

Liquidity ratios presented in Exhibits A-15 indicate the ability of the Company to meet its recurring financial obligations. The inability of the Company to pay its current obligations could result in financial distress. The current ratio remained at 0.6 as of December 2001 and September 2002. The quick ratio remained at 0.5 as of December 2001 and September 2002. Sales to working capital increased from negative 3.2 as of December 2001 to negative 2.8 as of September 2002. Management indicated that Avery can operate with negative working capital because a significant portion of its current liabilities involve customer deposits that are typically not refunded in the ordinary course of business. Customer deposits become refundable over time only if a customer significantly reduces its volume of business or terminates its relationship with Avery. As of the Valuation Date, management did not anticipate a material loss in customers.

Adjusted Working Capital

A look at the working capital analysis in Exhibit A-14 reveals the changes in the adjusted working capital (defined as non-cash current assets less non-debt current liabilities) over the past three years.

                            Adjusted Working Captital

                                    [GRAPHIC]

Adjusted working capital decreased from $1.8 million as of December 1999 to $1.5 million as of December 2000, before increasing to $2.0 million as of December 2001 and increasing further to

                                       39

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                                                           Financial Performance
--------------------------------------------------------------------------------

$3.6 million at September 2002. On average, the Company required approximately $598,000 in adjusted working capital over the period examined.

Interest Bearing Debt

Avery had approximately $6.3 million in interest bearing debt outstanding as of the Valuation Date. Of this amount, approximately $5.6 million was borrowed under a line-of-credit with a secondary market lender at an average rate of approximately 9 percent per annum. The line-of-credit, obtained in 2001, replaced preferred stock as the principal vehicle for funding the cash flow needs of the business. During 2001 and 2002, management significantly restructured operations to improve profit margins and minimize future cash flow deficits. Management's expected performance presented in Exhibit D indicates that the Company should be in a position to significantly reduce its debt position over the forecast period.

                                 Debt Analysis

                                    [GRAPHIC]

Shareholders' equity increased from $5.3 million as of December 1999 to $6.3 million as of December 2000 before decreasing to negative $3.5 million as of December 2001 and decreasing further to negative $7.1 million as of September 2002. As a percentage of total assets, the Company's shareholders' equity decreased over the past three years from 22.1 percent as of December 1999 to negative 10.4 percent as of December 2001 and finally to negative 20.7 percent as of September 2002.

                         Comparative Financial Analysis

Financial ratios for the selected publicly traded guideline companies ("guideline companies" see next section for additional explanation) were compiled using the most recent financial reports available to subscribers of Standard & Poor's Compustat(R) CD Rom update service as of the Valuation Date. The effects of income or expense items identified as special, nonrecurring or extraordinary in nature, and the effects of LIFO inventory valuation were reversed (where applicable) from historical earnings performance to provide a more normalized effective earnings pattern for the selected guideline companies on a basis consistent with that used for Avery. The results of the ratio analysis are presented in Exhibit B. The following observations were made based on a comparison with the financial performance of Avery:

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                                                           Financial Performance
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Liquidity

Liquidity ratio comparisons are presented in Exhibit B-1. In general, liquidity ratios provide a rough indication of a firm's ability to service its current obligations and can help assess a firm's effectiveness in managing specific current assets or current liabilities.

In general, Avery had the lowest level of liquidity of all guideline companies examined. Avery's current ratio of 0.60 was well below the guideline company median of 2.81 and its quick ratio of 0.50 was also well below the guideline company median of 2.58. Receivables and payables turnover for Avery were also among the lowest of those observed for the guideline companies.

Productivity

Productivity ratio comparisons are presented in Exhibit B-2. Productivity ratios generally measure the effectiveness of a firm's ability to generate sales from its asset base. Avery's recent return on assets was in the lowest quartile of the guideline company group while its 3-year average return on assets of 4.23 percent was near the guideline company median of 4.39 percent. Avery's returns on equity and returns on total invested capital were the generally the lowest of those observed for the guideline companies.

Leverage

Leverage ratio comparisons are presented in Exhibit B-3. Highly leveraged firms (those with heavy debt in relation to net worth) can be more vulnerable to business downturns than those with lower debt to net worth positions. Leverage ratios help measure this vulnerability relative to the industry group defined by the selected guideline companies.

As of the Valuation Date, Avery had total interest bearing debt of $6,263,253 and negative equity of $7,051,277 for a debt to total invested capital percentage of 408.4 percent. The lowest debt to total invested capital percentage observed in the guideline company group was 45 percent for North Pittsburgh Systems. This indicates that Avery has much greater leverage and, therefore, a much greater financial risk than the guideline company group.

Profitability and Performance

Profitability and performance ratio comparisons are presented in Exhibits B-4 and B-5, respectively. Profitability ratios express various measures of earnings as a percent of sales and provide relative measure of management's ability to manage costs. Performance ratios provide a relative measure of management's ability to generate a return on assets and invested capital.

Avery's recent EBITDA margin of negative 0.70 percent was the second lowest of that observed for the guideline company group and its 3-year average EBITDA margin of 9 percent was the third lowest of the group. Avery's recent net profit margin of negative 3.0 percent was the second lowest of that observed for the guideline company group and its 3-year average net profit margin of 3.99 percent was at the median observed for the guideline Company group. In general, Avery, is much less profitable than the guideline company group.

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Revenue and Profit Growth

Revenue and profit growth ratio comparisons are presented in Exhibit B-6. Revenues for 2001 increased $5.4 million or 14.9 percent compared to calendar 2000. The revenue increase is largely attributable to the acquisition of ACI Billing Services in August 2001, offset by a decline in HBS Billing Services' call record volume. Excluding call records from the acquired company, the volume of call records declined by 27 percent. Revenues for the year ended December 31, 2002 are expected to be $42.5 million, representing a 1.3 percent increase over calendar 2001. This annual expected growth rate is slightly less than the guideline company median recent revenue growth rate of 2.6 percent.

Most of the guideline companies exhibited negative growth in recent earnings before interest, taxes, depreciation and amortization (EBITDA) and in net income. A similar pattern was noted for the 3-year average growth in EBITDA and net income. Avery's negative growth in recent and 3-year average EBITDA and net income was generally significantly lower than the lowest observed for the group.

Asset and Equity Growth

Asset and equity growth ratio comparisons are presented in Exhibit B-7. Recent asset growth for Avery of 1.3 percent was better than the median guideline company negative asset growth of 2.3 percent. Recent and 3-year average equity growth for Avery was the lowest of that observed for the guideline company group.

In general, Avery has exhibited much lower growth than the guideline company sample.

Size

Exhibit B-8 compares the size of Avery to the selected guideline companies based on total sales. Avery is much smaller than most of the guideline companies in terms of total assets and total revenues. The smallest guideline company is GRIC Communications, Inc. with recent annualized sales of $28.7 million and total assets of $31.4 million. The largest selected guideline company is Teletech Holdings, Inc. with recent annual sales of $960.8 million and total assets of $596.4 million. Avery's recent revenues of $42.5 million were closest in size to GRIC Communications with $28.7 million in revenues and Boston Communications Group with $62.6 million in revenues.

Overall Assessment

Based on a relative comparison to the selected guideline companies, Avery is smaller, much more highly leveraged, and exposed to a greater financial risk than the guideline company group. Avery also lags the guideline company group significantly in terms of recent and historical growth, profitability, and asset productivity making Avery a much less attractive investment opportunity than the companies included in the guideline company group.

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                                  INTRODUCTION

In its Revenue Ruling 59-60, the Internal Revenue Service suggests that prices of actively traded stocks reflect the consensus of investors about the future. The fair market value of specific shares of stocks will vary according to the degree of optimism or pessimism with which the investing public regards their future at the required date of appraisal. An analysis of the market price of comparable or guideline companies can be used to determine the required rate of return for an investment in the Company.

Adhering to Revenue Ruling 59-60 standards, the market price of stocks of corporations engaged in the same or similar line of business whose stocks are actively traded in a free and open market should be considered. Publicly traded companies that compete with Avery can provide one of the best comparisons because their assets are deployed in the same line of business and they are subject to many of the same economic and financial forces as Avery. Management did not identify any competitors that were publicly traded.

We conducted a search for additional guideline companies using Compustat(R), a computerized financial database produced by Standard & Poor's. Searches were conducted for companies that included a Standard Industrial Classification (SIC) code of 4899 (Communications Services, not elsewhere classified), SIC 7375 (Information Retrieval Services), and SIC 4813 (Telephone Communications, Except Radiotelephone). Keyword searches were also conducted using descriptive terms associated with Avery's activities. Next, company descriptions were reviewed and those deemed most similar to Avery were selected for further analysis. Many companies were excluded from our industry guideline companies due to their dissimilarity in geographic market, historical performance, size, differences in business operations, and other factors.

We uncovered no potential guideline companies that would be viewed as direct competitors of Avery. The best available guideline companies were selected because they operated in the telecommunications industry and/or because they provided support services to the telecommunications industry. Additional financial data were obtained for the best available guideline companies and financial ratios were examined. The following guideline companies were selected as the best available:

               Boston Communication Group,
               GRIC Communications, Inc.
               Innotrac Corp.
               North Pittburgh Systems, Inc.
               Teletech Holdings, Inc.

Based on the results of a relative financial comparison to Avery (discussed earlier) and considering the differences in operations that exist between the best available guideline companies and Avery, a qualitative adjustment was made to the price multiples indicated by the selected guideline companies. The application of the Guideline Company Method is further discussed in the Valuation Methods section of this report. More detailed descriptions of the selected guideline companies are provided below.

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                         GUIDELINE COMPANY DESCRIPTIONS

BOSTON COMMUNICATIONS GROUP INC.

Targeting wireless carriers and resellers that vary in size and expertise, Boston Communications Group, Inc. offers these customers prepaid wireless services, roaming services and systems that enable prepaid wireless calling. Boston Communications Group provides one or more of its services to some 70 wireless carriers and resellers, including four out of the six largest national wireless carriers by number of subscribers: Verizon Wireless, Cingular Wireless, AT&T Wireless, and Sprint PCS.

Boston Communications Group's key assets that enable its real-time subscriber management products include the following: Proprietary software applications - extensive software suite to manage subscribers; Hosting environment - real-time, large scale, micro-payment transaction processing platform; Intelligent Voice Services Network edge-of-network voice services and Signaling System 7 call control; and Distribution Technology Partnership Program - national payment network for cash collection. Boston Communications Group's hosting environment consists of its transaction processing platform, a proprietary, highly scalable, real-time, micro-payment billing solution, designed to process micro, or small currency payment transactions, at a low cost. The transaction processing platform provides sub-second processing for over 100 million transactions each month. During peak load, it processes hundreds of transactions per second with real-time validation and authorization of funds.

Boston Communications Group offers its carrier customers Prepaid Wireless Services through three different product offerings: Prepaid Wireless, Prepaid Connection and Prepaid Systems. Prepaid Wireless is designed to serve national carriers on a service bureau basis. Prepaid Connection uses the same infrastructure as Prepaid Wireless, but is delivered in a more cost-effective manner to smaller, regional carriers. Prepaid Systems sells turnkey systems to international customers.

Boston Communications Group's ROAMERplus roaming service enables wireless carriers to cost-effectively generate revenues from subscribers roaming in carriers' service areas who are not covered under traditional roaming agreements. Launched in 1991, ROAMERplus enables wireless carriers to generate revenue by providing call processing to unregistered roamers, generating approximately $85 million in revenues for wireless carriers as of December 31, 2001.

GRIC COMMUNICATIONS, INC.

GRIC Communications, Inc. provides services and software that enable customers to offer Internet-based mobile office communications services such as Internet roaming, to their end users worldwide. Customers include telecommunications companies, Internet service providers, corporate enterprises and newly emerging communications service providers.

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Since January 2001, GRIC Communications has been focusing on providing
Internet-based mobile office communications services based on its clearinghouse and settlement capabilities to service providers and corporate enterprises globally. GRIC Communications' Internet-based communications solution consists of a managed global network, proprietary GRICtraveler server software and customizable GRIC Communications client software, settlement services and the GRIC Alliance. The combination of software, network infrastructure and business relationships allows customers to provide their end users global Internet-based mobile office communications services such as global Internet roaming. As a settlement clearinghouse managing a global alliance, GRIC Communications establishes critical business relationships and processes and implement common technical, service and payment standards needed to enable its customers to provide services through a shared global network.

As of January 31, 2002, the GRIC Alliance included the communications networks of over 300 members in approximately 150 countries and more than 18,000 Internet access dialing locations.

Members of the GRIC Alliance include America Online, AT&T, Cable and Wireless, China Netcom, Chunghwa Telecom, Earthlink, Fiberlink, Fujitsu Nifty, NEC Biglobe, Net Vision, Singapore Telecommunications, Procter and Gamble, Sony Communication Network Corporation, Telstra's On Australia subsidiary, and Worldcom/UUNet.

GRIC Communications' proprietary GRICtraveler server software resides on customer's server and enables the customer to provide global Internet roaming to end users who have installed GRICdial software. GRIC Communications can also host the GRICtraveler software at its facilities, enabling a customer to offer global Internet roaming to its end users as a virtual service provider.

End users with the proprietary GRICdial client software installed on their computers are able to use the global roaming service to access the Internet through the networks included in the GRIC Alliance.

It is GRIC Communications' intention to continue evolving its service offering to introduce new Internet-based mobile office communications services that may be adopted, deployed and managed on a global scale across the multiple networks that constitute the GRIC Alliance.

INNOTRAC CORP.

Innotrac Corp., founded in 1984 and based in Atlanta, Georgia, provides customized, technology-based order fulfillment, call center and total customer relationship management services to large corporations that outsource these functions. In order to perform call center and fulfillment functions in-house, a company may be required to develop expensive, labor-intensive infrastructures, which may divert its resources and management's focus from its principal or core business. By assuming responsibility for these tasks, Innotrac Corp. strives to improve the quality of the non-core operations of its clients and to reduce their overall operating costs. As of June 2002, Innotrac Corp. operated fulfillment and call centers in Atlanta, Georgia, Reno, Nevada, Pueblo, Colorado, and Chicago, Illinois.

Innotrac Corp. provides marketing support services and fulfillment of telephones, Caller ID equipment, Digital Subscriber Line Modems (DSL modems) and other telecommunications

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products to BellSouth, Pacific Bell, Southwestern Bell, Ameritech and Qwest and
their customers. During the year ended December 31, 2001, approximately 49 percent of revenues were generated from telecommunications clients, 18 percent of revenues were from Digital Subscriber Line and cable modem clients and 33 percent of revenues were from traditional fulfillment and marketing services clients.

On May 17, 2000, Innotrac Corp. invested in a new venture, Return.com Online, Inc. with its equity partner, Mail Boxes Etc. to process product returns for online and catalog retailers. Return.com was converted to a limited liability corporation on December 28, 2000. As of March 31, 2001, Innotrac Corp. owned 60 percent of this subsidiary with the remaining 40 percent owned by Mail Boxes Etc. However, due to the announcement in March 2001 that United Parcel Services, Inc. had entered into a definitive agreement to purchase Mail Boxes Etc., Innotrac Corp. elected to acquire from Mail Boxes Etc. the remaining 40 percent ownership interest in Return.com and terminate Innotrac Corp.'s arrangement with Mail Boxes Etc. as its exclusive front-end solution. This became effective in April 2001. At December 31, 2001, Return.com was no longer in operation.


NORTH PITTSBURGH SYSTEMS, INC.

North Pittsburgh Systems, Inc. is a holding company for Penn Telecom, Inc., North Pittsburgh Telephone Company, and Pinnatech, Inc. Through these companies, North Pittsburgh Systems is engaged in providing telecommunications services and equipment to customers generally located in western Pennsylvania.

Pinnatech provides Internet-related services, including dial-up access, digital subscriber line circuits, Web design and Web hosting. An Internet service provider, Pinnatech furnishes Internet access and broadband services throughout western Pennsylvania.

Pinnatech provides access to the Internet to end users utilizing both dial-up and broadband facilities such as frame relay, digital subscriber line and ATM which it purchases on a wholesale basis from North Pittsburgh and Penn Telecom. Pinnatech also provides virtual hosting services, Web page design and creation and e-commerce enabling technologies to customers. North Pittsburgh Systems furnishes wireline telecommunications services in parts of Allegheny, Armstrong, Butler and Westmoreland Counties. In addition, North Pittsburgh Systems receives revenues from the sale of advertising space in telephone directories and from billing and collection activities. Billing and collection services are provided to various interexchange carriers, including Penn Telecom.

As a competitive access provider, a competitive local exchange carrier and an interexchange carrier, Penn Telecom furnishes wireline telecommunications services throughout western Pennsylvania. Other principal business activities of Penn Telecom consist of the sale, rental and servicing of telecommunication equipment to end users, the resale of bulk billed message toll services and high capacity intercity facilities.

North Pittsburgh Systems, Penn Telecom and Pinnatech all provide broadband digital subscriber line service to end user customers and Internet service providers on both a wholesale and retail basis.

North Pittsburgh Systems and Penn Telecom utilize their own facilities to provide digital subscriber line service, while Pinnatech engages in the resale of digital subscriber line services. North

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Pittsburgh Systems provides intrastate, intraLATA long distance toll service to residential and business customers throughout its service area. Penn Telecom provides interstate and intrastate long distance toll service on a resale basis to residential and business customers throughout western Pennsylvania.

In 2001, operating revenues were divided as follows: local network services 23 percent (20 percent in 2000), long distance and access services 63 percent (67 percent), and other 14 percent (13 percent).

TELETECH HOLDINGS, INC.

For 20 years, TeleTech Holdings, Inc. has managed the customer experience for some of the world's largest enterprises. TeleTech Holdings provides integrated customer relationship management solutions to global organizations in a variety of industries, including financial services, transportation, communications, government, healthcare, and travel.

TeleTech Holdings helps clients acquire, retain and maximize revenue from customers by strategically managing inbound telephone and Internet-based inquiries on their behalf. Programs include both automated and human-assisted support and involve all stages of the customer relationship. Programs consist of various customer management and product support activities, such as providing new product information, enrolling customers in client programs, providing 24-hour technical and help desk support, and resolving customer complaints. Through its outsourced program (92 percent of revenues in 2001), TeleTech Holdings provides comprehensive customer relationship management solutions from customer interaction centers leased, equipped and staffed by TeleTech Holdings. The centers serve multiple clients (multi-client centers) or one dedicated client (dedicated centers). TeleTech Holdings also provides facilities management solutions, whereby the client owns or leases the customer interaction center and equipment, and TeleTech Holdings provides the staff and knowledge to operate the center. TeleTech Holdings' database marketing and consulting segment (8 percent) provides outsourced database management, direct marketing and related customer retention services for the service department of automobile dealerships and manufacturers, as well as consulting services related to the development and implementation of new customers relationship management techniques and programs that let automobile dealerships expand their business, streamline inefficient processes, and more effectively market their services.

TeleTech Holdings focuses its marketing efforts on large multinational companies in communications, automotive, financial services, transportation or the government sector, which accounted respectively for 47 percent, 16 percent, 11 percent, 9 percent and 9 percent of 2001 revenues. Sales to other industries, including technology and health care, accounted for another 8 percent of 2001 revenues. The largest client in 2001 was Verizon, which accounted for 19 percent of revenues.

A key component of TeleTech Holdings' growth strategy is to continue its international expansion. As of December 2001, it had operations in 12 countries.

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                                VALUATION METHODS


















                                       49


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                                  Introduction

There are three generally accepted valuation approaches used to determine the fair market value of a business. These are commonly referred to as the Income Approach, the Market Approach and the Asset Approach.

The Income Approach relies on the estimated future earnings capacity of the business to derive value. Estimated future earnings are discounted to a present value using a rate of return that takes into consideration the unique risks and attributes of the business being valued relative to alternative rates of return available in the marketplace.

The primary sources of information for the Market Approach are pricing multiples of guideline companies that are either publicly traded or those that have been reported for merger & acquisition transactions involving a change of control transaction, usually with between private parties. The market price of equity and total invested capital is computed for the selected guideline companies and price multiples are computed by dividing these amounts by appropriate financial data reported for the guideline companies. The guideline company market price multiples are then applied to the relevant financial data for the Company to provide indicated values of equity and total invested capital for the Company.

The third approach is the Asset Approach. This approach examines the current values of the tangible assets and liabilities of the business. No attempt is made to value intangible assets (e.g., brand name, goodwill, etc.) of the Company in the Asset Approach.

Each general valuation approach is further defined by one or more specific valuation methods. Stated differently, specific valuation methods are applied when valuing a business and each of these methods yield results that are categorized under one of the three general valuation approaches. Depending on the facts and circumstances of a specific case, certain approaches/methods may be more relevant than others in estimating fair market value.

To determine the value of Avery, we considered each of the relevant approaches. For the Income Approach, we utilized the Capitalized Cash Flow Method and the Discounted Cash Flow Method. For the Market Approach, we relied on the Guideline Company Method.

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                          Capitalized Cash Flow Method

The Capitalized Cash Flow Method produces an indicated value by capitalizing a representative measure of earnings for the Company by a market based rate of return under the assumption that earnings will continue to grow at a constant rate of growth over the long term. To develop a representative measure of earnings, we examined the historical performance of the Company and made adjustments for items that are nonrecurring or extraordinary in nature, and those items that are not expected to impact the future operations of the Company. An average of the adjusted historical performance is then calculated to provide a normalized estimate of the future earnings capacity of the Company. Normalized earnings are then adjusted for marginal working capital requirements and net investment in fixed assets to determine the normalized level of adjusted cash flow for the Company. The adjusted cash flow is multiplied by a price to cash flow ratio that a willing buyer would assess based on the required rate of return and riskiness associated with an investment in the Appraised Interest of Avery.

The following sections develop the adjustments, assumptions, and detailed conclusions of the Capitalized Cash Flow Method. An analysis of unadjusted and adjusted historical financial information for Avery is provided in Exhibit A and a detailed presentation of the Capitalized Cash Flow Method is provided in Exhibit C.

Adjusted Earnings Before Interest and Taxes

Historical pretax earnings were taken from the financial statements provided by the Company for the two calendar years ending December 31, 2001 and an estimate for the year ending December 31, 2002. Certain adjustments were made to obtain a clearer picture of the pretax earnings capacity of the business relative to the nature of the ownership interest being valued. The principles upon which the adjustments are made are described in Section 4.02(d) of Revenue Ruling 59-60, 1959-1 C.B. 237. Normalization adjustments are hypothetical in nature and are not intended to present restated historical results or forecasts of the future in accordance with AICPA guidelines. The following table presents the pretax income reported by Avery along with the valuation related earnings adjustments that produced a three-year average earnings before interest and taxes (EBIT) of $1,391,898 as of the Valuation Date:

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

                                                    Estimated       Audited      Audited
                                                    Year End       Year End     Year End
                                                     Dec-02         Dec-01       Dec-00
                                                  -----------------------------------------
Pretax Income, as reported                         ($4,725,869)   ($1,633,018)  $3,636,767

Pretax Adjustments
  Interest expense                                     409,000         68,812      133,120
  Write-off of investment in affiliate                       -      2,361,405            -
  Write down of non-recourse notes                   1,200,000      1,210,000            -
  Option buyback costs                                       -         88,378            -
  Qorus royalty                                        130,100              -            -
  Replacement of TNS service                           450,000              -            -
  Start-up of 900 service                              529,000              -            -
  Write down of San Antonio assets                     318,000              -            -
Total Pretax Adjustments                          -----------------------------------------
                                                     3,036,100      3,728,595      133,120

Adjusted EBIT                                      ($1,689,769)    $2,095,577   $3,769,887
Adjusted EBIT Margin                              =========================================
                                                         (3.98%)         5.00%       10.34%
                                                  =========================================
  3 Year Average                                    $1,391,898


Discussion of Earnings Adjustments

         Interest Expense

         Interest expense is a cost associated with the decision to fund the economic growth of a company with debt. The objective of our valuation is to estimate the total value of the Company without bias directed at the financing decision. Before applying valuation multiples, therefore, we have increased income by the amount of interest expense incurred by the Company. Once the total asset value has been estimated, the Company's outstanding debt is subtracted to produce an initial equity value for the Company.

         Write-off of investment in affiliate

         Avery incurred a one-time charge to write-off its $2.4 million investment in CCT, Inc. This charge has been added back to pretax earnings in arriving at an expected normalized earnings level for the Company.

         Write down of non-recourse notes

         Principally in connection with the 2001 spin-off of its subsidiary, Primal Solutions, Inc. ("PSI"), Avery extended loans to employees and former PSI stockholders in exchange for non-recourse promissory notes secured by the common stock of Avery and PSI and convertible preferred stock of Avery. Based on the decline in common stock price of Avery and PSI, the Company has established reserves against amounts payable to the Company. A total of $1,210,000 was expensed in 2001 and $1,200,000 in 2002 to recognize expected losses associated with amounts receivable under the terms of the non-recourse notes.

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         Option Buyback Costs

         During 2001, Avery expensed $88,378 to acquire outstanding stock options. This was a one-time expense that management did not expect to incur in the future and, therefore, has been added back to pretax earnings in arriving at normalized earnings level for the Company.

         Qorus Royalty

         In connection with the purchase of assets from Qorus.com, Inc. ("Qorus") in November 2001 (which resulted in the formation of the Aelix business), the Company agreed to pay Qorus an amount equal to five percent of the net after-tax income, if any, generated by the acquired intelligent message communications service business for a period of five years following the closing date. Pursuant to an agreement among the parties entered into in March 2002, Qorus agreed to eliminate this royalty obligation in exchange for the Company's (i) cash payment in the amount of $100,000, (ii) return of all 3,010,000 common shares of Qorus held by Avery; and (iii) Avery's agreement to cancel all unexercised options to purchase 1,066,500 common shares of Qorus at a price of $0.01 per share. During the first quarter of 2002, Avery recorded an expense of $130,100 in connection with this transaction. This expense is a one-time charge to earnings that has been added back to pretax earnings in arriving at a normalized earnings level for the Company.

         Replacement of TNS Service

         In the third quarter of 2002, the Company discontinued its use of an outsourced communications service through which billing records were submitted to LECs. The expenses incurred for these services during 2002 were added back to pre-tax earnings in arriving at a normalized earnings level of the Company in future periods.

         Start-up of 900 Service

         In April 2002, the Company hired a group of four salespeople to generate business for billing area code 900 calls. The Company did not expect to generate any meaningful new business until January 1, 2003, when one of the largest historical billers for 900 calls would be discontinuing its 900 billing services. The expenses incurred by the sales group during 2002 were added back to pre-tax earnings in arriving at a normalized earnings level of the Company in future periods.

         Write Down of San Antonio Assets

         In 2002, the Company consolidated the operations of its two largest business units into a single existing facility in Northridge, CA. The Company concurrently discontinued all operations at its San Antonio, TX facility. As a result of the consolidation, many of the fixed assets at the Company's San Antonio facility were no longer required to sustain operations. The Company is in the process of selling and disposing of the excess assets, and it recorded a $318,000 write down of those assets in the third quarter of 2002. Such expenses were added back to pro-tax earnings in arriving at a normalized earnings level of the Company in future periods.

Calculation Of Adjusted Cash Flow

We reduced the Company's average EBIT by an effective corporate tax rate of
38.82 percent or $540,307 to arrive at representative annual after-tax expected earnings amount of $851,591 for Avery. Next, we subtracted $460,000 to allow for estimated working capital requirements (see detail n Exhibit A-14), added $735,573 in average depreciation, and deducted average expected capital

                                                               Valuation Methods
--------------------------------------------------------------------------------

expenditures of $105,500 to arrive at an adjusted cash flow estimate of $1,021,664 for the Company. The next step in the Capitalized Cash Flow Method is to develop a market-based capitalization factor that can be used to convert the adjusted cash flow amount to an estimated value for the Company.

Determination of the Discount Rate

Both the Capitalized Cash Flow Method and the Discounted Cash Flow Method represent capitalized income approaches that consider an investor's "opportunity cost" of investing in the Company. The opportunity cost represents the expected rate of return foregone by investing in the Company instead of other alternative investments with comparable risk and other investment characteristics. The discount rate is the term assigned to the cost of capital for a particular category of investment after considering the opportunity cost. The discount rate serves as the basis for computing the capitalization factor in the Capitalized Cash Flow Method and the present value factor in the Discounted Cash Flow Method.

Because unleveraged (pre-interest and pre-debt) cash flow projections are being capitalized, the Company's weighted average cost of capital ("WACC") was selected as an estimate of the discount rate. Components of the WACC include the cost of equity, cost of debt, and targeted debt/equity structure. Additional support for the following discussion is provided in Exhibits C-2 and C-3.

         Cost of Equity

         The cost of equity is determined by "building up" a rate from an initial market-based return on investment. A risk-free return is used as the initial rate and incremental layers are added based on the perceived risk of the privately held investment over the risk-free investment alternative.

         1)   Risk Free Rate

              A generally accepted risk-free return that serves as our starting point is the return on a 20-year U.S. Government Treasury Bond. The risk free rate, of 4.81 percent, equals the annualized yield on twenty year Treasury Bonds as of September 30, 2002./7/

         2)   Equity Risk Premium

              The next layer begins with a general market equity risk premium of
              7.40 percent. This represents the average annualized return on the S&P Appraised Interest Portfolio in excess of the average annualized return on long-term government bonds over the period from January 1926 to December 2001/8/. Before we add this layer, however, we must first multiply this rate by an empirically determined function called beta.

              Beta is a function of the relationship between the return on an individual security and the return on the market as measured by a broad market index such as the S&P 500. Securities that have betas greater than 1.0 are characterized as aggressive and are more risky than the market. Securities that have betas of less than 1.0 are characterized as defensive securities and have systematic risks lower than the market.

___________________________
7    Federal Reserve Statistical Release, September 30, 2002.
8 Stocks, Bonds, Bills and Inflation Valuation Edition 2002 Yearbook, (Chicago: Ibbotson Associates 2002), last page.

                                                               Valuation Methods
--------------------------------------------------------------------------------

              The unleveraged beta for the Company was estimated to be 1.30 by examining the betas reported for the selected guideline companies as well as the betas for SIC Code 7375 (Information Retrieval Services industry) reported by Ibbotson Associates/9/. Raw betas for the guideline companies were adjusted using the Blume/10/ methodology that has been adopted by many of the commercial services that provide beta estimates and is intended to remove the distortion of unusually high or low betas observed on a given date. As discussed below, we assumed a targeted debt to total invested capital structure of approximately 65 percent debt and 35 percent equity as of the Valuation Date. We adjusted the industry unleveraged beta of 1.30 by the targeted debt structure using the following Hamada Formula:

                  Leveraged Company Beta =
                  Unleveraged Industry Beta x [1 + (1-tax rate) x (debt percent / equity percent)]

                  Using a 65 percent debt structure and a tax rate of 38.82 percent, a leveraged beta of 2.78 was computed for Avery.

              The Company's leveraged beta of 2.78 was multiplied by the equity risk premium of 7.40 percent to arrive at a beta-adjusted equity risk premium of 20.57 percent.

        3)    Size Premium

              An incremental layer in the cost of equity calculation is to add a small stock capitalization premium of 9.15 percent. This is an empirically supported figure reported by Ibbotson Associates that represents the risk premium that investors in small publicly traded stocks (represented by S&P 500 stocks having individual market capitalization below $84 million) require over investors in large publicly traded stocks.

              Combining items (1), (2) and (3) above produces a leveraged cost of equity for Avery of 34.53 percent (4.81 percent + 20.57 percent + 9.15 percent).

         Cost of Debt

         The cost of debt for the Company was computed as the bank prime loan rate of 4.75 percent reported by the Federal Reserve as of the Valuation Date/11/ plus an additional 4.75 percent for risks associated with the recent performance of the Company and speculation regarding the ability to repay its obligations to arrive at a current cost of debt of 9.5 percent. This rate is consistent with management's understanding of the Company's marginal cost of debt as of the Valuation Date. The after tax cost of debt was calculated as 5.81 percent as of the Valuation Date.

         Targeted Debt/Equity Structure

         We considered the current and future expected capital structure for Avery. Currently, the market value of the Company's debt represents approximately 87 percent of the market value of its total invested capital. Based on the forecast presented in Exhibit D, the market value of Avery's debt would represent approximately 47 percent of the market value of its total

_____________________________
/9/  Cost of Capital 2002 Yearbook, (Chicago: Ibbotson Associates, 2002), p
     7-19.
10 Blume, M.E. "On the Assessment of Risk," Journal of Finance, vol. 26, 1971, pp. 1-10.
11   Federal Reserve Statistical Release, H.15(519), September 30, 2002.

                                                               Valuation Methods
--------------------------------------------------------------------------------

        total invested capital by the end of the forecast period. We assumed an approximate average debt percentage of 65 percent over the forecast period in arriving at the Company's targeted debt structure.

        Weighted Average Cost of Capital

        Avery's expected weighted average cost of capital (WACC) was computed by multiplying the cost of equity of 34.53 percent by the target equity level of 35 percent and combining it with the after-tax cost of debt of
        5.81 percent after being multiplied by the target debt level of 65 percent resulting in a WACC of 15.9 percent as of the Valuation Date.

Calculation of the Capitalization Factor

The Capitalized Cash Flow Method is a single-period income capitalization approach that annuitizes adjusted cash flow under the assumption that will continue to grow at a constant rate of growth over the long term. The following formula, known as the Gordon Model, is used to develop the capitalization factor:

                                    1 + g
        Capitalization Factor =   --------- (where g = growth rate and R = WACC)
                                    R - g

        Expected Growth Rate for Aver

        We utilized a long-term growth rate of 6.5 percent for Avery. This rate was determined after considering the following factors:

        . Compound average sales growth for Avery over the past three years has been 20 percent; however, much of this growth was attributed to acquisitions made by the Company.

        . Over the forecast period, the adjusted EBIT is expected to grow at a compound average growth rate of 13.8 percent (see Exhibit D). This EBIT growth includes limited-term cash flow benefits associated with depreciation expense in excess of expected capital expenditures.

        . A twenty-year compound average growth rate of 5.8 percent was computed by extending the cash flows at the end of the forecast period presented in Exhibit D over another 15.75 years assuming a nominal annual growth rate of 3.6 percent per year.

        . Based on management's expected case revenue and expense forecast presented in Exhibit D, compound annual revenue growth during the forecast period will be approximately 0.8 percent and cash flow benefits associated with net operating loss carryforwards and excess depreciation will have been fully utilized. Since management expects relatively stable expense margins subsequent to the forecast period, cash flow growth subsequent to the forecast period will be much more closely aligned with revenue growth.

                                                               Valuation Methods
--------------------------------------------------------------------------------

        . According to Ibbotson Associates, the growth rate in real Gross Domestic Product ("GDP") for the period 1929 to 2001 was approximately 3.6 percent./12/

        Incorporating the estimated WACC and growth rate into the formula produces an estimated capitalization factor of 11.3 for Avery as shown below:

                                         1 + 6.5 percent

        Capitalization Factor =       -------------------     =       11.3
                                                                      ====
                                         15.9 percent - 6.5 percent


Summary of Capitalized Cash Flow Method

The following table incorporates the cash flow capitalization factor into the overall calculation of value along with the present value of expected tax benefits associated with net operating loss carryforwards and illustrates how the resulting value of $5,860,000 was arrived at using the Capitalized Cash Flow Method before adjusting for the effects of preferred stock and stock options was determined as of the Valuation Date. Additional support for this calculation is presented in Exhibit C.


        Adjusted Cash Flow                                           $1,021,664
        Cash flow multiple                                                 11.3
                                                                  --------------
        Freely traded control value of total invested capital       $11,544,803

        Debt outstanding                                             (6,263,253)
        Present value of NOL tax carryforward                           583,400
                                                                  --------------
        Freely traded equity value                                    5,864,950

        Rounded Value                                                $5,860,000
                                                                  --------------



__________________________
12 Stocks, Bonds, Bills and Inflation Valuation Edition 2002 Yearbook, (Chicago: Ibbotson Associates 2002), p 64 58

                                                               Valuation Methods
--------------------------------------------------------------------------------

                           Discounted Cash Flow Method

The Discounted Cash Flow Method seeks to establish the amount (in current dollars) an investor will pay for the right to a company's projected cash flow stream given alternative investment opportunities of equivalent risk. While DCF results can be sensitive to changes in the forecast assumptions, it is a highly reliable valuation method if forecast assumptions are reasonable. The fair market value of a security is dependent on future returns expected from the security and the perceived cost (in terms of lost opportunity) of investing in alternative investments. The DCF incorporates both of these considerations.

Forecast Assumptions

We examined management's best case, expected case, and worst case cash flow forecasts for Avery through December 31, 2006 and relied on the expected cash forecast for the DCF Method. The forecast was based on the Company's historical financial performance as presented in Exhibit A (adjusted for the items previously identified), general industry trends, and management's expectation of future profitability. The full details regarding the assumptions for gross margin, operating profit, and pretax income are presented on the forecasted income statement in the following section and in Exhibit D-4. The various accounts receivable, inventory, and accounts payable turnover assumptions are presented on the forecasted balance sheet in Exhibit D-5. Depreciation assumptions and assumptions regarding capital expenditures are included on Exhibit D-3.

Projected Income Statement (Expected Case)

The projected income statement for the expected case is presented below and in Exhibit D-4.

                                        Estimated
                                       Quarter End     Projected     Projected    Projected     Projected
                                          Dec-02        Dec-03        Dec-04       Dec-05        Dec-06
                                       -------------------------------------------------------------------
   LEC Billing                          $10,473,737   $39,473,000   $39,473,000  $39,473,000  $39,473,000
        Growth                                              (4.24%)        0.00%        0.00%        0.00%
   900 Service                              344,000     2,812,000     2,953,000    3,100,000    3,255,000
        Growth                                             717.44%         5.01%        4.98%        5.00%
   Aelix                                    410,377       900,000       945,000      992,000    1,042,000
        Growth                                               0.67%         5.00%        4.97%        5.04%
                                       ------------------------------------------------------------------
   NET SALES                            $11,228,114   $43,185,000   $43,371,000  $43,565,000  $43,770,000
        Annual Growth                        (73.55%)      284.61%         0.43%        0.45%        0.47%
                                       ------------------------------------------------------------------

   COST OF SALES                        $ 7,335,032   $28,978,840   $ 29,085,40  $29,197,640  $29,315,640

   GROSS PROFIT                         $33,893,082   $14,206,160   $14,285,060  $14,367,360  $14,454,360
   Gross Profit Margin                         34.7%         32.9%         32.9%        33.0%        33.0%
                                       ------------------------------------------------------------------
     Operating Expenses                 $73,473,830$   12,430,104   $11,749,938  $12,006,333  $11,968,333
     Operating Expense Margin                  30.9%         28.8%         27.1%        27.6%        27.3%
                                       ------------------------------------------------------------------
   Operating Profit Before
   Depreciation                         $   419,252   $ 1,776,056   $ 2,535,122  $ 2,361,027  $ 2,486,027
   Oper. Profit before Depreciation
   Margin                                      3.73%         4.11%         5.85%        5.42%        5.68%
                                       ------------------------------------------------------------------
     Depreciation & Amortization        $   271,432   $ 1,089,896   $ 1,094,062  $   516,667  $   241,667
     Depreciation & Amortization %
     of Revenues                               2.42%         2.52%         2.52%        1.19%        0.55%
                                       ------------------------------------------------------------------
   Operating Profit                     $   147,820   $   686,160   $ 1,441,060  $ 1,844,360  $ 2,244,360
   Operating Profit Margin                      1.3%          1.6%          3.3%         4.2%         5.1%
                                       ------------------------------------------------------------------
     Interest Income                    $    76,588   $   305,644   $   285,329  $   378,665  $   478,861
     Interest Expense                      (178,249)     (563,693)     (563,693)    (563,693)    (563,693)
     Other income (deductions)               36,846      (405,644)     (385,329)    (385,329)    (385,329)
                                       ------------------------------------------------------------------
   PRETAX INCOME before NOL
   carryforward                         $    83,005   $    22,467   $   777,367  $ 1,274,003  $ 1,774,199
   NOL Carryforward                      (2,215,542)   (2,132,537    (2,110,070)  (1,332,703)     (58,700)
                                       ------------------------------------------------------------------
   PRETAX INCOME after NOL
   carryforward                                   -             -             -            -  $ 1,715,499
     Corporate income taxes                       -             -             -            -     (665,922)
                                       ------------------------------------------------------------------
   NET INCOME                           $    83,005   $    22,467   $   777,367  $ 1,274,000  $ 1,108,277
                                       ==================================================================

Management did not expect additional revenue growth in the LEC billing business unless additional acquisitions were consummated. Given the financial position of the Company, additional

                                                               Valuation Methods
--------------------------------------------------------------------------------

acquisitions were unlikely. Similarly, management did not anticipate losing its existing clients in the LEC billing segment. The largest revenue growth segment was expected to be in 900 phone services. The Aelix intelligent message business was expected to produce moderate growth.

Projected Cash Flow

ComStock determined the appropriate unleveraged cash flows to be discounted by first adding non-cash operating expenses such as depreciation and amortization to projected net income. Depreciation expense was expected to significantly outpace capital expenditures in the near-term due to the depreciation of large outlays previously incurred to form the business and the lack of significant additional capital expenditures needed to support increased capacity. Outlays for working capital were computed based on the turnover ratios shown in Exhibit D-5. Projected turnover ratios were selected based on an examination of the past performance of the Company as shown in Exhibit A-15. The forecast for free cash flow is presented in the following schedule:

                                                                Projected
                                                                Qtr. Ended     Projected     Projected     Projected     Projected
                                                                  Dec-02         Dec-03        Dec-04        Dec-05        Dec-06
                                                               ---------------------------------------------------------------------
Cash Flows From Operations
Adjusted Net Income                                            $    83,005    $    22,467   $   777,367   $  1,274,003  $ 1,108,277
After tax interest expense                                         178,249        563,693       563,693        563,693      352,308
Add: Depreciation                                                    2,714      1,089,896     1,094,062        516,667      241,667
                                                               ---------------------------------------------------------------------
Subtotal Cash Flow from Operations                                 263,968      1,676,056     2,435,122      2,354,363    1,702,252
                                                               ---------------------------------------------------------------------

Changes in Working Capital:
     Receivables                                                 2,179,535       (214,118)      (54,705)       (57,059)     (60,294)
     Other Current Assets                                                -              -             -              -            -
     Accounts Payable & Accrued Expenses                         1,224,986       (359,804)     (139,772)        89,780       19,512
     Other Current Liabilities                                  (1,600,085)      (873,000)            -              -            -
                                                               ---------------------------------------------------------------------
Subtotal Changes in Working Capital                              1,804,436     (1,446,922)     (194,477)        32,721      (40,782)
                                                               ---------------------------------------------------------------------

Cash Flows From Other Investment Activities
     Change in Other Assets                                              -              -             -              -
     Property and Equipment Additions, Net                               -        (25,000)      (25,000)       (50,000)    (247,000)
                                                               ---------------------------------------------------------------------
Subtotal Changes in Other Investment Activities                          -        (25,000)      (25,000)       (50,000)    (247,000)
                                                               ---------------------------------------------------------------------

   Net Change In Cash (Before Debt & Equity Distributions)     $ 2,068,404    $   204,134   $ 2,215,645   $  2,337,084  $ 1,414,470
                                                              ======================================================================

Discount Rate

Avery's cash flow forecast was converted to current dollars using a discount rate of 15.9 percent. The discount rate represents the rate of return on Avery total invested capital that an investor would seek given alternative investments available in the marketplace and considering the risks of achieving the Avery forecast. The weighted average cost of capital was used as an estimate for the discount rate for use in the DCF Method (see Discount Rate section of Capitalized Cash Flow Method).

Present Value Factor

Since a willing buyer will not have access to the projected cash flow until a future point in time, it is not worth the same as if the willing buyer had access to the funds as of the Valuation Date. The discount factor compensates for this delay in receiving the projected cash flow by taking the required rate of return (represented by the discount rate) and converting it to a number which, when applied to the projected cash flow amount, produces an adjusted cash flow amount in present dollars. In computing the present value factor, we assume a mid-period convention. Mid-period

                                                               Valuation Methods
--------------------------------------------------------------------------------

convention adjusts the discount factor to reflect an assumption that the cash flows are earned evenly throughout the year as opposed to being earned on the last day of each year.

Present Value of Periodic Cash Flow

After applying the discount factor to the projected cash flow stream we determined the value of each cash flow projection in today's dollars. Summing the separate results provides us with a value of all cash flows for the forecast period in today's dollars. The following table shows how we arrived at a value of $6,061,598 an estimate of the present value of the cash flow projections for Avery.

                                                              Projected
                                                              Qtr. Ended       Projected      Projected    Projected     Projected
                                                                Dec-02           Dec-03         Dec-04       Dec-05        Dec-06
                                                       -----------------------------------------------------------------------------
Operating cash flow $$ reflected in valuation              $   2,068,404      $  204,134    $ 2,215,645   $ 2,337,084   $1,414,470
Discount Periods                                                    0.13            1.13           2.13          3 13         4.13
Discount Rate                                                      15.90%          15.90%         15.90%        15.90%       15.90%
Discount Factor                                                  0.98100         0.84642        0.73030       0.63011      0.54367
                                                       -----------------------------------------------------------------------------
Discounted Free Cash 1:lows                                $   2,029,104      $  172,783    $ 1,618,086   $ 1,472,620   $  769,005
                                                       =============================================================================
Present value of interim cash flows                                                                                     $6,061,598

Calculation of Residual Value

A separate present value calculation was made for cash flows projected to be available to Avery equity investors beyond the forecast period. To do this, we calculated a "residual value" for Avery.

The residual value is the value of the firm at the end of the projected period. The residual value is based upon a perpetuity growth model whereby it is assumed that unleveraged free cash flows grow into perpetuity at a constant growth rate. A lower long-term constant growth rate of 3.6 percent was assumed for years beyond the end of the forecast period. This growth rate is lower than that estimated for the Capitalized Cash Flow Method because the cash flow benefits associated with Avery's NOL carryforwards and excess depreciation expense are expected to be fully utilized by the end of the forecast period. Subsequent to the forecast period, cash flow growth will be accomplished primarily through revenue growth and expense management. This long-term sustainable economic growth rate utilized for the residual value calculation was based on the rate of growth of real GDP computed by Ibbotson Associates as discussed earlier. The Gordon Model discussed earlier is used to estimate the residual value at the end of the forecast period as shown below:

   Residual Value = E(CF)x(1 + g) = $1,414,470 x (1 + 3.6 percent) = $11,913,747
   $11,913,747
                    -------------   ------------------------------
                        d - g         15.9 percent - 3.6 percent

              Where:
                     E(CF) = Expected cash flow during the final year of the
                             forecast;
                     g = long-term growth rate for operating cash flows before
                         debt repayments;
                     d = discount rate for leveraged equity.

The present value of this residual amount was calculated as $6,354,078 using a
15.9 percent discount rate for the number of periods from the Valuation Date to end of the forecast period. Combining the present value of the residual value calculation with the present value of interim cash flows in the amount of $6,061,598 as discussed above produces a present value of total invested capital in the amount of $ $12,415,676.

                                                               Valuation Methods
--------------------------------------------------------------------------------

Summary of Discounted Cash Flow Method

The following is a summary of the indicated equity value of Avery estimated using the DCF Method as of the Valuation Date:

     Minority value of total invested capital                    $12,415,676
     Debt outstanding                                             (6,263,253)
                                                               -------------
     Equity value, freely traded basis                            $6,152,423
                                                               -------------
     Rounded Value                                                $6,150,000
                                                               =============

                                                               Valuation Methods
--------------------------------------------------------------------------------

                            Guideline Company Method

The Guideline Company Method used pricing multiples developed from publicly traded stocks of similar businesses to estimate value. These pricing multiples were applied to appropriate earnings data for Avery to determine the value of Avery as if it were a publicly traded guideline company.

Although the selected guideline companies were considered to be the best available publicly traded companies, we did not consider the Guideline Company Method to be the most relevant of the valuation methods applied in this case. There were recognized differences between Avery and the guideline companies in terms of size, depth of management, customer diversification, product line diversification, access to capital, and overall financial performance. Nevertheless, the larger number of arms length transactions that occur in the market segment represented by the selected guideline companies was regarded as providing important information into the overall valuation process. The availability of financial data for the selected guideline companies through published annual reports and filings with the Securities and Exchange Commission provided us with an opportunity to compare the financial performance of Avery to that of the selected guideline companies on a more detailed level. This exercise provided meaningful input into the overall valuation process, especially when contrasted against an alternative of relying solely on broad market averages or compiled industry survey data. Therefore, we have incorporated the results of the Guideline Company Method and its underlying assumptions as a point of reference for the overall valuation conclusion reached in this report.

Guideline Company Financial Data

As described in the Selection of Guideline Companies section of this report, historical financial statements for the selected guideline companies were extracted from the most recent CD Rom available to subscribers of Standard & Poor's Compustat(R) financial statement update service as of the Valuation Date. The effect of income or expense items identified as special, nonrecurring or extraordinary in nature were reversed from historical earnings performance to provide a more normalized earnings pattern for the selected guideline companies.

The following specific financial ratios were used to develop a value for Avery under the Guideline Company Method:

        Unleveraged Pricing Multiples were based on the following items expressed as a function of total market capital (debt plus equity):
         1)   sales;
         2)   3 year adjusted EBIT (earnings before interest and taxes);
         3) 3 year adjusted EBITDA (EBIT, before depreciation & amortization); and

        The Leveraged Pricing Multiple was based on the following items expressed as a function of the market value of common equity:
         1)   3 year adjusted net income;

For each of the guideline companies selected (see earlier section) market price multiples were calculated for each of the ratios identified above using the most recent stock prices available for each of the respective companies as of the Valuation Date. Our guideline company ratio analysis shown in Exhibit B revealed that the median percentile of Avery's relative performance for each of the 33 ratios

                                                               Valuation Methods
--------------------------------------------------------------------------------

examined placed Avery in the lowest quartile of that observed for the guideline company group. Therefore, we selected the 1st quartile market price multiple of the guideline company group for each of the relevant ratio categories. The selected 1st quartile market price multiples were then adjusted to account for differences in risk between the guideline companies and Avery (see explanation below). A risk-adjusted multiple for each ratio category was then applied to the financial data of Avery to produce a value for Avery's total invested capital using the unleveraged pricing multiples, and to produce a value for Avery's total equity using the leveraged pricing multiples.

Adjustments to Earnings

Certain adjustments are made to obtain a clear representation of Avery's historical earnings performance, as were the financial data for the guideline companies. Adjustments were made to both Avery's past financial performance and to the guideline companies to account for non-recurring and non-operating income and expenses. An explanation of the nature of adjustments for Avery is presented in the Capitalized Cash Flow Method section.

Risk Adjustment to the Valuation Multiples

As indicated in the Financial Profile section of this report, relative to the guideline companies, Avery is smaller, much more highly leveraged, and exposed to a greater financial risk than the guideline company group. Avery also lags the guideline company group significantly in terms of recent and historical growth, profitability, and asset productivity making Avery a much less attractive investment opportunity than the companies included in the guideline company group.

We discounted the publicly traded by multiples by 20 percent to allow for differences between the risks associated with Avery relative to the selected guideline companies. An adjustment of 5 percent was applied to account for differences in specific industry segments and growth expectations for Avery versus the best available guideline companies (as discussed earlier). Another adjustment of 10 percent was applied for the risks associated with Avery's smaller size relative to the selected guideline companies. A final adjustment of 5 percent was applied to adjust for Avery's greater financial risk due to significantly higher amounts of debt and generally inferior financial performance relative to the guideline companies.

Summary of Value for the Guideline Company Method

Exhibit E presents the detailed calculations for the Guideline Company Method using the ratios described above. The following summary indicates how the Guideline Company Method produced an indicated value of $5,870,000 as of the Valuation Date before considering the effect of preferred stock and stock options:

                                                               Valuation Methods
--------------------------------------------------------------------------------

                                                   Subject        Market         Value of                    Value of
Method                                              Data         Multiple         Equity        Debt       Invested Cap.
------------------------------------------------------------------------------------------------------------------------
Market Capital to Sales Ratio                   $41,915,531       48.0%            N/A          N/A         $20,119,455

Market Capital to EBIT
 Three Year Average                              $i,391,898         7.5            N/A          N/A         $10,439,235

Market Capital to EBITDA
 Three Year Average                              $2,349,038         3.6            N/A          N/A         $ 8,456,537

Market Equity to Adjusted Cash Flow
 Three Year Average                              $1,56O,919         4.1        $6,399,768    $6,263,253     $12,663,021
                                                                                                            -----------
Median                                                                                                      $11,551,128
-----------------------------------------------------------------------------------------------------------------------
Value of Total Invested Capital                                                                             $11,551,128

Debt outstanding                                                                                             (6,263,253)
Present value of NOL tax carryfonvard                                                                           583,400
                                                                                                            -----------
Freely traded minority interest value of equity                                                               5,871,275

Rounded Value                                                                                               $ 5,870,000
                                                                                                            ===========

                  LIMITING CONDITIONS & APPRAISAL CERTIFICATION

                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

1. Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, we assume no liability for such sources.
2. The subject assets, properties, or business interests are appraised free and clear of any and all liens or encumbrances unless otherwise stated. Information accepted by management has been accepted as correct without further verification, and we express no opinion on that information.
3. Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client without the previous written consent of the client or us and, in any event, only with proper attribution.
4. We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being valued, unless previous arrangements have been made.
5. The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.
6. The various estimates of value presented in this report apply to this valuation only and may not be used out of the context presented herein. This valuation is valid only for the purpose or purposes specified herein.
7. We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.
8. Unless otherwise stated in this report, we did not observe, and we have no knowledge of the existence of hazardous materials with regard to the subject assets, properties or business interests. However, we are not qualified to detect such substances. We assume no responsibility for such conditions or for any expertise required to discover them.
9. This valuation reflects facts and conditions existing at the Valuation Date. Subsequent events have not been considered, and we have no obligation to update our report for such events and conditions.
10. Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

APPRAISAL CERTIFICATION

We hereby certify the following statements regarding this appraisal:

1) We have personally visited the corporate headquarters of business interests encompassed by this appraisal.

2) We have no present or prospective future interest in the assets, properties, or business interests that are the subject of this appraisal report.

3) We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

4) Our compensation for making the appraisal is in no way contingent upon the value reported or upon any predetermined value.

5) To the best of our knowledge and belief, the statements of facts contained in this report, upon which the analyses, conclusions and opinions expressed herein are based, are true and correct.

6) Our analyses, opinions and conclusions have been developed and reported in conformity with the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice endorsed by the American Society of Appraisers.

7) No persons other than the individuals whose qualifications are included herein have provided significant professional assistance regarding the analyses, opinions and conclusions set forth in this report.

8) The reported analyses, opinions, and conclusions are limited only by the reported contingent and limiting conditions, and they represent our unbiased professional analyses, opinions and conclusions.

Certified by:

ComStock Valuation Advisors, Inc.



By: ______________________________________________
     Fred H. Jahns, Director of Valuation Services
     Accredited Senior Appraiser of American Society of Appraisers

Date: _______________________________________


Avery Communications, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Income Statements
===================================================================================================================================

                                                 Estimated       Audited       Audited      Audited        Unaudited Year to Date
                                                 Year End       Year End      Year End      Year End    ---------------------------
                                                  Dec-02         Dec-01        Dec-00        Dec-99        Sep-02         Sep-01
                                               -------------------------------------------------------- ---------------------------
NET SALES                                        $42,457,000  $41,915,531   $36,475,177    $24,312,698  $31,228,886    $29,056,262

COST OF SALES                                     29,202,869   29,979,882    25,783,816     17,653,993   21,867,837     20,509,098
                                               -------------------------------------------------------- ---------------------------

GROSS PROFIT                                      13,254,131   11,935,649    10,691,361      6,658,705    9,361,049      8,547,164

   Operating Expenses                             14,660,271    9,545,150     6,771,308      4,553,479   11,641,541      5,790,049
                                               -------------------------------------------------------- ---------------------------

Operating profit before depreciation & amort.    (1,406,140)    2,390,499     3,920,053      2,105,226   (2,280,492)     2,757,115

   Depreciation & Amortization                    1,403,729       869,184       598,506        550,546    1,132,297        541,143
                                               -------------------------------------------------------- ---------------------------

Operating profit after depreciation & amort.     (2,809,869)    1,521,315     3,321,547      1,554,680   (3,412,789)     2,215,972

   Interest Income                                  306,354       343,278       448,340        129,045            -              -
   Interest Expense                                (409,000)      (68,812)     (133,120)      (292,258)    (230,751)       (48,120)
   Other Income (Deductions)                     (1,813,354)   (3,428,799)            -       (321,736)  (1,330,100)    (2,971,395)
                                               -------------------------------------------------------- ---------------------------

Inc. from Continuing Operations Before Tax       (4,725,869)   (1,633,018)    3,636,767      1,069,731   (4,973,640)      (803,543)

   Income tax benefit (expense)                   1,162,000      (216,945)   (1,313,518)       648,573    1,245,631       (110,701)
                                               -------------------------------------------------------- ---------------------------

Income from continuing operations                (3,563,869)   (1,849,963)    2,323,249      1,718,304   (3,728,009)      (914,244)

   Loss from discontinued operations                      -      (666,036)   (3,700,487)       958,759            -       (605,259)
                                               -------------------------------------------------------- ---------------------------

NET INCOME (LOSS)                               ($3,563,869)  ($2,515,999)  ($1,377,238)   $ 2,677,063  ($3,728,009)  ($ 1,519,503)
                                               =======================================================  ===========================

                       ComStock Valuation Advisors, Inc.             Exhibit A-1


Avery Communications, Inc.
-------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Balance Statements
=======================================================================================================

                                        Unaudited        Audited          Audited          Audited
                                          As Of           As Of            As Of            As Of
ASSETS                                    Sep-02          Dec-01           Dec-00           Dec-99
                                      --------------------------------------------------------------
   Cash and cash equivalents           $ 3,519,481     $ 5,422,202      $ 6,719,888      $ 5,744,069
   Net accounts receivable              14,666,888      12,181,452        7,983,710        8,305,364
   Deferred taxes                        2,215,542       1,090,690          565,562          374,086
   Other current assets                  1,517,423         986,972          699,281          312,556
                                      --------------------------------------------------------------
 Total Current Assets                   21,919,334      19,681,316       15,968,441       14,736,075
                                      --------------------------------------------------------------

   Gross fixed assets                    6,285,483       6,218,175        1,605,011        1,398,618
     Accumulated depreciation            2,610,407       1,379,877          784,168          506,535
                                      --------------------------------------------------------------
   Net fixed assets                      3,675,076       4,838,298          820,843          892,083
                                      --------------------------------------------------------------

   Goodwill (net)                        5,574,366       5,592,002        2,779,930        3,093,303
   Other assets                          3,135,473       3,781,118       16,074,031        5,046,990
                                      --------------------------------------------------------------
Total Assets                           $34,304,249     $33,892,734      $35,643,245      $23,768,451
                                      ==============================================================



                       ComStock Valuation Advisors, Inc.             Exhibit A-2


Avery Communications, Inc.
------------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Balance Sheets Statements (Continued)
========================================================================================================================

                                                          Unaudited        Audited           Audited          Audited
                                                            As Of           As Of             As Of            As Of
                                                           Sep-02          Dec-01            Dec-00           Dec-99
                                                       ---------------------------------------------------------------
LIABILITIES
   Line of credit                                      $  5,582,572     $  2,607,705             --               --
   Current portion of long-term debt                           --               --              6,667            6,667
   Accounts payable                                       5,956,711        5,144,763        4,117,671        4,369,562
   Accrued expenses                                       3,277,849        4,470,380        3,638,421        2,832,426
   Deposits and other payables related to customers      22,209,585       20,588,875       18,594,786       10,908,168
                                                       ---------------------------------------------------------------
 Total Current Liabilities                               37,026,717       32,811,723       26,357,545       18,116,823
                                                       ---------------------------------------------------------------

   Long-term debt, less current portion                     680,681          680,681          333,475          325,195
   Other liabilities                                      1,326,461        1,576,021             --               --
                                                       ---------------------------------------------------------------
Total Liabilities                                        39,033,859       35,068,425       26,691,020       18,442,018
                                                       ---------------------------------------------------------------
Redeemable Preferred Stock                                2,321,667        2,321,667        2,671,667             --
                                                       ---------------------------------------------------------------


STOCKHOLDERS' EQUITY
   Preferred stock                                           32,401           42,505           71,269           66,004
                                                       ---------------------------------------------------------------

   Common stock                                              12,680           12,680          124,613           98,040
   Additional paid-in capital                             6,107,753        6,639,337       15,752,226       12,306,163
   Retained earnings (deficit)                          (12,783,021)      (9,055,012)      (6,539,013)      (5,161,775)
   Less:  treasury stock                                   (245,099)         (58,440)      (2,036,801)      (1,981,999)
   Subscription notes receivable                           (175,991)      (1,078,428)      (1,091,736)            --
                                                       ---------------------------------------------------------------
Total Common Equity                                      (7,083,678)      (3,539,863)       6,209,289        5,260,429
                                                       ---------------------------------------------------------------

Total Equity                                             (7,051,277)      (3,497,358)       6,280,558        5,326,433
                                                       ---------------------------------------------------------------

Total Liabilities & Equity                             $ 34,304,249     $ 33,892,734     $ 35,643,245     $ 23,768,451
                                                       ===============================================================

Common Shares Outstanding                                 1,048,044        1,207,684       11,246,014        8,627,033

                        ComStock Valuation Advisors, Inc.            Exhibit A-3


Avery Communications, Inc.
------------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Cash Flow Statements
========================================================================================================================

                                                          Year End         Year End         Year End         Year End
                                                           Dec-02           Dec-01           Dec-00           Dec-99
                                                       ---------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                                          ($ 3,563,869)    ($ 2,515,999)    ($ 1,377,238)    $  2,677,063
   Depreciation                                           1,403,729          624,480          346,650          506,535
   Amortization                                                --            244,704          251,856           44,011
   Other non-cash charges                                  (164,140)            --               --                  4
                                                       ---------------------------------------------------------------
Subtotal                                                 (2,324,280)      (1,646,815)        (778,732)       3,227,613
                                                       ---------------------------------------------------------------

Changes in Working Capital:
   Net accounts receivable                               (2,485,436)      (4,197,742)         321,654       (8,305,364)
   Inventories                                                 --               --               --               --
   Deferred taxes                                        (1,124,852)        (525,128)        (191,476)        (374,086)
   Other current assets                                    (530,451)        (287,691)        (386,725)        (312,112)
   Accounts payable                                         811,948        1,027,092         (251,891)       4,244,254
   Accrued expenses                                      (1,192,531)         831,959          805,995        2,752,795
   Deposits and other payables related to customers       1,620,710        1,994,089        7,686,618        3,231,331
                                                       ---------------------------------------------------------------
Changes in Working Capital                               (2,900,612)      (1,157,421)       7,984,175        1,236,818
                                                       ---------------------------------------------------------------

Operating Activities - Net Cash Flow                     (5,224,892)      (2,804,236)       7,205,443        4,464,431
                                                       ---------------------------------------------------------------

INVESTING ACTIVITIES
   Capital expenditures, net of disposals                  (240,507)      (4,641,935)        (275,410)      (1,398,618)
   Changes in other assets                                  663,281        9,236,137      (10,965,524)      (2,015,332)
                                                       ---------------------------------------------------------------
Investing Activities - Net Cash Flow                        422,774        4,594,202      (11,240,934)      (3,413,950)
                                                       ---------------------------------------------------------------

FINANCING ACTIVITIES
   Changes in preferred stock                               (10,104)        (378,764)       2,676,932           38,904
   Changes in common stock                                  370,853       (9,211,514)       2,380,900        3,888,172
   Sale (purchase) of treasury stock                       (186,659)       1,978,361          (54,802)        (115,632)
   Issuance (repayment) of debt                           2,974,867        2,948,244            8,280           14,946
   Other long-term liabilities                             (249,560)       1,576,021             --               --
                                                       ---------------------------------------------------------------
Financing Activities - Net Cash Flow                      2,899,397       (3,087,652)       5,011,310        3,826,390
                                                       ---------------------------------------------------------------

Net increase (decrease) in cash                        ($ 1,902,721)    ($ 1,297,686)    $    975,819     $  4,876,871
                                                       ===============================================================

                       ComStock Valuation Advisors, Inc.             Exhibit A-4


Avery Communications, Inc.
------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Common Size Income Statements
==================================================================================================================


                                                    Year End     Year End     Year End     Year End      Average
                                                     Dec-02       Dec-01       Dec-00       Dec-99
                                                    -----------------------------------------------     --------
NET SALES                                            100.00%      100.00%      100.00%      100.00%      100.00%

COST OF SALES                                         68.78%       71.52%       70.69%       72.61%       70.90%
                                                    -----------------------------------------------     --------

GROSS PROFIT                                          31.22%       28.48%       29.31%       27.39%       29.10%

   Operating Expenses                                 34.53%       22.77%       18.56%       18.73%       23.65%
                                                    -----------------------------------------------     --------

Operating profit before depreciation & amort          (3.31%)       5.70%       10.75%        8.66%        5.45%

   Depreciation & Amortization                         3.31%        2.07%        1.64%        2.26%        2.32%
                                                    -----------------------------------------------     --------

Operating profit after depreciation & amort           (6.62%)       3.63%        9.11%        6.39%        3.13%

   Interest Income                                     0.72%        0.82%        1.23%        0.53%        0.83%
   Interest Expense                                   (0.96%)      (0.16%)      (0.36%)      (1.20%)      (0.67%)
   Other Income (Deductions)                          (4.27%)      (8.18%)       0.00%       (1.32%)      (3.44%)
                                                    -----------------------------------------------     --------

Inc. from Continuing Operations Before Tax           (11.13%)      (3.90%)       9.97%        4.40%       (0.17%)

   Income tax benefit (expense)                        2.74%       (0.52%)      (3.60%)       2.67%        0.32%
                                                    -----------------------------------------------     --------

Income from continuing operations                     (8.39%)      (4.41%)       6.37%        7.07%        0.16%

   Loss from discontinued operations                   0.00%       (1.59%)     (10.15%)       3.94%       (1.95%)
                                                    -----------------------------------------------     --------

NET INCOME (LOSS)                                     (8.39%)      (6.00%)      (3.78%)      11.01%       (1.79%)
                                                    ===============================================     ========

Note:  Totals may vary due to rounding.

                       ComStock Valuation Advisors, Inc.             Exhibit A-5


Avery Communications, Inc.
--------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Income Statement Trend Analysis
==================================================================================================

                                                    Year End    Year End    Year End   Year End
                                                     Dec-02      Dec-01      Dec-00     Dec-99
                                                   -------------------------------------------
NET SALES                                             1.29%      14.92%      50.03%       NA

COST OF SALES                                        (2.59%)     16.27%      46.05%       NA
                                                   ------------------------------------------

GROSS PROFIT                                         11.05%      11.64%      60.56%       NA

   Operating Expenses                                53.59%      40.96%      48.71%       NA

Operating profit before depreciation & amort       (158.82%)    (39.02%)     86.21%       NA

   Depreciation & Amortization                       61.50%      45.23%       8.71%       NA
                                                   ------------------------------------------

Operating profit after depreciation & amort        (284.70%)    (54.20%)    113.65%       NA

   Interest Income                                  (10.76%)    (23.43%)    247.43%       NA
   Interest Expense                                 494.37%     (48.31%)    (54.45%)      NA
   Other Income (Deductions)                        (47.11%)         NA    (100.00%)      NA
                                                   ------------------------------------------

Inc. from Continuing Operations Before Tax          189.39%    (144.90%)    239.97%       NA

   Income tax benefit (expense)                    (635.62%)    (83.48%)   (302.52%)      NA
                                                   ------------------------------------------

Income from continuing operations                    92.65%    (179.63%)     35.21%       NA

   Loss from discontinued operations               (100.00%)    (82.00%)   (485.97%)      NA
                                                   ------------------------------------------

NET INCOME (LOSS)                                    41.65%      82.68%    (151.45%)      NA
                                                   ==========================================

Note:  Totals may vary due to rounding.

                       ComStock Valuation Advisors, Inc.             Exhibit A-6


Avery Communications, Inc.
----------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Unadjusted Common Size Balance Sheets
==========================================================================================================

                                                            As Of       As Of         As Of        As Of
ASSETS                                                      Sep-02      Dec-01        Dec-00       Dec-99
                                                          ------------------------------------------------
   Cash and cash equivalents                                10.26%       16.00%       18.85%       24.17%
   Net accounts receivable                                  42.76%       35.94%       22.40%       34.94%
   Deferred taxes                                            6.46%        3.22%        1.59%        1.57%
   Other current assets                                      4.42%        2.91%        1.96%        1.32%
                                                          ------------------------------------------------
 Total Current Assets                                       63.90%       58.07%       44.80%       62.00%
                                                          ------------------------------------------------
   Net Property & Equipment                                 10.71%       14.28%        2.30%        3.75%
   Goodwill (net)                                           16.25%       16.50%        7.80%       13.01%
   Other assets                                              9.14%       11.16%       45.10%       21.23%
                                                          ------------------------------------------------
Total Assets                                               100.00%      100.00%      100.00%      100.00%
                                                          ================================================

LIABILITIES
   Line of credit                                           16.27%        7.69%        0.00%        0.00%
   Current portion of long-term debt                         0.00%        0.00%        0.02%        0.03%
   Accounts payable                                         17.36%       15.18%       11.55%       18.38%
   Accrued expenses                                          9.56%       13.19%       10.21%       11.92%
   Deposits and other payables related to customers         64.74%       60.75%       52.17%       45.89%
                                                          ------------------------------------------------
 Total Current Liabilities                                 107.94%       96.81%       73.95%       76.22%
   Long Term Debt                                            1.98%        2.01%        0.94%        1.37%
   Other Liabilities                                         3.87%        4.65%        0.00%        0.00%
                                                          ------------------------------------------------
Total Liabilities                                          113.79%      103.47%       74.88%       77.59%
                                                          ------------------------------------------------

EQUITY                                                    ------------------------------------------------
    Total Preferred Stock                                    6.86%        6.98%        7.70%        0.28%
                                                          ------------------------------------------------
   Common stock                                              0.04%        0.04%        0.35%        0.41%
   Additional paid-in capital                               17.80%       19.59%       44.19%       51.78%
   Retained earnings (deficit)                             (37.26%)     (26.72%)     (18.35%)     (21.72%)
   Less:  treasury stock                                    (0.71%)      (0.17%)      (5.71%)      (8.34%)
   Subscription notes receivable                            (0.51%)      (3.18%)      (3.06%)       0.00%
                                                          ------------------------------------------------
   Total Common Equity                                     (20.65%)     (10.44%)      17.42%       22.13%
                                                          ------------------------------------------------
   Total Equity                                            (20.56%)     (10.31%)      17.62%       22.41%
                                                          ------------------------------------------------

   Total Liabilities & Equity                              100.00%      100.01%      100.00%      100.00%
                                                          ================================================


Note:  Totals may vary due to rounding.

                       ComStock Valuation Advisors, Inc.             Exhibit A-7


Unadjusted Balance Sheet Trend Analysis
=============================================================================================

                                                           As Of        As Of         As Of
ASSETS                                                     Sep-02       Dec-01        Dec-00
                                                         ------------------------------------
   Cash and cash equivalents                               (35.09%)     (19.31%)      16.99%
   Net accounts receivable                                  20.40%       52.58%       (3.87%)
   Deferred taxes                                          103.13%       92.85%       51.19%
   Other current assets                                     53.75%       41.14%      123.73%
                                                         ------------------------------------
 Total Current Assets                                       11.37%       23.25%        8.36%
                                                         ------------------------------------
   Net fixed assets                                        (24.04%)     489.43%       (7.99%)
   Goodwill (net)                                           (0.32%)     101.16%      (10.13%)
   Other assets                                            (17.08%)     (76.48%)     218.49%
                                                         ------------------------------------
Total Assets                                                 1.21%       (4.91%)      49.96%
                                                         ====================================

LIABILITIES
   Line of credit                                          114.08%          NA           NA
   Current portion of long-term debt                           NA      (100.00%)       0.00%
   Accounts payable                                         15.78%       24.94%       (5.76%)
   Accrued expenses                                        (26.68%)      22.87%       28.46%
   Deposits and other payables related to customers          7.87%       10.72%       70.47%
                                                         ------------------------------------
 Total Current Liabilities                                  12.85%       24.49%       45.49%
   Long Term Debt                                            0.00%      104.12%        2.55%
   Other Liabilities                                       (15.83%)         NA           NA
                                                         ------------------------------------
Total Liabilities                                           11.31%       31.39%       44.73%
                                                         ------------------------------------

EQUITY                                                   ------------------------------------
    Total Preferred Stock                                  (23.77%)     (53.46%)       7.98%
                                                         ------------------------------------
   Common stock                                              0.00%      (89.82%)      27.10%
   Additional paid-in capital                               (8.01%)     (57.85%)      28.00%
   Retained earnings (deficit)                              41.17%       38.48%       26.68%
   Less:  treasury stock                                   319.40%      (97.13%)       2.76%
   Subscription notes receivable                           (83.68%)      (1.22%)         NA
                                                         ------------------------------------
Total Common Equity                                        100.11%     (157.01%)      18.04%
                                                         ------------------------------------
Total Equity                                               101.62%     (155.69%)      17.91%
                                                         ------------------------------------

Total Liabilities & Equity                                   1.21%       (4.91%)      49.96%
                                                         ====================================

Note:  Totals may vary due to rounding.

                       ComStock Valuation Advisors, Inc.             Exhibit A-8


Avery Communications, Inc.
-------------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements

Adjusted Operating Performance Before Debt Service
=========================================================================================================================

                                                           Estimated        Audited          Audited         Audited
                                                           Year End         Year End        Year End        Year End
                                                            Dec-02          Dec-01           Dec-00          Dec-99
                                                       ------------------------------------------------------------------
Pretax Income, as reported                                  ($4,725,869)     ($1,633,018)     $3,636,767      $1,069,731

Pretax Adjustments
   Interest expense                                             409,000           68,812         133,120         292,258
   Write-off of investment in affiliate                               -        2,361,405               -               -
   Write down of non-recourse notes                           1,200,000        1,210,000               -               -
   Option buyback costs                                               -           88,378               -               -
   Qorus royalty                                                130,100                -               -               -
   Replacement of TNS service                                   450,000                -               -               -
   Start-up of 900 service                                      529,000                -               -               -
   Write down of San Antonio assets                             318,000                -               -               -
                                                       ------------------------------------------------------------------
Total Pretax Adjustments                                      3,036,100        3,728,595         133,120         292,258

Adjusted EBIT                                               ($1,689,769)      $2,095,577      $3,769,887      $1,361,989
                                                       ==================================================================
Adjusted EBIT Margin                                             (3.98%)            5.00%          10.34%           5.60%
                                                       ==================================================================

   3 Year Average                                            $1,391,898

   Weights Assigned to Respective Year
   -----------------------------------
   Three-year weighting                                               1                1               1

Adjusted EBIT                                               ($1,689,769)      $2,095,577      $3,769,887      $1,361,989
   Depreciation & Amortization                                1,403,729          869,184         598,506         550,546
                                                       ------------------------------------------------------------------
Adjusted EBITDA                                               ($286,040)      $2,964,761      $4,368,393      $1,912,535
                                                       ==================================================================

   3 Year Average                                           $ 2,349,038


Adjusted Operating Performance After Debt Service

                       ComStock Valuation Advisors, Inc.             Exhibit A-9

Avery Communications, Inc.
--------------------------------------------------------------------------------------------------------------------------
Comparative Financial Statements
Adjusted Operating Performance After Debt Service
==========================================================================================================================

                                                               Year End         Year End        Year End        Year End
                                                                Dec-02           Dec-01          Dec-00          Dec-99
                                                        ------------------------------------------------------------------
Pretax Income, as reported                                   ($4,725,869)     ($1,633,018)     $3,636,767      $1,069,731

Pretax Adjustments

   Write-off of investment in affiliate                                -        2,361,405               -               -
   Write down of non-recourse notes                            1,200,000        1,210,000               -               -
   Option buyback costs                                                -           88,378               -               -
   Qorus royalty                                                 130,100                -               -               -
   Replacement of TNS service                                    450,000                -               -               -
   Start-up of 900 service                                       529,000                -               -               -
   Write down of San Antonio assets                              318,000                -               -               -
                                                         -----------------------------------------------------------------
Total Pretax Adjustments                                       2,627,100        3,659,783               -               -

Adjusted Pretax Income (Leveraged)                            (2,098,769)       2,026,765       3,636,767       1,069,731
   Federal and State Income Tax (Normalized)                    (445,044)         786,750       1,411,720         415,248
                                                         -----------------------------------------------------------------
Adjusted Net Income                                          ($1,653,725)      $1,240,015      $2,225,047        $654,483
                                                         =================================================================
Normalized income tax rate                                        21.21%            38.82%          38.82%          38.82%

   3 Year Average                                               $603,779

   Weights Assigned to Respective Year
   -----------------------------------
   Three-year weighting                                                1                1               1

   Depreciation & Amortization                                 1,403,729          869,184         598,506         550,546
                                                         -----------------------------------------------------------------
Adjusted Cash Flow                                             ($249,996)      $2,109,199      $2,823,553      $1,205,029
                                                         =================================================================

   3 Year Average                                             $1,560,919


                       ComStock Valuation Advisors, Inc.            Exhibit A-10

Avery Communications, Inc.
--------------------------------------------------------------------------------
Comparative Financial Statements
Adjusted Income Statement
================================================================================

                                                                Estimated
                                                                Year End            Year End           Year End           Year End
                                                                 Dec-02              Dec-01             Dec-00             Dec-99
                                                             -----------------------------------------------------------------------
NET SALES                                                      $42,457,000        $41,915,531        $36,475,177        $24,312,698

COST OF SALES                                                   29,202,869         29,979,882         25,783,816         17,653,993
                                                             -----------------------------------------------------------------------

GROSS PROFIT                                                    13,254,131         11,935,649         10,691,361          6,658,705

   Operating Expenses                                           13,681,271          9,145,150          6,771,308          4,553,479
                                                             -----------------------------------------------------------------------

Operating profit before depreciation & amort.                     (427,140)         2,790,499          3,920,053          2,105,226

   Depreciation & Amortization                                   1,085,729            869,184            598,506            550,546
                                                             -----------------------------------------------------------------------

Operating profit after depreciation & amort.                    (1,512,869)         1,921,315          3,321,547          1,554,680

   Interest Income                                                 306,354            343,278            448,340            129,045
   Interest Expense                                               (409,000)           (68,812)          (133,120)          (292,258)
   Other Income (Deductions)                                      (483,254)          (169,016)                 -           (321,736)
                                                             -----------------------------------------------------------------------

Inc. from Continuing Operations Before Tax                      (2,098,769)         2,026,765          3,636,767          1,069,731

   Income tax benefit (expense)                                    445,044           (786,750)        (1,411,720)          (415,248)
                                                             -----------------------------------------------------------------------

Income from continuing operations                               (1,653,725)         1,240,015          2,225,047            654,483

   Loss from discontinued operations                                     -           (666,036)        (3,700,487)           958,759
                                                             -----------------------------------------------------------------------

NET INCOME (LOSS)                                              ($1,653,725)       $   573,979        ($1,475,440)       $ 1,613,242
                                                             =======================================================================

                        ComStock Valuation Advisors, Inc.           Exhibit A-11

Avery Communications, Inc.
--------------------------------------------------------------------------------
Comparative Financial Statements
Adjusted Common Size Income Statement
================================================================================

                                                       Year End        Year End        Year End        Year End
                                                        Dec-02          Dec-01          Dec-00         Dec-99
                                                  ----------------------------------------------------------------
NET SALES                                               100.00%         100.00%         100.00%        100.00%

COST OF SALES                                            68.78%          71.52%          70.69%         72.61%
                                                  ----------------------------------------------------------------

GROSS PROFIT                                             31.22%          28.48%          29.31%         27.39%

   Operating Expenses                                    32.22%          21.82%          18.56%         18.73%

Operating profit before depreciation & amort.            (1.01%)          6.66%          10.75%          8.66%

   Depreciation & Amortization                            2.56%           2.07%           1.64%          2.26%
                                                  ----------------------------------------------------------------

Operating profit after depreciation & amort.             (3.56%)          4.58%           9.11%          6.39%

   Interest Income                                        0.72%           0.82%           1.23%          0.53%
   Interest Expense                                      (0.96%)         (0.16%)         (0.36%)        (1.20%)

   Other Income (Deductions)                             (1.14%)         (0.40%)          0.00%         (1.32%)
                                                  ----------------------------------------------------------------

Inc. from Continuing Operations Before Tax               (4.94%)          4.84%           9.97%          4.40%

   Income tax benefit (expense)                           1.05%          (1.88%)         (3.87%)        (1.71%)
                                                  ----------------------------------------------------------------

Income from continuing operations                        (3.90%)          2.96%           6.10%          2.69%

   Loss from discontinued operations                      0.00%          (1.59%)        (10.15%)         3.94%
                                                  ----------------------------------------------------------------

NET INCOME (LOSS)                                        (3.90%)          1.37%          (4.05%)         6.64%
                                                  ================================================================

Note: Totals may vary due to rounding

                        ComStock Valuation Advisors, Inc.         Exhibit A-12

Avery Communications, Inc.
--------------------------------------------------------------------------------
Comparative Financial Statements
Adjusted Income Statement Trend Analysis
================================================================================

                                                                        Year End         Year End       Year End      Year End
                                                                         Dec-02          Dec-01          Dec-00        Dec-99
                                                                   ---------------------------------------------------------------

NET SALES                                                                 1.29%           14.92%          50.03%         NA

COST OF SALES                                                            (2.59%)          16.27%          46.05%         NA
                                                                   ---------------------------------------------------------------

GROSS PROFIT                                                             11.05%           11.64%          60.56%         NA

   Operating Expenses                                                    49.60%           35.06%          48.71%         NA
                                                                   ---------------------------------------------------------------

Operating profit before depreciation & amort.                          (115.31%)         (28.81%)         86.21%         NA

   Depreciation & Amortization                                           24.91%           45.23%           8.71%         NA
                                                                   ---------------------------------------------------------------

Operating profit after depreciation & amort.                           (178.74%)         (42.16%)        113.65%         NA

   Interest Income                                                      (10.76%)         (23.43%)        247.43%         NA
   Interest Expense                                                     494.37%          (48.31%)        (54.45%)        NA
   Other Income (Deductions)                                            185.92%              NA         (100.00%)        NA
                                                                   ---------------------------------------------------------------

Inc. from Continuing Operations Before Tax                             (203.55%)         (44.27%)        239.97%         NA

   Income tax benefit (expense)                                        (156.57%)         (44.27%)        239.97%         NA
                                                                   ---------------------------------------------------------------

Income from continuing operations                                      (233.36%)         (44.27%)        239.97%         NA

   Loss from discontinued operations                                   (100.00%)         (82.00%)       (485.97%)        NA
                                                                   ---------------------------------------------------------------

NET INCOME (LOSS)                                                      (388.12%)        (138.90%)       (191.46%)        NA
                                                                   ===============================================================

Note:  Totals may vary due to rounding

                       ComStock Valuation Advisors, Inc.            Exhibit A-13

Avery Communications, Inc.
--------------------------------------------------------------------------------
Historical Changes in Working Capital
================================================================================

                                                       As Of          As Of          As Of         As Of
                                                       Dec-02         Dec-01         Dec-00        Dec-99
                                                   ---------------------------------------------------------
Non-cash current assets
   Net accounts receivable                           $14,666,888    $12,181,452    $7,983,710    $8,305,364
   Deferred taxes                                      2,215,542      1,090,690       565,562       374,086
   Other current assets                                1,517,423        986,972       699,281       312,556
                                                   ---------------------------------------------------------
 Total Non-cash Current Assets                       $18,399,853    $14,259,114    $9,248,553    $8,992,006

Non-debt current liabilities
   Line of credit                                    $ 5,582,572    $ 2,607,705             -             -
   Accounts payable                                    5,956,711      5,144,763     4,117,671     4,369,562
   Accrued expenses                                    3,277,849      4,470,380     3,638,421     2,832,426
                                                   ---------------------------------------------------------
 Total Non-Debt Current Liabilities                  $14,817,132    $12,222,848    $7,756,092    $7,201,988

Adjusted working capital                             $ 3,582,721    $ 2,036,266    $1,492,461    $1,790,018

============================================================================================================
Change in Working Capital                            ($1,546,455)     ($543,805)   $  297,557
   Moving Average                                      ($597,568)     ($123,124)   $  297,557

   Average change from forecast                        ($412,365)

SELECTED                                               ($460,000)
============================================================================================================

                       ComStock Valuation Advisors, Inc.            Exhibit A-14

Avery Communications, Inc.
--------------------------------------------------------------------------------
Comparative Financial Statements
Ratio Analysis of Adjusted Financial Information
================================================================================

                                                                    Unaudited    Audited   Audited    Audited      Median
                                                                     Sep-02      Dec-01    Dec-00     Dec-99     2001-1999
                                                                  ------------------------------------------------------------
LIQUIDITY
   Current Ratio                                                           0.6       0.6        0.6       0.8            0.6
   Quick Ratio                                                             0.5       0.5        0.6       0.8            0.6
   Revenues to Working Capital                                            (2.8)    (10.9)      (0.9)     (0.4)          (0.9)
   Cash Flow Per Share                                                    (0.2)      1.7        0.3       0.1            1.0

ACTIVITY
   Receivables Turnover (average balance)                                  3.2       4.2        4.5       5.9            4.4
   Receivables Turnover (year end balance)                                 2.9       3.4        4.6       2.9            3.4
   Average Days Receivables Outstanding                                  114.1      86.9       81.1      61.9           81.1
   Total Asset Turnover                                                    1.2       1.2        1.2       1.6            1.2
   Accounts Payable Turnover (average balance)                             5.3       6.5        6.1       7.9            6.5
   Accounts Payable Turnover (year end balance)                            4.9       5.8        6.3       4.0            5.8
   Days payable                                                           68.9      56.2       59.8      46.2           56.2
   Accrued Expenses Turnover (average balance)                            11.1       9.7       10.1      15.3           10.1
   Accrued Expenses Turnover (year end balance)                           13.1       8.8        8.9       7.8            8.8
   Accts. Pay. & Accrued Exps. Turnover (year end)                         4.6       4.1        4.2       3.1            4.1
   Customer deposits turnover                                              1.9       2.0        2.0       2.2            2.0

PERFORMANCE
   Sales/Net Property & Equipment                                         11.6       8.7       44.4      27.3           27.3
   Sales/Stockholder Equity                                               (6.2)    (12.0)       4.4       3.4            3.4
   Sales/Working Capital                                                  (2.8)     (3.2)      (3.5)     (7.2)          (3.5)
   Sales/Total Assets                                                      1.2       1.2        1.0       1.0            1.0
   Sales/Capital Expenditures                                            176.5       9.0      132.4      17.4           17.4

                       ComStock Valuation Advisors, Inc.            Exhibit A-15

Avery Communications, Inc.
--------------------------------------------------------------------------------
Comparative Financial Statements
Ratio Analysis of Adjusted Financial Information (continued)
================================================================================

                                                        Unaudited       Audited     Audited     Audited        median
                                                         Sep-02         Dec-01       Dec-00      Dec-99      2001-1999
                                                      -------------------------------------------------------------------
PROFITABILITY
   EBITDA Margin (%)                                           (0.7)          7.1        12.0         7.9           7.9
   EBIT Margin (%)                                             (4.0)          5.0        10.3         5.6           5.6
   Pretax Profit Margin (%)                                    (4.9)          4.8        10.0         4.4           4.8
   Net Profit Margin (%)                                       (3.9)          3.0         6.1         2.7           3.0
   Return on Assets (%)                                        (4.8)          3.7         6.2         2.8           3.7
   Return on Equity (%)                                          NM         (35.0)       35.8        12.4          12.4
   Return on Investment (%)                                  (107.8)         58.7        23.9        11.6          23.9


LEVERAGE
   Interest Coverage Before Tax                                (4.1)         30.5        28.3         4.7          28.3
   Interest Coverage After Tax                                 (3.0)         19.0        17.7         3.2          17.7
   Long-Term Debt/Total Equity (%)                             (9.6)        (19.2)        5.4         6.2           5.4
   Total Debt/Invested Capital (%)                            408.4         155.6         3.7         5.9           5.9
   Total Debt/Total Assets (%)                                 18.3           9.7         1.0         1.4           1.4
   Total Assets/Common Equity                                  (4.8)         (9.6)        5.7         4.5           4.5


                        ComStock Valuation Advisors, Inc.           Exhibit A-16

 Avery Communications, Inc.
-------------------------------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Liquidity Ratios
=======================================================================================================


                                                                                               Accounts
                                                        Current       Quick     Receivable      Payable
 Guideline Company                                       Ratio        Ratio      Turnover      Turnover
-------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                         4.13        3.85           5.14        10.25
 GRIC Communications, Inc.                                 4.22        4.03           8.19         1.16
 Innotrac Corp.                                            1.92        0.79           4.42        81.00
 North Pittsburgh Systems, Inc.                            2.81        2.58           6.63        74.00
 Teletech Holdings, Inc.                                   2.37        2.12           5.23            -


 Avery Communications, Inc. (As Adjusted)                  0.60        0.50           3.20         5.30

      COMPARABLE MEDIAN                                    2.81        2.58           5.23        10.25

-------------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                        6           6              6            4
      NUMBER OF OBSERVATIONS                                  6           6              6            6
-------------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile                    5.0         5.0            5.0         36.3


                       ComStock Valuation Advisors, Inc.             Exhibit B-1

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Productivity Ratios
=====================================================================================================================


                                                        Asset        Sales to      Sales to     Sales to    Sales to
 Guideline Company                                    Turnover       Net PP&E       Equity        W.C.      T. Assets
---------------------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                        0.54           1.46          0.65         1.16         0.54
 GRIC Communications, Inc.                                1.16          10.40          1.16         1.35         0.91
 Innotrac Corp.                                           0.81           3.86          1.16         4.74         0.89
 North Pittsburgh Systems, Inc.                           0.53           0.90          1.19         2.80         0.55
 Teletech Holdings, Inc.                                  1.66           5.87          2.73         4.89         1.61


 Avery Communications, Inc. (As Adjusted)                 1.20          11.60         (6.20)       (2.80)        1.20

    COMPARABLE MEDIAN                                     0.81           3.86          1.16         2.80         0.89

---------------------------------------------------------------------------------------------------------------------
    RANKING BY RATIO                                         2              1             6            6            2
    NUMBER OF OBSERVATIONS                                   6              6             6            6            6
---------------------------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile                  77.0          100.0           5.0          5.0         85.3


                       ComStock Valuation Advisors, Inc.              Exhibt B-2

 Avery Communications, Inc.
------------------------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Leverage Ratios
================================================================================================


                                                       Pretax         Total Debt         Total
                                                      Interest        to Invest.       Assets to
 Guideline Company                                    Coverage         Capital          Com. Eq.
------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                         N/A              0.11            1.21
 GRIC Communications, Inc.                             (137.89)             0.29            2.45
 Innotrac Corp.                                            N/A              0.00            1.30
 North Pittsburgh Systems, Inc.                           6.45             45.17            2.17
 Teletech Holdings, Inc.                                  8.32             19.28            1.70


 Avery Communications, Inc. (As Adjusted)                (4.10)           408.40           (4.80)

      COMPARABLE MEDIAN                                   6.45              0.29            1.70

------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                       3                 1               6
      NUMBER OF OBSERVATIONS                                 4                 6               6
------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile                  46.3             100.0             5.0


                       ComStock Valuation Advisors, Inc.             Exhibit B-3

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Profitability Ratios
=============================================================================================================================

                                                                       Recent           3 Year          Recent
                                                                       EBITDA          Average            Net        3 Year
                                                                       Profit           EBITDA          Profit       Average
 Guideline Company                                                     Margin           Margin          Margin       N.P.M.
-----------------------------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                                      34.51            21.99            4.86          2.66
 GRIC Communications, Inc.                                             (25.91)         (128.59)         (80.40)      (150.38)
 Innotrac Corp.                                                         13.32             7.43            4.12          2.99
 North Pittsburgh Systems, Inc.                                         46.77            46.87           13.40         15.63
 Teletech Holdings, Inc.                                                11.38            14.46            2.79          5.07



 Avery Communications, Inc. (As Adjusted)                               (0.70)            9.00           (3.90)         3.93

      COMPARABLE MEDIAN                                                 13.32            14.46            4.12          2.99

-----------------------------------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                                      5                4               5             3
      NUMBER OF OBSERVATIONS                                                6                6               6             6
-----------------------------------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile                                 16.9             30.5            22.9          61.2

                        ComStock Valuation Advisors, Inc.            Exhibit B-4

 Avery Communications, Inc.
--------------------------------------------------------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Performance
================================================================================================================================

                                                   Recent                       Recent                     Recent
                                                   Return         3 Year        Return       3 Year        Return        3 Year
                                                     on          Average          on         Average         on         Average
 Guideline Company                                 Assets         R.O.A.        Equity       R.O.E.      Investment      R.O.I.
--------------------------------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                  2.62           1.57          3.18          2.01         3.18           1.97
 GRIC Communications, Inc.                        (73.39)        (66.50)       (93.36)       (91.70)      (92.89)        (88.29)
 Innotrac Corp.                                     3.69           4.39          4.77          6.07         4.77           6.10
 North Pittsburgh Systems, Inc.                     7.33           6.54         15.89         13.67        10.70           9.58
 Teletech Holdings, Inc.                            4.50           7.64          7.63         11.91         6.55          10.23



 Avery Communications, Inc. (As Adjusted)          (4.80)          4.23            NM          4.40      (107.80)         (8.40)

      COMPARABLE MEDIAN                             3.69           4.39          4.77          6.07         4.77           6.10

--------------------------------------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                 5              4            NM             4            6              5
      NUMBER OF OBSERVATIONS                           6              6             5             6            6              6
--------------------------------------------------------------------------------------------------------------------------------

 Avery Communications, Inc.'s Percentile            22.5           48.5                        39.7          5.0           22.1

                       ComStock Valuation Advisors, Inc.             Exhibit B-5

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Growth Rates-Income Statement
================================================================================

                                                                                           3 Year
                                               Recent        3 Year          Recent       Compound        Recent         3 Year
                                                Sales       Compound         EBITDA        EBITDA       Net Income      Compound
 Guideline Company                             Growth       Sales Gr.        Growth        Growth         Growth        N.I. Gr.
---------------------------------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                (17.2)        (10.2)         (24.9)         28.7           (56.5)        (230.4)
 GRIC Communications, Inc.                         21.1          43.9          (60.8)        (28.5)          (11.2)          (0.1)
 Innotrac Corp.                                   (19.4)        (30.4)          (6.8)        (21.4)          (28.2)         (31.6)
 North Pittsburgh Systems, Inc.                     2.6           7.7            6.6           3.4            14.7           (2.2)
 Teletech Holdings, Inc.                            4.9          23.6           (4.0)         14.0            (5.7)           2.4




 Avery Communications, Inc. (As Adjusted)           1.3          20.4         (109.6)       (153.1)         (233.4)        (236.2)

      COMPARABLE MEDIAN                             2.6           7.7           (6.8)          3.4           (11.2)          (2.2)

---------------------------------------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                4             6              6             6               6              6
      NUMBER OF OBSERVATIONS                          6             6              6             6               6              6
---------------------------------------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile           48.3          69.9            5.0           5.0             5.0            5.0



                       ComStock Valuation Advisors, Inc.             Exhibit B-6

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Growth Rates-Balance Sheet
================================================================================


                                                       Recent          3 Year       Recent       3 Year
                                                        Asset         Compound      Equity      Compound
 Guideline Company                                     Growth         Asset Gr.     Growth      Equity Gr.
----------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                         (2.3)            8.1          1.0           6.7
 GRIC Communications, Inc.                                 42.4           (28.3)        64.8         (31.2)
 Innotrac Corp.                                           (14.0)           (6.4)         4.3          (5.9)
 North Pittsburgh Systems, Inc.                            (4.0)            3.1          0.6          (1.1)
 Teletech Holdings, Inc.                                    3.9            26.6          1.0          19.7




 Avery Communications, Inc. (As Adjusted)                   1.1            68.9       (302.3)       (101.0)

      COMPARABLE MEDIAN                                    (2.3)            3.1          1.0          (1.1)

----------------------------------------------------------------------------------------------------------
      RANKING BY RATIO                                        3               1            6             6
      NUMBER OF OBSERVATIONS                                  6               6            6             6
----------------------------------------------------------------------------------------------------------


 Avery Communications, Inc.'s Percentile                   63.7           100.0          5.0           5.0




                        ComStock Valuation Advisors, Inc.            Exhibit B-7

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Comparative Ratio Analysis

 Size Comparisons
================================================================================



                                                                      Sales
 Guideline Company                                                     (MM's)
--------------------------------------------------------------------------------

 Boston Communications Group, Inc.                                        $ 62.6
 GRIC Communications, Inc.                                                $ 28.7
 Innotrac Corp.                                                           $ 76.4
 North Pittsburgh Systems, Inc.                                           $ 88.7
 Teletech Holdings, Inc.                                                  $960.8



 Avery Communications, Inc. (As Adjusted)                                 $ 42.5

      COMPARABLE MEDIAN                                                     76.4

--------------------------------------------------------------------------------
      RANKING BY RATIO                                                         5
      NUMBER OF OBSERVATIONS                                                   6
--------------------------------------------------------------------------------

 Avery Communications, Inc.'s Percentile                                    10.1



                       ComStock Valuation Advisors, Inc.             Exhibit B-8

 Avery Communications, Inc.
 -------------------------------------------------------------------------------
 Capitalized Cash Flow Method

 As of September 30, 2002
 ===============================================================================


 After-Tax Cash Flow Calculation:

 Average Projected EBIT                                  $           1,391,898
 Income Taxes at 38.8%                                                (540,307)
                                                         ----------------------
 Adjusted After-Tax Earnings                                           851,591

 Average change in working capital                                    (460,000)
 Depreciation                                                          735,573
 Capital expenditures                                                 (105,500)
                                                         ----------------------
 Adjusted Cash Flow                                      $           1,021,664

 Calculation of Value:

 Adjusted Cash Flow                                      $           1,021,664
 Cash flow multiple                                                       11.3
                                                         ----------------------
 Freely traded control value of total invested capital   $          11,544,803

 Debt outstanding                                                   (6,263,253)
 Present value of NOL tax carryforward                                 583,400
                                                         ----------------------

 Freely traded equity value                                          5,864,950
                                                         ----------------------


                                                         ----------------------
 Rounded Value                                           $           5,860,000
                                                         ======================

                       ComStock Valuation Advisors, Inc.             Exhibit C-1

 Avery Communications, Inc.
 -------------------------------------------------------------------------------
 Cost of Capital Analysis
 As of September 30, 2002
 ===============================================================================


 Assumptions

 Details for Avery Communications, Inc.
 --------------------------------------
 Tax Rate                                                                                                       38.82%
 Percent Debt                                                                                                   65.00%
 Cost of Debt (pretax)                                        Prime        4.75%          Plus         4.75%     9.50%
 Percent Equity                                                                                                 35.00%

 Risk Free Rate
 --------------
 20 Year Treasuries (semi-annual rate)                                                                           4.75%
 20 Year Treasuries (annualized rate)                                                                            4.81%

 Large Cap Equity Risk Premium
 -----------------------------
 Ibbotson Associates 2002 Yearbook                                                                               7.40%

 Small Cap Equity Risk Premium
 -----------------------------
 Ibbotson Associates 2002 Yearbook for Decile 10(b)                                                              9.15%


 Beta Estimate                                                        Adjusted
 -------------
                                                         Levered      Levered      Percent         Tax      Unlev.
             Company                                       Beta         Beta       Debt/MC         Rate      Beta
 -----------------------------------------------------------------------------------------------------------------
 Boston Communications Group, Inc.                         1.16         1.11         0.06%        40.00%      1.11
 GRIC Communications, Inc.                                 2.35         1.86         0.28%        40.00%      1.86
 Innotrac Corp.                                            1.03         1.03         0.00%        40.00%      1.03
 North Pittsburgh Systems, Inc.                            0.23         0.52        22.28%        40.00%      0.44
 Teletech Holdings, Inc.                                   1.83         1.53        15.14%        40.00%      1.38
                                                                                   --------                 ------

Median                                                                                0.3%                    1.11
Average                                                                               7.6%                    1.16
Third Quartile                                                                       15.1%                    1.38

Median Beta Reported By Ibbotson Associates for Information Retrieval Services                                1.69

Selected Unleveraged Beta                                                                                     1.30
                                                                                                             =====
Releveraged Beta based on Hamada Releveraging Formula                                                         2.78
                                                                                                             -----

                       ComStock Valuation Advisors, Inc.             Exhibit C-2

 Avery Communications, Inc.
 -------------------------------------------------------------------------------
 Cost of Capital Analysis
 As of Control
 ===============================================================================


 Capitalization Rates

 Releveraged Cost of Equity Capital for Capitalized Cash Flow Method
 -------------------------------------------------------------------
 Risk Free Rate                                                                                        4.81%

 Market Risk Premium                                                                                   7.40%
 Leveraged Beta                                                                                         2.78
                                                                                                 ------------
 Equity Risk Premium (Leveraged)                                                                      20.57%
                                                                                                 ------------

 Small Company Premium                                                                                 9.15%
 Company Specific Risk                                                                                 0.00%
                                                                                                 ------------
 Releveraged Cost of Equity Capital                                                                   34.53%
                                                                                                 ============

 WACC for Capitalized Cash Flow Method                                   Weight      Cost
 -------------------------------------                                   ------      ----
 Leveraged Cost of Equity Capital                                        35.0%       34.53%            12.1%
 After Tax Cost of Debt                                                  65.0%        5.81%             3.8%
                                                                                                 ------------
 Weighted Average Cost of Capital (WACC)                                                               15.9%
                                                                                                 ============

 Capitalized Cash Flow Multiple
 ------------------------------
 WACC                                                                                                 15.90%
 Long-term cash flow growth rate                                                                       6.50%
                                                                                                 ------------
 Cash flow multiple = (1 + g)/(WACC - g)                                                               11.3
                                                                                                 ============

                       ComStock Valuation Advisors, Inc.             Exhibit C-3

Avery Communications, Inc.
Discounted Cash Flow Method
--------------------------------------------------------------------------------

Estimated Value as of September 30, 2002
================================================================================

Minority value of total invested capital                    $     12,415,676
Debt outstanding                                                  (6,263,253)
                                                            --------------------

Equity value, freely traded basis                           $      6,152,423


                                                            --------------------
Rounded Value                                               $      6,150,000
                                                            ====================

                       ComStock Valuation Advisors, Inc.             Exhibit D-1

Avery Communications, Inc.
Discounted Cash Flow Method
-----------------------------------------------------------------------------------------------------------------------------------

Present Value Calculations
===================================================================================================================================

                                                                Projected
                                                               Qtr. Ended     Projected    Projected      Projected      Projected
                                                                 Dec-02         Dec-03       Dec-04         Dec-05         Dec-06
                                                          -------------------------------------------------------------------------
Operating cash flow $$ reflected in valuation                  $  2,068,404   $ 204,134   $ 2,215,645     $ 2,337,084   $ 1,414,470
Discount Periods                                                       0.13        1.13          2.13            3.13          4.13
Discount Rate                                                         15.90%      15.90%        15.90%          15.90%        15.90%
Discount Factor                                                     0.98100     0.84642       0.73030         0.63011       0.54367
                                                          -------------------------------------------------------------------------

Discounted Free Cash Flows                                     $  2,029,104   $ 172,783   $ 1,618,086     $ 1,472,620   $   769,005
                                                          =========================================================================

Present value of interim cash flows                                                                                     $ 6,061,598

Residual Value Calculation:
   Expected cash flow for year ended December,31, 2006                                                    $ 1,414,470
   Long-term growth rate of cash flows                                                                           3.60%
                                                                                                         ------------

Future Value of Residual Cash Flows                                                                       $11,913,747
   Discount Factor for 4.3 periods                                                                            0.53334
                                                                                                         ------------
Present Value of Residual Cash Flows                                                                                      6,354,078
                                                                                                                        -----------

Value of Total Invested Capital                                                                                         $12,415,676
                                                                                                                        ===========


                        ComStock Valuation Advisors, Inc.            Exhibit D-2

Avery Communications, Inc.
Discounted Cash Flow Method
--------------------------------------------------------------------------------

Projected Cash Flow
============================================================================================================================

                                                           Projected
                                                           Qtr. Ended     Projected    Projected    Projected    Projected
                                                             Dec-02         Dec-03       Dec-04       Dec-05       Dec-06
                                                          ------------------------------------------------------------------
Cash Flows From Operations
Adjusted Net Income                                       $    83,005   $    22,467    $  777,367   $ 1,274,003  $ 1,108,277
After tax interest expense                                    178,249       563,693       563,693       563,693      352,308
Add:  Depreciation                                              2,714     1,089,896     1,094,062       516,667      241,667
                                                          ------------------------------------------------------------------
Subtotal Cash Flow from Operations                            263,968     1,676,056     2,435,122     2,354,363    1,702,252
                                                          ------------------------------------------------------------------

Changes in Working Capital:
   Receivables                                              2,179,535      (214,118)      (54,705)      (57,059)     (60,294)
   Other Current Assets                                             -             -             -             -            -
   Accounts Payable & Accrued Expenses                      1,224,986      (359,804)     (139,772)       89,780       19,512
   Other Current Liabilities                               (1,600,085)     (873,000)            -             -            -
                                                          ------------------------------------------------------------------
Subtotal Changes in Working Capital                         1,804,436    (1,446,922)     (194,477)       32,721      (40,782)
                                                          ------------------------------------------------------------------

Cash Flows From Other Investment Activities
   Change in Other Assets                                           -             -             -             -            -
   Property and Equipment Additions, Net                            -       (25,000)      (25,000)      (50,000)    (247,000)
                                                          ------------------------------------------------------------------
Subtotal Changes in Other Investment Activities                     -       (25,000)      (25,000)      (50,000)    (247,000)
                                                          ------------------------------------------------------------------

  Net Change In Cash (Before Debt & Equity Distributions) $ 2,068,404   $   204,134    $2,215,645   $ 2,337,084  $ 1,414,470
                                                          ==================================================================


                       Comstock Valuation Advisors, Inc.             Exhibit D-3

Avery Communications, Inc.
Discounted Cash Flow Method
--------------------------------------------------------------------------------------------------------------------------------

Projected Income Statement
================================================================================================================================

                                                  Estimated
                                                 Quarter End       Projected        Projected        Projected        Projected
                                                   Dec-02           Dec-03           Dec-04            Dec-05           Dec-06
                                                --------------------------------------------------------------------------------
   LEC Billing                                  $ 10,473,737     $ 39,473,000     $ 39,473,000     $ 39,473,000     $ 39,473,000
     Growth                                                             (4.24%)           0.00%            0.00%            0.00%
   900 Service                                       344,000        2,812,000        2,953,000        3,100,000        3,255,000
     Growth                                                            717.44%            5.01%            4.98%            5.00%
   Aelix                                             410,377          900,000          945,000          992,000        1,042,000
     Growth                                                              0.67%            5.00%            4.97%            5.04%
                                                --------------------------------------------------------------------------------
NET SALES                                       $ 11,228,114     $ 43,185,000     $ 43,371,000     $ 43,565,000     $ 43,770,000
     Annual Growth                                    (73.55%)         284.61%            0.43%            0.45%            0.47%
                                                --------------------------------------------------------------------------------

COST OF SALES                                   $  7,335,032     $ 28,978,840     $ 29,085,940     $ 29,197,640     $ 29,315,640


GROSS PROFIT                                    $  3,893,082     $ 14,206,160     $ 14,285,060     $ 14,367,360     $ 14,454,360

Gross Profit Margin                                     34.7%            32.9%            32.9%            33.0%            33.0%
                                                --------------------------------------------------------------------------------
    Operating Expenses                          $  3,473,830     $ 12,430,104     $ 11,749,938     $ 12,006,333     $ 11,968,333
    Operating Expense Margin                            30.9%            28.8%            27.1%            27.6%            27.3%
                                                --------------------------------------------------------------------------------

Operating Profit Before Depreciation            $    419,252     $  1,776,056     $  2,535,122     $  2,361,027     $  2,486,027
Oper. Profit before Depreciation Margin                 3.73%            4.11%            5.85%            5.42%            5.68%
                                                --------------------------------------------------------------------------------
    Depreciation & Amortization                 $    271,432     $  1,089,896     $  1,094,062     $    516,667     $    241,667
    Depreciation & Amortization % of Revenues           2.42%            2.52%            2.52%            1.19%            0.55%
                                                --------------------------------------------------------------------------------
Operating Profit                                $    147,820     $    686,160     $  1,441,060     $  1,844,360     $  2,244,360
Operating Profit Margin                                  1.3%             1.6%             3.3%             4.2%             5.1%
                                                --------------------------------------------------------------------------------
    Interest Income                             $     76,588     $    305,644     $    285,329     $    378,665     $    478,861
    Interest Expense                                (178,249)        (563,693)        (563,693)        (563,693)        (563,693)
    Other income (deductions)                         36,846         (405,644)        (385,329)        (385,329)        (385,329)
                                                --------------------------------------------------------------------------------
PRETAX INCOME before NOL carryforward           $     83,005     $     22,467     $    777,367     $  1,274,003     $  1,774,199
   NOL Carryforward                               (2,215,542)      (2,132,537)      (2,110,070)      (1,332,703)         (58,700)
                                                --------------------------------------------------------------------------------
PRETAX INCOME after NOL carryforward                      --               --               --               --     $  1,715,499
     Corporate income taxes                               --               --               --               --         (665,922)
                                                --------------------------------------------------------------------------------
NET INCOME                                      $     83,005     $     22,467     $    777,367     $  1,274,003     $  1,108,277
                                                ================================================================================

                       ComStock Valuation Advisors, Inc.             Exhibit D-4

Avery Communications, Inc.
Discounted Cash Flow Method
------------------------------------------------------------------------------------------------------------------------------------

Projected Balance Sheet
====================================================================================================================================

                                                           Projected       Projected       Projected     Projected       Projected
ASSETS                                                       Dec-02          Dec-03          Dec-04        Dec-05          Dec-06
                                                          ------------------------------------------------------------------------
   Cash & Equivalents (before distributions)              $  5,409,636    $  5,050,077  $  6,702,029  $  8,475,420    $  9,537,582
   Net Receivables                                          12,487,353      12,701,471    12,756,176    12,813,235      12,873,529
   Receivables Turnover                                            3.4             3.4           3.4           3.4             3.4
   Deferred income taxes                                     2,215,542       2,215,542     2,215,542     2,215,542       2,215,542
   Other assets                                              1,517,423       1,517,423     1,517,423     1,517,423       1,517,423
                                                          ------------------------------------------------------------------------
 Total Current Assets                                     $ 21,629,954    $ 21,484,513  $ 23,191,170  $ 25,021,620    $ 26,144,076

     Net Plant, Property & Equipment                         3,672,362       2,607,466     1,538,404     1,071,737       1,077,070
     Other Assets                                            8,709,839       8,709,839     8,709,839     8,709,839       8,709,839
                                                          ------------------------------------------------------------------------
Total Assets                                              $ 34,012,155    $ 32,801,818  $ 33,439,413  $ 34,803,196    $ 35,930,985
                                                          ========================================================================

LIABILITIES
   Line of credit                                         $  5,582,572    $  5,582,572  $  5,582,572  $  5,582,572    $  5,582,572
   Current portion of long-term debt                                --              --            --            --              --
   Accounts Payable & Accrued Expenses                      10,459,546      10,099,742     9,959,970    10,049,750      10,069,262
   Accts. Pay. & Accrued Exps. Turnover                            4.1             4.1           4.1           4.1             4.1
   Deposits and other payables related to customers         20,609,500      19,736,500    19,736,500    19,736,500      19,736,500
   Deposits turnover                                               2.0             2.0           2.0           2.0             2.0
                                                          ------------------------------------------------------------------------

 Total Current Liabilities                                $ 36,651,618    $ 35,418,814  $ 35,279,042  $ 35,368,822    $ 35,388,334

   Long Term Debt                                              680,681         680,681       680,681       680,681         680,681
   Other Liabilities                                         1,326,461       1,326,461     1,326,461     1,326,461       1,326,461
                                                          ------------------------------------------------------------------------
Total Liabilities                                           38,658,760      37,425,956    37,286,184    37,375,964      37,395,476

EQUITY
   Preferred Stock                                           2,354,068       2,354,068     2,354,068     2,354,068       2,354,068
   Common Stock & Capital Surplus                            6,120,433       6,120,433     6,120,433     6,120,433       6,120,433
   Retained Earnings                                       (12,700,016)    (12,677,549)  (11,900,182)  (10,626,179)     (9,517,902)
   Treasury stock and subscribtions receivable                (421,090)       (421,090)     (421,090)     (421,090)       (421,090)
                                                          ------------------------------------------------------------------------
Total Equity                                                (4,646,605)     (4,624,138)   (3,846,771)   (2,572,768)     (1,464,491)

                                                          ------------------------------------------------------------------------
Total Liabilities & Equity                                $ 34,012,155    $ 32,801,818  $ 33,439,413  $ 34,803,196    $ 35,930,985
                                                          ========================================================================

                       ComStock Valuation Advisors, Inc.             Exhibit D-5

Avery Communications, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Guideline Company Method

Summary of Value As of September 30, 2002
==================================================================================================================================

                                                          Subject       Market         Value of                        Value of
Method                                                     Data        Multiple         Equity            Debt       Invested Cap.
----------------------------------------------------------------------------------------------------------------------------------
Market Capital to Sales Ratio                          $ 41,915,531     48.0%            N/A               N/A      $   20,119,455

Market Capital to EBIT
   Three Year Average                                  $  1,391,898      7.5             N/A               N/A      $   10,439,235

Market Capital to EBITDA
   Three Year Average                                  $  2,349,038      3.6             N/A               N/A      $    8,456,537

Market Equity to Adjusted Cash Flow
   Three Year Average                                  $  1,560,919      4.1         $ 6,399,768      $ 6,263,253   $   12,663,021
                                                                                                                    --------------

Median                                                                                                              $   11,551,128
----------------------------------------------------------------------------------------------------------------------------------

Value of Total Invested Capital                                                                                     $   11,551,128

Debt outstanding                                                                                                        (6,263,253
Present value of NOL tax carryforward                                                                                      583,400
                                                                                                                    --------------

Freely traded minority interest value of equity                                                                          5,871,275


Rounded Value                                                                                                       $    5,870,000
------------------------------------------------------------------------------------------------------------

                        ComStock Valuation Advisors, Inc.            Exhibit E-1

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Guideline Company Method

 Market Capital to Sales
================================================================================



                                         Market                           Net
                                        Capital     Sales       MC/      Profit
 Guideline Company                       (MM's)    (MM's)     Sales%     Margin
--------------------------------------------------------------------------------

 Boston Communications Group, Inc.       $176.3     $ 62.6     281.6%      4.9%
 GRIC Communications, Inc.               $ 25.2     $ 28.7      87.8%    (80.2%)
 Innotrac Corp.                          $ 32.0     $ 76.4      41.9%      4.1%
 North Pittsburgh Systems, Inc.          $257.4     $ 88.7     290.2%     15.9%
 Teletech Holdings, Inc.                 $570.7     $960.8      59.4%      3.1%

--------------------------------------------------------------------------------

 1st Quartile                                                   59.4%      3.1%
 Median                                                         87.8%      4.1%

                                                                        Subject
                                                                        -------
 Selected Ratio                                                 59.4%     (3.9%)
 Risk Adjustment Factor                                         80.0%
                                                            --------
 Risk Adjusted Selected Ratio                                   48.0%
                                                            ========

                       ComStock Valuation Advisors, Inc.             Exhibit E-2

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Guideline Company Method

 Market Capital to Historical Average EBIT
================================================================================


                                                         3 Year       MC/
                                                         Average     3 Year
                                           Market       Adjusted    Average
                                          Capital         EBIT      Adjusted
 Guideline Company                         (MM's)        (MM's)       EBIT
--------------------------------------------------------------------------------

 Boston Communications Group, Inc.          $176.3       $   5.8        30.4
 GRIC Communications, Inc.                  $ 25.2        ($21.5)         NM
 Innotrac Corp.                             $ 32.0       $   3.3         9.7
 North Pittsburgh Systems, Inc.             $257.4       $  20.9        12.3
 Teletech Holdings, Inc.                    $570.7       $  67.1         8.5

--------------------------------------------------------------------------------

 1st Quartile                                                            9.4
 Median                                                                 11.0


 Selected Ratio                                                          9.4
 Risk Adjustment Factor                                                 80.0%
                                                                    --------
 Risk Adjusted Selected Ratio                                            7.5
                                                                    ========

                       ComStock Valuation Advisors, Inc.             Exhibit E-3

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Guideline Company Method

 Market Capital to Historical Average EBITDA
================================================================================

                                                        3 Year          MC/
                                                        Average        3 Year
                                          Market       Adjusted       Average
                                         Capital        EBITDA        Adjusted
 Guideline Company                        (MM's)        (MM's)         EBITDA
--------------------------------------------------------------------------------

 Boston Communications Group, Inc.          $176.3      $  22.5           7.8
 GRIC Communications, Inc.                  $ 25.2       ($18.1)           NM
 Innotrac Corp.                             $ 32.0      $   7.9           4.1
 North Pittsburgh Systems, Inc.             $257.4      $  38.1           6.8
 Teletech Holdings, Inc.                    $570.7      $ 123.0           4.6

--------------------------------------------------------------------------------

 1st Quartile                                                             4.5
 Median                                                                   5.7


 Selected Ratio                                                           4.5
 Risk Adjustment Factor                                                  80.0%
                                                                 ------------
 Risk Adjusted Selected Ratio                                             3.6
                                                                 ============

                       ComStock Valuation Advisors, Inc.             Exhibit E-4

 Avery Communications, Inc.
--------------------------------------------------------------------------------
 Guideline Company Method

 Market Equity to Historical Adjusted Cash Flow
================================================================================

                                                         3 Year
                                                         Average         ME/
                                           Market       Adjusted       3 Year
                                           Equity          CF          Average
 Guideline Company                         (MM's)        (MM's)       Unlev. CF
--------------------------------------------------------------------------------

 Boston Communications Group, Inc.           $ 176.2      $  20.1           8.8
 GRIC Communications, Inc.                   $  25.1       ($23.8)           NM
 Innotrac Corp.                              $  32.0      $   7.0           4.6
 North Pittsburgh Systems, Inc.              $ 200.1      $  27.2           7.4
 Teletech Holdings, Inc.                     $ 484.3      $  93.0           5.2

--------------------------------------------------------------------------------

 1st Quartile                                                               5.1
 Median                                                                     6.3



 Selected Ratio                                                             5.1
 Risk Adjustment Factor                                                    80.0%
                                                                     -----------
 Risk Adjusted Selected Ratio                                               4.1
                                                                     ===========

                       ComStock Valuation Advisors, Inc.             Exhibit E-5

Avery Communications, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Indicated Value of Out-of-the-Money Stock Options
Using Modified Black-Scholes Method
As of September 30, 2002
===================================================================================================================================

                                        Option Term (Years)             5                5                10                 5
                               Granted During Quarter Ended     12/31/97         06/30/98          12/31/99          12/31/99
                                                           ------------------------------------------------------------------------
Option Exercise Price                                            $  12.00         $  21.50          $  13.00         $   13.00
Stock Price                                                      $   1.28         $   1.28          $   1.28         $    1.28
Intrinsic Value                                                   ($10.72)         ($20.22)          ($11.72)          ($11.72)
                                                           ------------------------------------------------------------------------

Options Outstanding as of Sep 30, 2002                             25,000            6,250             2,500             4,664

Cumulative In-The-Money Options                                         -                -                 -                 -
Cumulative Out-Of-The-Money Options                                25,000           31,250            33,750            38,414


Estimated Value of Options:


Additional Black-Scholes Input Assumptions:
   Volatility                                                       61.00%           63.00%            74.00%            79.00%
   Annual Interest Rate                                              1.57%            1.51%             3.25%             1.72%
   Remaining term until assumed exercise                              0.2              0.5               6.7               2.0

Black Scholes Call Price                                         $   0.00         $   0.00          $   0.36         $    0.03
   Common equivalent shares                                        25,000            6,250             2,500             4,664
                                                           ------------------------------------------------------------------------
Value of Options Outstanding                                     $      -         $      -          $    900         $     140
                                                           ========================================================================

                                                           ----------------------------------------------------------



                                                           ==========================================================

                                                                        10               10
                                                                 03/31/00         12/31/01            Total
                                                           ----------------------------------------------------
Option Exercise Price
Stock Price                                                       $  20.00         $   0.71
Intrinsic Value                                                   $   1.28         $   1.28
                                                                   ($18.72)        $   0.57
                                                           ---------------------------------
Options Outstanding as of Sep 30, 2002
                                                                     2,500          158,750             199,664
Cumulative In-The-Money Options
Cumulative Out-Of-The-Money Options                                      -          158,750             158,750
                                                                    40,914           40,914              40,914

Estimated Value of Options:


Additional Black-Scholes Input Assumptions:
   Volatility
   Annual Interest Rate                                              74.00%           74.00%
   Remaining term until assumed exercise                              3.25%            3.63%
                                                                       7.0              8.8
Black Scholes Call Price
   Common equivalent shares                                       $   0.30               NA
                                                                     2,500               NA
Value of Options Outstanding                               ---------------------------------
                                                                  $    750               NA            $  1,790
                                                           ==========================================================

                       ComStock Valuation Advisors, Inc.            Exhibit F-1

Avery Communications, Inc.
--------------------------------------------------------------------------------
Expected Proceeds from In-The-Money Stock Options

As of  September 30, 2002
================================================================================



                               Option Term (Years)            5            5            10             5            10           10
                      Granted During Quarter Ended   12/31/97     06/30/98     12/31/99       12/31/99     03/31/00     12/31/01
                                                  ----------------------------------------------------------------------------------
Years to assumed exercise                                   0.2          0.5           6.7           2.0           7.0          8.8
Expected proceeds                                      $      -     $      -      $      -      $      -     $       -    $ 112,713
Discount rate                                             15.90%       15.90%        15.90%        15.90%        15.90%       15.90%
PV Factor                                               0.97092      0.92888       0.37208       0.74445       0.35597      0.27294
                                                  ----------------------------------------------------------------------------------

Present value of expected proceeds                     $      -     $      -      $      -      $      -     $       -    $  30,764
                                                  ==================================================================================

Total present value of expected proceeds                 30,764

Rounded to                                             $ 31,000

                       ComStock Valuation Advisors, Inc.             Exhibit F-2

                                     RESUME

                          FRED H. JAHNS, ASA, CPA, MBA

EXPERIENCE

       ComStock Valuation Advisors, Inc., Chicago, Illinois       1997 - Present

       Director of Valuation Services
       Joined the senior management team at ComStock Valuation Advisors within a year of the company's formation. ComStock provides business valuation and related financial advisory services primarily for privately owned businesses from its offices in Chicago, Cincinnati, Columbus and Minneapolis. Assist in managing the Chicago office, perform business valuation services, and develop and manage client activities in the Midwest region.

       Midcon Corp. (Subsidiary Of Occidental Petroleum), Lombard, Illinois
       NICOR Energy, Naperville, Illinois                            1993 - 1997

       Director of Energy Services
       Directed start up of new business divisions for two of Chicago's largest energy suppliers. Analyzed the industry, developed strategic plans, hired staff and completed energy transactions in a new segment of the energy industry. Provided detailed financial modeling and price forecasting support for power plant development projects. Negotiated short-term and long-term transactions, rate swaps, and gas-to-electricity conversions. Appointed to provide expert testimony before the Illinois Commerce Commission on behalf of a consortium of non-utility energy providers.

       American National Bank & Trust Company Of Chicago,
       Chicago, Illinois                                             1986 - 1993

       Vice President in Charge of Closely Held Business and Real Estate Managed division responsible for providing technical counsel to administrative officers in the personal trust and estate departments. General responsibilities included valuing, analyzing and managing illiquid assets held in personal trusts and estates. Asset mix included closely held businesses, real estate, general partnerships, limited partnerships, notes, mortgages, and mineral interests.

       Performed business valuations on an external consulting basis for merger and acquisition, estate planning, and transfer tax, recapitalization, and buy-sell purposes. Also performed detailed investigative analysis of financial, strategic, and competitor data for special assets managed by the division.

       Negotiated and executed the purchase and sale of closely held businesses, partnerships, and real estate assets. Served on corporate boards and provided for continuity of all management functions on short notice in cases involving the death of a CEO. Managed the turnaround and sale of businesses and coordinated the formation of employee stock ownership plans.

       Placed in charge of the Personal Trust Department to accommodate senior management restructuring. Managed staff of fifteen financial and administrative trust professionals. Responsible for all aspects of personal trust administration for over $800 million in assets held by American National Bank in its capacity as corporate fiduciary.

                                                                   FRED H. JAHNS




       MidCon Corp., Lombard, Illinois                               1980 - 1986

       Various Management & Staff Positions
       Performed financial modeling for asset valuation, capital budgeting, acquisition, and litigation defense purposes. Also assisted in setting rates for regulatory purposes. Worked with Arthur Andersen & Company to maximize the effectiveness of the company's internal audit function. Performed comprehensive review and analysis of corporate internal controls.

       Special projects manager for pension investments and medical benefits. Directed task force assigned to evaluate the company's group health insurance program. Project concluded with the formation of a Voluntary Employee Benefits Insurance Trust (VEBA) and resulted in significant savings to the company.

       Assisted in $260 million project financing involving four multi-billion dollar pipeline companies and a commercial banking consortium. Developed presentations for and represented company meetings with outside attorneys, financial analysts, major corporate shareholders, and investment bankers.

       Peat Marwick Mitchell & Co., Rockford, Illinois               1978 - 1980

       Performed audits for a wide variety of clients including banks manufacturers, hospitals and municipalities. Directed audit staff on several engagements. Assisted in tax department during peak season. Complete responsibility for preparation of personal and corporate income tax returns.

EDUCATION

       American Society of Appraisers                                      1999-
       Successful completion of 125 hours of business valuation             2001
         course work including intensive written and oral examinations
       Accredited Senior Appraiser Designation                              2002

       DePaul University Graduate College of Business, Chicago, Illinois    1987
       Masters of Business Administration in Finance With Distinction

       Northern Illinois University, DeKalb, Illinois                       1978
       Bachelor of Science, Accountancy

       American Institute of Certified Public Accountants                   2001
         Auditing Requirements and Valuation Issues in Financial Reporting
         SFAS No. 141 Business Combinations and
         SFAS No. 142 Goodwill and Other Intangible Assets
         Continuing Professional Education Training Course

       American Institute of Certified Public Accountants                   2002
         Implementing SFAS 141: A Practical Case Study of a
         Business Combination
         Valuation for Financial Reporting
         Continuing Professional Education Training Course

                                                                   FRED H. JAHNS


     Arthur Andersen & Co. Rate School, St. Charles, Illinois               1985
     Graduate

     Philip Crosby & Associates Quality College, Deerfield, Illinois        1990
     Teaching Certificate

     Cannon Financial Institute, Athens, Georgia                            1991
     Graduate

PROFESSIONAL DESIGNATION
     Certified Public Accountant, State of Illinois                         1980

AFFILIATIONS

     Senior Member, American Society of Appraisers
     Member, Illinois Chapter Vice President, ESOP Association
     Member, Past President, Business Valuation Association
     Member, At-Large Board Member of Fox Valley Chapter, Illinois CPA Society Member, Chicago Estate Planning Council
     Member, DuPage County Estate Planning Council
     Member, National Center for Employee Ownership
     Member, American Institute of Certified Public Accountants

                                       3